Exhibit 2.1*

STOCK PURCHASE AGREEMENT

BY AND AMONG

TEX-TECH INDUSTRIES, INC.,

FIBER MATERIALS INC.

AND

SPIRIT AEROSYSTEMS, INC.

Dated as of November 17, 2024

*	The copy of the Stock Purchase Agreement in this Exhibit 2.1 (the “Agreement”) has been included as an exhibit to provide investors with information regarding the terms of the Agreement. It is not intended to provide any other factual information about Spirit AeroSystems Holdings, Inc. (“Spirit”), Spirit AeroSystems, Inc., Fiber Materials Inc. or Tex-Tech Industries, Inc. or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement as of specified dates and (except as expressly set forth in the Agreement) solely for the benefit of the parties to the Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by confidential disclosures and by information contained in reports and other documents filed by Spirit with the U.S. Securities and Exchange Commission (the “SEC”); were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the SEC. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Agreement or any of their respective subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Spirit’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Agreement in the reports and other documents that Spirit has filed or will file with the SEC.

	TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

1.1	Definitions	2

	Article II

	THE TRANSACTIONS

2.1	Sale and Purchase of the Shares	17
2.2	Calculation of the Estimated Purchase Price	17
2.3	Post-Closing Adjustment	18
2.4	Withholding	22

	Article III

	CLOSING AND CLOSING DELIVERIES

3.1	Closing; Time and Place	22
3.2	Deliveries by Seller	23
3.3	Deliveries by Buyer	24
3.4	Payment Mechanics	24

	Article IV

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Authority; Enforceability	24
4.2	Non-Contravention; Consents	25
4.3	Organization; Acquired Companies	25
4.4	Absence of Certain Changes	27
4.5	Financial Information; Liabilities	27
4.6	Sufficiency of Assets	29
4.7	Compliance with Laws; Permits	29
4.8	Litigation	30
4.9	Anti-Bribery Matters	30
4.10	Compliance with Customs & Trade Laws and Sanctions Laws	30
4.11	Material Contracts	31
4.12	Government Contracts	34
4.13	Product Warranty; Product Liability	38
4.14	Labor Matters	39
4.15	Employee Benefits	41
4.16	Property	44
4.17	Intellectual Property	45

4.18	Environmental Matters	48
4.19	Taxes	49
4.20	Brokers	51
4.21	Inventory	51
4.22	No Other Agreement to Sell	51
4.23	Related Party Transactions	51
4.24	Key Customers and Key Suppliers	52
4.25	Insurance	52
4.26	Disclaimer of the Company	53

	Article V

	REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Authority; Enforceability	54
5.2	Non-Contravention; Consents	54
5.3	Organization	55
5.4	Title; Shares	55
5.5	Brokers	55
5.6	Litigation	55
5.7	Disclaimer of Seller	56

	Article VI

	REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Authority; Enforceability	57
6.2	Non-Contravention; Consents	57
6.3	Organization	58
6.4	Sufficiency of Funds	58
6.5	Solvency	58
6.6	Litigation	58
6.7	Investment Purpose	58
6.8	Brokers	59
6.9	R&W Insurance Policy	59
6.10	Financing	59
6.11	Limited Guaranty	60
6.12	Inspection; No Other Representations	60
6.13	No Other Buyer Representations	61

	Article VII

	COVENANTS OF THE PARTIES

7.1	Conduct of the Business Prior to the Closing	62
7.2	Pre-Closing Access to Information	67
7.3	Shared Contracts	67

7.4	Termination of Intercompany Agreements; Release of Guarantees	69
7.5	Reasonable Best Efforts; Cooperation; Regulatory Filings	70
7.6	Confidentiality	74
7.7	Cooperation	74
7.8	Registered Office Addresses	75
7.9	Insurance	76
7.10	R&W Insurance Policy	77
7.11	Financing	77
7.12	Financing Cooperation	79
7.13	Assignment of Contracts	83
7.14	Spirit/Boeing Merger	83

	Article VIII

	ADDITIONAL COVENANTS OF THE PARTIES

8.1	D&O Indemnification	83
8.2	Post-Closing Access to Information	85
8.3	Trademarks	85
8.4	Further Assurances	86
8.5	No Solicitation	86
8.6	Litigation Support	87
8.7	Wrong Pockets	87
8.8	Director and Officer Resignations	88
8.9	Organizational Records	88
8.10	Cash Sweep	89
8.11	Restrictive Covenants	89
8.12	Escrow Release	90
8.13	20 Morin Street Lease	91
8.14	Owned Real Property Matters	91

	Article IX

	TAX MATTERS

9.1	Tax Returns; Allocation of Taxes	92
9.2	Tax Proceedings	93
9.3	Transfer Taxes	94
9.4	Tax Matters Cooperation	94
9.5	Prohibited Actions	94
9.6	Survival	95
9.7	Tax Sharing Agreements	95
9.8	Section 1.1502-36 Election	95

	Article X

	EMPLOYEES

10.1	Transferred Employees	95
10.2	Continuation Period	96
10.3	Annual Bonus	97
10.4	Vacation and Paid Time Off	97
10.5	Immigration Compliance	97
10.6	Seller Benefit Plan Participation; M&A Qualified Beneficiaries	97
10.7	401(k) Plan Transfer	98
10.8	Employee Liabilities	98
10.9	Communications	98
10.10	280G	99
10.11	No Third-Party Beneficiaries	99

	Article XI

	CONDITIONS TO THE CLOSING

11.1	Mutual Conditions	99
11.2	Conditions of Buyer	100
11.3	Conditions of Seller	101
11.4	Waiver of Conditions	101

	Article XII

	TERMINATION

12.1	Termination	101
12.2	Notice of Termination	103
12.3	Effect of Termination	103
12.4	Termination Fee	103
	Article XIII

	MISCELLANEOUS PROVISIONS

13.1	Interpretation	105
13.2	Entire Agreement	106
13.3	Severability	106
13.4	Survival	106
13.5	Counterparts	107
13.6	Relationship of the Parties	107
13.7	Successors and Assigns	107
13.8	Amendment and Waivers	108
13.9	Specific Performance	108

iv

13.10	Public Announcements	108
13.11	The Company Disclosure Schedule, Schedules, Annexes and Exhibits	109
13.12	Governing Law	109
13.13	Consent to Jurisdiction; Venue; Service of Process; Waivers	109
13.14	Notices	111
13.15	No Third-Party Beneficiaries	112
13.16	Expenses	112
13.17	Reliance on Counsel and Other Advisors	112
13.18	Provision Regarding Legal Representation	112
13.19	No Other Duties	113
13.20	Certain Releases	113

Annexes

ANNEX A: Accounting and Adjustment Principles

Exhibits

EXHIBIT A:Form of Debt Commitment Letter

Exhibit B: Form of R&W Insurance Policy

EXHIBIT C: Form of TSA

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is dated as of November 17, 2024, by and among Tex-Tech Industries, Inc., a Delaware corporation (“Buyer”), Fiber Materials Inc., a Delaware corporation (the “Company”), and Spirit AeroSystems, Inc., a Delaware corporation (“Seller”). Buyer, the Company and Seller are sometimes referred to herein collectively as “the parties” and each is a “party.” The capitalized terms used in this Agreement are defined in Article I, unless otherwise defined herein.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Buyer (or one or more Buyer Designees), and Buyer desires to (and to cause any Buyer Designee, as applicable, to) purchase from Seller, all of Seller’s rights, title and interest in and to all of the issued and outstanding shares of capital stock of the Company (the “Shares”), subject to the terms and the conditions set forth in this Agreement;

WHEREAS, Seller will, and will cause its Controlled Affiliates to, and Buyer will, and will cause any Buyer Designee or Buyer’s other Controlled Affiliates to, at or prior to the Closing, execute and deliver each of the other Transaction Documents to which they are a party;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, Buyer has delivered to Seller a true and complete copy of the executed Debt Commitment Letters (as defined herein), together with all exhibits, annexes, schedules, term sheets and fee letters thereto (provided, that any such fee letter may be redacted to omit fee amounts); and

WHEREAS, concurrently with the execution of this Agreement, Arlington Capital Partners IV, L.P., a Delaware limited partnership (“Guarantor”), has delivered the Limited Guaranty (as defined herein) as partial consideration to Seller in connection with entering into this Agreement for the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

1.1            Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting and Adjustment Principles” shall mean the principles, procedures, policies, practices and methods set forth on Part II of ANNEX A attached hereto.

“Acquired Companies” shall mean the Company, Intermat, a Maine corporation and a wholly owned Subsidiary of the Company, and Spirit AeroSystems Textiles, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company.

“Acquired Company Benefit Plan” shall mean each Benefit Plan that is (a) sponsored and maintained solely by an Acquired Company, (b) exclusively for the benefit of the current or former Company Employees (and in which no other employee of Seller participates in or is eligible to participate in), and (c) identified as such on Schedule 4.15(a) of the Company Disclosure Schedule.

“Adjustment Escrow Account” shall mean the escrow account established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding and disbursing the Adjustment Escrow Funds in accordance with this Agreement and the Escrow Agreement.

“Adjustment Escrow Amount” shall mean $2,250,000.

“Adjustment Escrow Funds” shall mean, as of any time of determination, the funds held in the Adjustment Escrow Account as of such time of determination, after giving effect to all interest accrued on such funds as of such time of determination, and all distributions or other payments made, or required to be made, from the Adjustment Escrow Account at or prior to such time of determination pursuant to this Agreement and the Escrow Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Affiliates of Seller prior to the Closing and Affiliates of Buyer at and after the Closing.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law.

“Agreement” shall mean this Stock Purchase Agreement (including the Company Disclosure Schedule and all other schedules, annexes and exhibits attached hereto), as it may be amended, restated or modified from time to time in accordance with its terms.

“Anti-Bribery Laws” shall mean any Law concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Laws” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, state antitrust Laws and any other Laws applicable to Buyer, Seller or any Acquired Company under any applicable jurisdiction that are designed or intended to preserve or protect competition, prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, abuse of a dominant position or harm to competition, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Contracts” shall mean (x) any customer Contract to which any Acquired Company is a party as of the Closing or was a party in respect of the Business during the twelve (12) months prior to the Closing, (y) any customer Contract that results from any Government Bid to which any Acquired Company is a party in respect of the Business (1) that was submitted prior to the Closing and (2) with respect to which the applicable Governmental Entity has not made a final award decision as of the Closing or (z) any Contract entered into by any of the Acquired Companies during the Restricted Period in response, through a Government Bid, to a request by a Governmental Entity for a recompetition or follow-on work for the provision of the goods or services that are the subject of a Contract of the type set forth in the immediately foregoing clauses (x) or (y); provided that, with respect to any Contract contemplated by the immediately foregoing clause (z), such Contract shall not be deemed to be an Applicable Contract (1) to the extent that it pertains to any goods or services that are not furnished by an Acquired Company under an Applicable Contract of the type set forth in the immediately foregoing clauses (x) or (y) or (2) if Guarantor or Buyer or any of their Associated Persons (other than the Acquired Companies) solicits any Governmental Entity for the provision of such goods or services on a sole source basis.

“Associated Person” shall mean, with respect to a party, any of such party’s former, current and future Affiliates, directors, officers, employees, incorporators, agents, financing sources, attorneys, consultants, equityholders, members, stockholders, shareholders, controlling Persons, Representatives, managers, general or limited partners or assignees (or any former, current or future Affiliates, directors, officers, employees, incorporators, agents, financing sources, attorneys, consultants, equityholders, members, stockholders, shareholders, controlling Persons, Representatives, managers, general or limited partners or assignees of any of the foregoing).

“Bankruptcy and Equity Exception” shall mean the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfers or other similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law).

“Benchmark Time” shall mean 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Benefit Plan” shall mean each material (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement and (c) employment or other similar individual agreement, plan, policy, arrangement or program, in each case of any of the foregoing described in clauses (a), (b) and (c), that is sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates for the benefit of any current or former Company Employee or with respect to which Seller or any of its Controlled Affiliates have or may reasonably be expected to have any liability with respect to any current or former Company Employee, other than any of the foregoing described in clauses (a), (b) or (c) that is maintained by a Governmental Entity.

“Business” shall mean the Acquired Companies’ business of developing and manufacturing high temperature materials and composites, including carbon/carbon composites and material, Carbon/Carbon-silicon Carbide material, soft and rigid insulation, ablatives, ceramics, quartz composites, and advanced polymer matrix composites, 3D and 2D woven textiles and preforms for use in defense, industrial, commercial, aerospace, space, hypersonics and automotive applications and all other business conducted by the Acquired Companies as of the date of this Agreement and as of the Closing Date; provided that “Business” shall exclude functions or support, in each case, provided by Seller or its Affiliates (other than the Acquired Companies) at any time, either directly or indirectly, relating to finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, procurement and marketing services, and other corporate shared services including, if any, any engineering functions, in each case, provided by Seller or its Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Acquired Companies).

“Business Confidential Information” shall mean any information primarily concerning any Acquired Company or the Business or affairs or assets of any Acquired Company or the Business that is proprietary to the Acquired Companies and not generally available to the public.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required to be closed in New York, New York.

“Buyer Closing Impediment” shall mean any circumstance where (a) Buyer is in material breach of any covenant or agreement contained in this Agreement or in breach of any representation where such breach would give rise, if occurring or continuing on the Closing Date, to the failure of the Closing Condition set forth in Section 11.3(a) or (b) at any time after January 3, 2025, (i) all of the Closing Conditions set forth in Section 11.1 and Section 11.2 have been satisfied or waived (other than those Closing Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at Closing), (ii) Seller and the Company have given an irrevocable written notice to Buyer confirming that they are ready, willing and able to consummate the Transactions, (iii) Buyer fails to consummate the Transactions within three (3) Business Days following the delivery of such notice due to Buyer’s inability to obtain the Debt Financing, and (iv) Buyer’s failure to obtain the Debt Financing is not the result of Seller’s material breach of its obligations under Section 7.12(a) or clause (ii) of Section 7.12(d).

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth in Section 6.1 (Authority; Enforceability), Section 6.3 (Organization), Section 6.5 (Solvency) and Section 6.8 (Brokers).

“Buyer Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer to timely perform its obligations under this Agreement or to consummate the Transactions.

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020).

“Cash” shall have the meaning set forth on Part I of ANNEX A, as determined in accordance with the Accounting and Adjustment Principles.

“Closing Conditions” shall mean the conditions to the respective obligations of the parties to consummate the Transactions, as set forth in Article XI.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” shall mean the disclosure schedules dated as of the date of this Agreement and delivered by the Company to Buyer in connection with the execution of this Agreement.

“Company Employee” shall mean each individual who is directly employed by an Acquired Company.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 4.1 (Authority; Enforceability), Section 4.3(a), Section 4.3(b), Section 4.3(c), and Section 4.3(e) (Organization; Acquired Companies) and Section 4.20 (Brokers).

“Company Records” shall mean all corporate, accounting, legal, audit, human resources, Tax and other books and records, including any books or records relating to any dispute, claim or Proceeding of the Acquired Companies, in each case, however stored (including by a third party) and whether in electronic or physical form.

“Company’s Knowledge” and similar phrases shall mean the actual knowledge of each individual set forth on Schedule 1.1(a) of the Company Disclosure Schedule, after reasonable inquiry by each such individual of such individual’s direct reports.

“Consent” shall mean any consent, approval or authorization.

“Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its Controlled Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

“Contract” shall mean any indenture, note, mortgage, bond, deed of trust, sales order, subcontract, teaming agreement, pledge agreement, lease, sublease, license, purchase order, consulting agreement, supply agreement, distribution contract, manufacturing contract, maintenance contract, agreement, commitment or other contract or undertaking, whether written or oral, in each case, that is legally binding.

“Contract Guarantee” shall mean any guarantee, letter of credit, letters of comfort, surety bond (including any performance bond), credit support arrangement, or other assurance of or arrangement relating to payment or performance, in each case whether as standalone arrangements or within other arrangements or Contracts.

“Controlled Affiliate” shall mean each Affiliate of a Person that is directly or indirectly controlled by such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of equity interests, by contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Controlled Affiliates of Seller prior to the Closing and Controlled Affiliates of Buyer at and after the Closing. The Controlled Affiliates of Seller shall not include any Person as to which Seller or any of its Subsidiaries is not entitled, by ownership of equity interests, by Contract or otherwise, to appoint or elect at least a majority of the directors, managers, trustees or other members of the applicable governing body thereof.

“COVID-19” shall mean the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak.

“Customs & Trade Laws” shall mean all applicable export, import, re-exports, transfers, releases, shipments, transmissions, customs, anti-boycott, and other trade programs and Laws administered, enacted or enforced by any Governmental Entity, including: the Arms Export Control Act, 22 U.S.C. § 2751 et seq.; Export Administration Act, 50 U.S.C. §§ 2401-2420 (2000); Export Administration Regulations, 15 C.F.R. Parts 730 et seq.; International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706 (2000); International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130.; and import regulations administered by U.S. Customs and Border Protection.

“Cybersecurity Incident” shall mean any ransomware or malware attack, denial-of-service attack, breach of information technology or any stored information, unauthorized access or other cybersecurity, data or systems attack or incident.

“Cybersecurity Measures” shall mean (a) any regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Information or controlled unclassified information; and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by any Acquired Company in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any stored information.

“Data Protection Laws” shall mean all applicable Laws to the extent relating to or addressing the use, access, disclosure, encryption, maintenance, retention, storage, transmission, breach notification, or privacy or security of Personal Information, including HIPAA, the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, EU General Data Protection Regulation, the California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state private health information Laws, state consumer protection Laws, the Children’s Online Privacy Protection Act, the Electronic Communications Privacy Act, applicable Laws concerning requirements for website and mobile application privacy policies and practices, call, electronic monitoring or recording or outbound communications (including outbound calling and text messaging, telemarketing, and email marketing) or any Laws, regulations and guidance related to classified information and information considered sensitive by a Governmental Entity that is regulated by applicable Laws.

“Data Room” shall mean the electronic data room hosted by Datasite under the title “Fractal,” as constituted as of 12:01 a.m. Eastern Time on the date hereof.

“Debt Commitment Letters” shall mean the debt commitment letters and related redacted fee letter attached as EXHIBIT A (Debt Commitment Letters), as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided, subject to the terms and conditions set forth therein, the debt financing set forth therein for the purposes of financing a portion of the transactions contemplated hereby and by the Transaction Documents, including the Purchase Price.

“Debt Financing” shall mean the debt financing committed to be provided to Buyer by the Debt Financing Sources pursuant to the Debt Commitment Letters in the cash amounts set forth therein with respect to each such Debt Financing Source for purposes of funding the Transactions.

“Debt Financing Sources” shall mean the Persons that have committed to provide or otherwise entered into any agreements in connection with any Debt Financing or alternative debt financing in connection with the Transactions, including the parties named in the Debt Commitment Letters and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Encumbrance” shall mean any lien, pledge, hypothecation, claim, option, right of first refusal, preemptive right, community property interest, mortgage or other security interest or encumbrance.

“Environmental Laws” shall mean any Law, in effect as of the date of this Agreement, relating to protection of the environment or natural resources, including the use, manufacture, handling, transportation, treatment, storage, disposal, Release or threat of Release or discharge of Hazardous Materials.

“Environmental Permits” shall mean all Permits issued pursuant to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any entity that is (or at any time was) a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean U.S. Bank, National Association, or its successor under the Escrow Agreement, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent.

“Exigency Event” shall mean any (a) act, outbreak or escalation of terrorism, cyberterrorism, cyberattack, hostilities, social unrest, civil disobedience, riots, sabotage, war (whether declared or not declared) or other geopolitical conditions, (b) natural or man-made disaster or national or international calamity or crisis, (c) outbreak or ongoing effects of a disease, epidemic or pandemic (including COVID-19), (d) actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole or (e) worsening of, or other effects, events, occurrences, circumstances or changes with respect to or arising out of, any of the effects, events, occurrences, circumstances or changes in the foregoing clauses (a) through (d).

“Exigency Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, return to work, or similar Law promulgated by any Governmental Entity (including the World Health Organization and the Centers for Disease Control and Prevention), in each case, in connection with or in response to any Exigency Event or its impacts.

“Financing Conditions” shall mean the conditions precedent to the Financing set forth in Section 5 of the Debt Commitment Letters, with respect to the Debt Financing.

“Financing Failure Event” shall mean the Debt Commitment Letters or other commitments with respect to all or any portion of the Debt Financing not being available in a sufficient amount, together with other cash available to Buyer, to allow Buyer to perform its obligations at Closing.

“Former Company Employee” shall mean each individual who was, but no longer is, as of the date of this Agreement or the Closing Date, as applicable, directly employed by an Acquired Company.

“Fraud” shall mean actual, intentional and knowing fraud under Delaware Law by a party hereto in the making of the express representations and warranties in Article IV (in the case of the Company), Article V (in the case of Seller) and Article VI (in the case of Buyer). For the avoidance of doubt, “Fraud” shall not include any cause of action or crime or any equitable claim based on constructive or imputed knowledge, equitable fraud, unfair dealings fraud, promissory fraud or any claim (including fraud) based on negligence, recklessness or any similar theory.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect at the relevant time(s) for purposes of this Agreement.

“Governing Document” shall mean, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Government Bid” shall mean any quotation, bid, offer, or proposal submitted by an Acquired Company that, if accepted or awarded, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, grant, subaward, teaming agreement, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, letter contract, purchase order, task order or delivery order of any kind, cooperative research and development agreement, including all amendments, modifications, and options thereunder or relating thereto, of any Acquired Company that is (a) with a Governmental Entity or a prime contractor or higher-tier subcontractor to such Governmental Entity or (b) issued by an Acquired Company under any contract of the type described in subclause (a) above to, to the Company’s Knowledge, a subcontractor (or prospective subcontractor) at any tier.

“Governmental Entity” shall mean any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, branch, department, official instrumentality, agency, bureau, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, in each case, exercising executive, legislative, judicial, regulatory, taxing or administrative functions.

“Hazardous Materials” shall mean (i) any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or words of similar import, as any of the foregoing may be defined in any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials, Per- and polyfluoroalkyl substances, chlorinated solvents, urea formaldehyde and polychlorinated biphenyls and (ii) any chemical, substance or waste, the Release or presence of which necessitates reporting, investigation or cleanup pursuant to any Environmental Law.

“Health and Safety Requirements” shall mean all Laws concerning public health and safety, and worker and occupational health and safety.

“Indebtedness” shall mean those items of indebtedness listed on Part I of ANNEX A.

“Intellectual Property Rights” shall mean all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all common law rights and goodwill associated therewith or symbolized thereby (“Trademarks”); (b) patents, patent applications, statutory invention registrations, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations (“Patents”); (c) confidential and proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases (“Trade Secrets”); (d) copyrights and any equivalent rights in published and unpublished works of authorship (including all rights in or to software, website and mobile content and compilations of information) and any other related rights of authors, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and all moral rights and common law rights associated therewith (“Copyrights”); (e) Internet domain names, social media accounts and URLs; and (f) any other intellectual property, industrial or proprietary rights.

“Inventory” shall mean raw materials, supplies, parts, work in process, finished goods, capitalized labor and overhead burden, and other inventories of the Acquired Companies.

“IRS” shall mean the United States Internal Revenue Service.

“Key Customer” shall mean each of the top ten (10) customers of the Acquired Companies, determined on the basis of revenue of the Acquired Companies for the twelve (12)-month period ended December 31, 2023 and the six (6)-month period ending June 30, 2024.

“Key Supplier” shall mean each of the top ten (10) suppliers of the Acquired Companies who provide services or products to the Acquired Companies, determined on the basis of the aggregate spend of the Business for the twelve (12)-month period ended December 31, 2023 and the six (6)-month period ending June 30, 2024.

“Law” shall mean any law, Order, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity.

“Limited Guaranty” shall mean that certain Limited Guaranty in favor of Seller, pursuant to which Guarantor has, subject to the terms and conditions therein, guaranteed certain of Buyer’s obligations under this Agreement.

“Lookback Date” shall mean January 1, 2021.

“Losses” shall mean any and all losses, liabilities, damages, Taxes, awards, deficiencies, fines, fees, interest, penalties, settlement payments and costs and expenses (including any reasonable fees of attorneys, auditors, consultants and other agents associated therewith and any costs of investigation), whether or not based on contract, tort, warranty claims or otherwise.

“Material Adverse Effect” shall mean any event, change, condition, occurrence, circumstance, development or effect (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that has had or could reasonably be expected to have, a material and adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business or Acquired Companies, taken as a whole; provided that no event, change, occurrence, circumstance, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including any Exigency Event or otherwise) or financial conditions generally affecting the industries or geographic markets in which the Business or the Acquired Companies operate; (b) hostilities (including the conflict between the Russian Federation and Ukraine), acts of war, protests, riots, looting, unrest, sabotage, terrorism, nuclear attack, cyberterrorism or cybercrime or military actions or any escalation or worsening of, or other changes or developments with respect to, any of the foregoing; (c) the economy in general or the securities, financial, debt, syndicated loan, credit, capital, banking, securities or financial markets or conditions in general, including changes with respect to the interest rates, commodity prices, or currency or exchange rates; (d) any act of God, hurricane, flood, tornado, fire, explosion, nuclear incident, weather event, earthquake, landslide, other natural disaster, any Exigency Event or other outbreak of illness or public health event (whether human or animal), or worsening of, or other changes or developments with respect to, or consequences arising from, any of the foregoing; (e) changes in legal or regulatory conditions, including changes, or proposed or pending changes, in Laws; (f) changes, or proposed or pending changes, in GAAP (or any applicable accounting standards in any jurisdiction outside of the United States); (g) changes in the industries or businesses in which the Business or any of the Acquired Companies operate; (h) the failure of the Business or any Acquired Company to meet any internal, published or other projections, estimates, budgets, forecasts, goals, earnings or other measures of financial or operating performance for any period, or any decline in the market price or trading volume of Holdings’ shares on the New York Stock Exchange (provided that the underlying cause of any such failure or decline may be taken into account to the extent not otherwise excluded under this definition); (i) the effects of the negotiation, execution, announcement, performance or consummation of the Transactions, including (A) any breach by Buyer of any of its representations, warranties and obligations under this Agreement or the other Transaction Documents, (B) the identity of Buyer or its Affiliates in connection with the Transactions or (C) any loss or adverse change in the relationship with employees, customers, suppliers, or others having a business relationship with the Acquired Companies or the Business; (j) any action taken or omission to act by Buyer or any of its Affiliates, including any communication or disclosure by Buyer or any of its Affiliates (including regarding its plans or intentions with respect to the Business or the Acquired Companies); (k) any action taken or omission to act by Seller or its Affiliates required by this Agreement or at the request of Buyer, excluding any breach by Seller or the Company of any of its representations, warranties and obligations under this Agreement or the other Transaction Documents; (l) the failure to obtain any Consents or Permits in connection with the Transactions, including the effect on the Acquired Companies or the Business relating to or resulting from such failure; (m)  any failure of Buyer to obtain or avail itself of any financing arrangement, including any Debt Financing, or the occurrence of any Financing Failure Event; or (n) any effect, event, occurrence, circumstance, change, matter or item disclosed in Schedule 1.1(b) of the Company Disclosure Schedule; provided, however, that to the extent that any event, change, occurrence, circumstance, development or effect in the foregoing clauses (a) through (g) materially and disproportionately has a greater adverse impact on the Business or Acquired Companies, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Business operates, then the incremental effect of such event, change, occurrence, circumstance, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Morin Street Lease” shall mean that certain Commercial Lease, dated August 16, 2023, by and between 20 Morin Street LLC, as landlord, and the Company, as tenant.

“Net Working Capital” shall have the meaning set forth on Part I of ANNEX A and shall be calculated in accordance with the Accounting and Adjustment Principles.

“Net Working Capital Overage” shall have the meaning set forth on Part I of ANNEX A.

“Net Working Capital Underage” shall have the meaning set forth on Part I of ANNEX A.

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement by and between Spirit AeroSystems Holdings, Inc., a Delaware corporation and Affiliate of Seller (“Holdings”) and Arlington Capital Partners, dated August 2, 2024, and that certain Clean Team Agreement by and between Holdings and Arlington Capital Partners, dated September 23, 2024.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or other award entered by or with any Governmental Entity.

“Owned IP” shall mean the Intellectual Property Rights owned or purported to be owned by the Acquired Companies as of the date of this Agreement.

“Partial Lien Release Letter” shall mean, with respect to indebtedness for borrowed money that is secured by an Encumbrance on the equity securities or assets of any Acquired Company, a letter (or similar document) in customary form providing confirmation that (a) the Encumbrances attaching to such equity securities with respect to such indebtedness have been or at or substantially simultaneously with the Closing will be automatically released, and (b) if applicable, each Acquired Company or its designee, as applicable, shall be authorized to file the applicable UCC-3 termination statements evidencing the release of the Encumbrances in respect of such equity securities or assets, as applicable.

“Permit” shall mean any permit, license, variance, exemption, accreditation, franchise, consent, order, registration, certificate, identification number, authorization, clearance or approval issued or required by any Governmental Entity under any applicable Law.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments or other governmental charges or levies (i) not yet delinquent or (ii) the amount or the validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Encumbrances imposed or permitted by Laws incurred in the ordinary course of business with respect to liabilities that are not yet delinquent or the amount or the validity of which is being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP), (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, matters or encumbrances, in each case, whether or not of record, which do not, individually or in the aggregate, materially impair the occupancy or use of such real property for the purposes for which it is currently used or contemplated to be used or the operation of the Business, (e) zoning, entitlement, building and other generally applicable land use restrictions or regulations imposed by a Governmental Entity having jurisdiction over such real property that are not violated, in any material respect, by the current use or occupancy of such real property or the operation of the Business currently conducted thereon, (f) Encumbrances imposed on the underlying fee interest (or any other superior interest) of any Leased Real Property, (g) Encumbrances created under federal, state or foreign securities Laws, (h) Encumbrances created by or for the benefit of Buyer or its Affiliates, (i) non-exclusive licenses or sublicenses of and other grants of rights to use or other obligations with respect to Intellectual Property Rights pursuant to Contracts made available to Buyer and entered into in the ordinary course of business or otherwise entered into in the ordinary course of business following the date hereof, (j) Encumbrances affecting the assets, property or shares of any Acquired Company (A) that are required to be released at or prior to Closing pursuant to this Agreement and which are discharged and released at or prior to the Closing or (B) arising under equipment leases with third parties entered into in the ordinary course of business, (k) Encumbrances created under federal, state or foreign securities Laws and (l) such Encumbrances as are set forth on Schedule 1.1(c) of the Company Disclosure Schedule.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including a Governmental Entity.

“Personal Information” shall mean (a) any information that is identifying or can be reasonably used to identify an individual, including individual demographic information, and (b) any information or data that is defined as “personal information,” “personal data,” or any similar term under applicable Data Protection Laws.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date.

“Proceeding” shall mean any action, claim, demand, charge, complaint, hearing, review, audit, inquiry, suit, litigation, arbitration, investigation, or other proceeding (whether civil or criminal, administrative, or any arbitration or mediation proceeding) by or before any Governmental Entity.

“Qualified Plan” shall mean each Benefit Plan that is intended to meet the requirements for tax qualification under Section 401(a) of the Code.

“Qualifying Buyer Breach” shall mean (i) a breach by Buyer of one or more of the representations or warranties contained in Section 6.10 or the failure by Buyer to perform or comply with any of Buyer’s covenants or agreements contained in Section 7.11 and such breach or failure is a proximate cause of Buyer’s inability to obtain the Debt Financing or (ii) the failure by Buyer to perform or comply with any of Buyer’s covenants or agreements contained in Section 7.5 and such failure is a proximate cause of (x) a permanent, non-appealable Closing Legal Impediment which restrains, enjoins or otherwise prohibits the Closing or (y) Section 11.1(a) not being satisfied by the date which is one hundred eighty (180) days following the date of this Agreement.

“R&W Insurer” shall mean Beazley Excess and Surplus Insurance, Inc. and any successor thereof under the R&W Insurance Policy.

“R&W Policy” shall mean a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement.

“Related Person” shall mean any director, officer, manager or employee of Seller or its Controlled Affiliates (including the Acquired Companies).

“Release” shall mean any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration of a Hazardous Material into the environment.

“Representatives” shall mean, in relation to a Person, its officers, directors, managers, members, employees, agents, attorneys, advisors, and Controlled Affiliates.

“Sanctioned Person” shall mean any Person that is the target of Sanctions Laws, including (a) any Person listed in any Sanctions Law-related list of designated Persons maintained by the United States (including OFAC or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, (c) any Person otherwise the target of any Sanctions Laws or (d) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctioned Territory” shall mean, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctions Laws” shall mean economic or financial sanctions or trade embargoes, including all Laws imposed, administered or enforced from time to time by the United States (including through OFAC or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Benefit Plan” shall mean each Benefit Plan that is not an Acquired Company Benefit Plan.

“Seller Debt Facilities” shall mean the facilities set forth on Schedule 1.1(d) of the Company Disclosure Schedule.

“Seller Expenses” shall have the meaning set forth on Part I of ANNEX A.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 5.1 (Authority; Enforceability), Section 5.3 (Organization), Section 5.4 (Title; Shares) and Section 5.5 (Brokers).

“Settlement Accountant” shall mean BDO USA, P.C. or, if such firm is unable or unwilling to act, such other nationally recognized independent accounting firm that (a) is capable of serving as an accounting expert with relevant experience, (b) is not the regular accounting firm of Buyer (or any of its Affiliates) or of Seller (or any of its Affiliates) and (c) is mutually agreeable to each Seller and Buyer; provided that, if the parties are unable to so mutually agree, Seller and Buyer shall select a nationally recognized independent accounting firm, which two (2) firms shall then together select a third and separate nationally recognized independent accounting firm to serve as the Settlement Accountant (it being understood that such third and separate selected accounting firm must satisfy the conditions set forth in clauses (a) and (b)).

“Shared Contracts” shall mean the Contracts under which the Business and any other business of Seller or any of its Affiliates (other than the Business) purchases or sells goods or services or uses goods or services; provided that, in no event shall the term “Shared Contracts” include any Contracts for functions or support furnished by Seller or its Affiliates (other than the Acquired Companies) at any time, either directly or indirectly, including finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, procurement and marketing services, and other ancillary or corporate shared services provided by Seller or its Affiliates (other than the Acquired Companies) including, if any, engineering, or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Acquired Companies).

“Spirit/Boeing Closing” shall mean the consummation of the transactions contemplated by the Spirit/Boeing Merger Agreement.

“Spirit/Boeing Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 30, 2024, by and among Holdings, The Boeing Company, a Delaware corporation, and Sphere Acquisition Corp., a Delaware corporation, as may be amended, restated or modified from time to time in accordance with its terms.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. The Acquired Companies shall be deemed, for purposes of this Agreement, Subsidiaries of Seller prior to the Closing and Subsidiaries of Buyer at and after the Closing.

“Target Net Working Capital” shall have the meaning set forth on Part I of ANNEX A.

“Tax” shall mean (a) all forms of taxation imposed by any Tax Authority, including all United States federal, state or local and foreign taxation (including income, value added, occupation, real and personal property, escheat, abandoned or unclaimed property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes, assessments or charges of any kind whatsoever), together with any interest, penalties and additions to tax, (b) any and all liability for amounts described in clause (a) of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Company (or any predecessor) is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation and (c) any and all liability for amounts described in clauses (a) or (b) of any Person imposed on any Acquired Company as a transferee or successor, by Contract, pursuant to any Law, rule, or regulation, or otherwise.

“Tax Authority” shall mean a Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Proceeding” shall mean any federal, state, local or foreign audit, examination, litigation, adjustment in controversy, or other administrative proceeding or court proceeding relating to Taxes.

“Tax Return” shall mean any report, return, statement, declaration, notice, claim for refund, certificate or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Limited Guaranty, the TSA and each other agreement, certificate, instrument or other document expressly contemplated by this Agreement to be entered into in connection with the transactions contemplated hereby (other than the Debt Commitment Letters or any agreements, certificates, instruments or other documents contemplated thereby to which neither Seller nor any of its Affiliates will be a party (other than any Acquired Company becoming a party thereto at or following the Closing)), in each case, including all exhibits, annexes and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall mean any sales, use, stock transfer, real property transfer, transfer, indirect transfer, goods and services, value-added, stamp, registration, documentary, conveyancing, recording or similar duties or taxes, together with any interest thereon, and any penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“TSA” shall mean that certain Transition Services Agreement to be entered into on the Closing Date between Buyer and Seller, in the form attached hereto as Exhibit C.

“Willful Breach” shall mean an action or failure to act that a party intentionally takes (or intentionally fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in this Agreement.

Article II

THE TRANSACTIONS

2.1           Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, (a) Seller shall sell, transfer, convey, assign and deliver to Buyer (or one or more Buyer Designees), and (b) Buyer shall (or shall cause any Buyer Designee, as applicable, to) purchase from Seller, all of Seller’s rights, title and interest in and to the Shares, free and clear of any Encumbrances (other than Encumbrances created under federal, state or foreign securities Laws or Encumbrances created by or for the benefit of Buyer or its Affiliates).

2.2           Calculation of the Estimated Purchase Price.

(a)           For purposes of this Agreement, the term “Purchase Price” shall mean an amount equal to: (a) $165,000,000, plus (b) the Net Working Capital Overage (if any), minus (c) the Net Working Capital Underage (if any), plus (d) Cash as of the Benchmark Time, minus (e) Indebtedness as of immediately prior to Closing, minus (f) Seller Expenses as of immediately prior to the Closing.

(b)           Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare or cause to be prepared and delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (a) Cash as of the Benchmark Time, (b) Indebtedness as of immediately prior to Closing, (c) Net Working Capital as of the Benchmark Time, (d) Seller Expenses as of immediately prior to Closing and (e) the Purchase Price based on the foregoing (such amount, the “Estimated Purchase Price”), in each case, prepared in accordance with this Agreement, including the Accounting and Adjustment Principles. During the period between the delivery of the Estimated Closing Statement and the Closing Date, (1) Buyer shall have the opportunity to review and comment on the Estimated Closing Statement, and (2) Seller shall consider, in good faith, any potential adjustments to the calculation of the Estimated Purchase Price (or any components thereof) raised by Buyer in good faith in writing at least one (1) Business Day prior to the anticipated Closing Date; provided, however, that, absent fraud or manifest error, (i) Seller’s obligation to consider in good faith any such comments shall not in any event require that the contemplated Closing Date be postponed or otherwise delayed and (ii) the acceptance by Seller of any of Buyer’s comments to the Estimated Closing Statement (or any components thereof) shall in no event be a condition to the Closing or limit in any way Buyer’s rights or remedies under this Agreement, and Seller shall have no obligation to accept such comments, subject to its compliance with this Section 2.2(b). Seller shall provide, and cause its Controlled Affiliates to provide, Buyer and its Representatives reasonable access to the records, properties, personnel and work papers of the Acquired Companies, and shall cause the personnel of Seller to reasonably cooperate with Buyer, in each case, to the extent reasonably necessary for Buyer and its Representatives to review the Estimated Closing Statement (in each case, upon reasonable notice to Seller and during normal business hours and only to the extent that such access does not interfere with the normal business operations of the Acquired Companies and Seller; provided that Seller, the Acquired Companies and their accountants shall not be obligated to make any work papers available pursuant to this Section 2.2(b) except in accordance with such accountants’ normal disclosure procedures and then only after Buyer and its applicable Representatives have signed a customary agreement relating to such access to work papers). The parties acknowledge and agree that none of Buyer, any Acquired Company or any of their Affiliates shall have any liability to any Person relating to, or obligation to verify, the allocation of the Purchase Price, the payments made to Seller at Closing or any other payments to Seller as set forth in the Estimated Closing Statement and upon payment of the amounts set forth in the Estimated Closing Statement in accordance therewith, Buyer and each Acquired Company will have satisfied their respective payment obligations under this Agreement (subject to any adjustments to the Purchase Price pursuant to Section 2.3).

2.3           Post-Closing Adjustment.

(a)           As soon as practicable after the Closing Date (but in no event later than seventy-five (75) days after the Closing Date), Buyer shall deliver to Seller a written statement (the “Post-Closing Statement”) setting forth Buyer’s good faith calculation of (i) Cash as of the Benchmark Time (the “Preliminary Cash”), (ii) Indebtedness as of immediately prior to the Closing (the “Preliminary Indebtedness”), (iii) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (iv) Seller Expenses as of immediately prior to the Closing (the “Preliminary Seller Expenses”) and (v) the Purchase Price based on the foregoing (such amount, the “Preliminary Purchase Price”), together with reasonable supporting detail and documentation, in each case, prepared in accordance with this Agreement, including the Accounting and Adjustment Principles. Buyer shall not amend, supplement or modify the Post-Closing Statement following delivery to Seller. Notwithstanding anything herein to the contrary, (A) the Post-Closing Statement shall be based solely on facts and circumstances as they exist as of the Benchmark Time and shall exclude the effect of any event, change, circumstance, development, occurrence, condition, effect or state of facts occurring on or after the Closing, except to the extent they occur prior to the date Buyer delivers the Post-Closing Statement to Seller and Buyer provides evidence about conditions that existed at the Closing, including the estimates inherent in the process of preparing such calculations; and (B) the parties acknowledge and agree that the purpose of preparing the calculations and purchase price adjustment under this Section 2.3 is to measure variations in the components taken into consideration in determining the estimates included in the Estimated Closing Statement compared to the actual values. If Buyer fails to deliver the Post-Closing Statement in accordance with this Section 2.3(a) within such seventy-five (75) day period, then the Estimated Closing Statement delivered by Seller to Buyer pursuant to Section 2.2 shall be deemed to be the Post-Closing Statement.

(b)           Upon receipt of the Post-Closing Statement, Seller shall have forty-five (45) days (the “Review Period”) to review such Post-Closing Statement and the computations of the Preliminary Cash, the Preliminary Indebtedness, the Preliminary Seller Expenses, the Preliminary Net Working Capital and the Preliminary Purchase Price. Following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.3(d), Seller, its Affiliates, and its and their respective Representatives, accountants, advisors and other representatives shall be permitted to access and review the books, records and work papers of the Acquired Companies and Buyer that are reasonably related to the calculations of Cash, Indebtedness, Seller Expenses and Net Working Capital, and Buyer shall, and shall cause its Controlled Affiliates and its and their respective Representatives, accountants, advisors and other representatives to, cooperate with and assist Seller, its Affiliates, and its and their respective Representatives, accountants, advisors and other representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided that Buyer and its accountants shall not be obligated to make any work papers available pursuant to this Section 2.3(b) except in accordance with such accountants’ normal disclosure procedures and then only after Seller has signed a customary agreement relating to such access to work papers. Each party shall pay the costs, if any, of its own Representatives in connection with the preparation and review of the Post-Closing Statement. Buyer agrees that, from and following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.3(d), it will not take, or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which the Financial Statements or the Post-Closing Statement are based, or upon which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of Cash, Indebtedness, Seller Expenses, Net Working Capital or the preparation of any Statement of Objections or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement, including the Accounting and Adjustment Principles. If Seller has accepted the Post-Closing Statement by written notice to Buyer or has not given written notice to Buyer setting forth any objection of Seller to such Post-Closing Statement, along with any relevant supporting documents or data (such notice of objection, the “Statement of Objections”), which Statement of Objection shall include Seller’s objections, proposed revisions and the basis therefor, in each case, in reasonable detail, prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 2.3(d).

(c)           In the event that Seller delivers a Statement of Objections to Buyer prior to the expiration of the Review Period, Seller and Buyer shall negotiate in good faith to resolve any such objection within thirty (30) days following the receipt by Buyer of the Statement of Objections (the “Consultation Period”). If Seller and Buyer reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.3(d). If Seller and Buyer, notwithstanding such efforts to negotiate in good faith, fail to resolve any item on the Statement of Objections that remains in dispute (a “Disputed Items”) within the Consultation Period, then Buyer and Seller may jointly engage the Settlement Accountant to resolve each Disputed Item as soon as practicable thereafter (but in any event, within thirty (30) days after engagement of the Settlement Accountant or such longer time period as Buyer and Seller may mutually agree in writing). The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. If any Disputed Item is referred to the Settlement Accountant, Seller, on the one hand, and Buyer, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant and each other within fifteen (15) Business Days after the date the Settlement Accountant is retained. Each of Seller and Buyer shall have ten (10) Business Days after receipt of the other party’s written report to deliver to the Settlement Accountant and each other one written rebuttal thereto (if applicable). The Settlement Accountant shall not, and Buyer and Seller shall cause the Settlement Accountant to not, assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Seller or Buyer or less than the smallest value for such Disputed Item claimed by either Seller or Buyer. The Settlement Accountant’s review and determination shall be (A) limited only to the Disputed Items, (B) based solely on such reports, rebuttals and supporting information submitted by Seller and Buyer and the terms of this Agreement including the Accounting and Adjustment Principles (i.e., not on the basis of an independent review), and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting and Adjustment Principles, and consistent with the definitions of Cash, Indebtedness, Seller Expenses and Net Working Capital contained herein. During the review by the Settlement Accountant, each of Seller and Buyer shall, and shall cause its respective Subsidiaries and its and their respective Representatives, accountants, advisors and other representatives to, each make available to the Settlement Accountant interviews with such personnel, and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.3(c); provided that the accountants of Seller or Buyer shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers. A copy of all materials submitted to the Settlement Accountant shall be provided by Seller or Buyer, as applicable, to the other party in the dispute concurrently with the submission thereof to the Settlement Accountant; provided that the accountants of Seller or Buyer, as applicable, shall not be obligated to make any work papers available to the other party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers. The final determination with respect to all Disputed Items shall be set forth in a written statement by the Settlement Accountant delivered to Seller and Buyer and, absent willful misconduct, fraud or manifest error raised within five (5) Business Days of the Settlement Accountant’s final determination and promptly resolved by the Settlement Accountant in its sole discretion, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 13.13. The costs and expenses of the Settlement Accountant shall be borne by Seller and Buyer in inverse proportion to the difference between the Settlement Accountant’s determination of the Purchase Price and the determination of the Purchase Price claimed by Seller and Buyer. For example, if Buyer claims that the Purchase Price is, in the aggregate, one thousand dollars ($1,000) greater than the amount determined by Seller and if the Settlement Accountant ultimately resolves the dispute by awarding to Buyer an aggregate of three hundred dollars ($300) of the one thousand dollars ($1,000) contested, then the costs and expenses of the Settlement Accountant will be allocated thirty percent (30%) to Seller and seventy percent (70%) to Buyer.

(d)           The Post-Closing Statement as finally agreed to by Seller and Buyer in accordance with this Section 2.3 or as determined by the Settlement Accountant in accordance with this Section 2.3 is referred to herein as the “Final Closing Statement” and (i) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (iv) the Seller Expenses set forth on such Final Closing Statement shall be deemed the final Seller Expenses and (v) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).

(e)           In the event that the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Final Overage”), then (i) promptly and in any event within five (5) Business Days after the Final Purchase Price is determined, Buyer and Seller shall deliver joint written instructions to the Escrow Agent, in accordance with the Escrow Agreement, directing the Escrow Agent to release from the Adjustment Escrow Account all of the Adjustment Escrow Funds to Seller and (ii) promptly and in any event within ten (10) Business Days after the Final Purchase Price is determined, Buyer shall pay, or cause to be paid, to Seller, or its designated Affiliates, an amount in cash by wire transfer of immediately available funds equal to the lesser of (x) the Final Overage and (y) an amount equal to the Adjustment Escrow Amount.

(f)           In the event that the Estimated Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), then promptly and in any event within five (5) Business Days after the Final Purchase Price is determined, Buyer and Seller shall deliver joint written instructions to the Escrow Agent, in accordance with the Escrow Agreement, directing the Escrow Agent to release from the Adjustment Escrow Account (x) to Buyer an amount in cash equal to the lesser of the Final Underage and the balance of the Adjustment Escrow Funds and (y) if the Final Underage is less than the amount of the Adjustment Escrow Funds as of immediately prior to the release pursuant to the foregoing clause (x) (the amount by which the Adjustment Escrow Funds as of immediately prior to the release pursuant to the foregoing clause (x) exceeds the Final Underage, the “Excess Amount”), the Excess Amount to Seller.

(g)           In the event that the Estimated Purchase Price is equal to the Final Purchase Price, then promptly (and in any event within five (5) Business Days) after the Final Purchase Price is determined, Seller and Buyer shall deliver joint written instructions to the Escrow Agent, in accordance with the Escrow Agreement, directing the Escrow Agent to release from the Adjustment Escrow Account all of the Adjustment Escrow Funds to Seller.

(h)           The parties agree to treat for all applicable income Tax purposes any adjustment as determined pursuant to this Section 2.3 as an adjustment to the Purchase Price.

(i)           The parties agree that, except in cases of Fraud, (i) the process set forth in this Section 2.3 shall be the sole and exclusive remedy of Seller and its Controlled Affiliates and Buyer and its Controlled Affiliates for any disputes related to the Purchase Price, Estimated Purchase Price, Preliminary Purchase Price, Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement and (ii)(A) the payment of the Final Underage required to be paid to Buyer under Section 2.3(f), if any, shall be satisfied solely and exclusively from the Adjustment Escrow Funds in the Adjustment Escrow Account, and not from any other source or Person, (B) Buyer’s sole and exclusive recourse in respect of the payment of the Final Underage required to be paid to Buyer under Section 2.3(f), if any, shall be to the Adjustment Escrow Funds in the Adjustment Escrow Account and (C) neither Seller nor any other Person shall have any obligation to replenish or otherwise deposit any funds or property in the Adjustment Escrow Account.

2.4           Withholding. Buyer shall be entitled to deduct or withhold (or cause to be deducted or withheld) Taxes from any amounts payable to Seller pursuant to this Agreement to the extent required by any provision of applicable Laws. To the extent Buyer becomes aware of any obligation to withhold, it shall use commercially reasonable efforts to provide advance written notice at least three (3) Business Days in advance of any withholding to Seller and shall cooperate with Seller to reduce or eliminate any such withholding Tax in a manner consistent with applicable Laws. To the extent any amounts are deducted and withheld by Buyer under this Section 2.4 and timely paid over to the applicable Governmental Entity in accordance with applicable Laws, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties acknowledge that, so long as Seller provides the IRS Form W-9 as described in Section 3.2(d), as of the date hereof, they are not aware of any federal Tax that is required to be deducted or withheld from the payment of the Purchase Price hereunder (and adjustments thereto), and absent a change in Law, Buyer shall not make any federal Tax deduction or withholding from the amounts payable to Seller hereunder. Notwithstanding anything in this Section 2.4 to the contrary, if any deduction or withholding is made in respect of any amounts payable to Seller pursuant to this Agreement pursuant to this Section 2.4 as a result of the substitution of a Buyer Designee for Buyer as the purchaser or transferee of the Shares, the amounts payable to Seller shall be increased, without duplication, as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.4), Seller receives an amount equal to the sum they would have received had no such withholdings and deductions been made.

Article III

CLOSING AND CLOSING DELIVERIES

3.1           Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), 320 South Canal Street, Chicago, Illinois 60606 (which Closing may occur by electronic exchange of documents), on the third (3rd) Business Day after the date on which all of the Closing Conditions are satisfied or, if permissible, waived (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions), or at such other date, time or place as Seller and Buyer may agree in writing; provided, however, that in no event shall the Closing occur prior to January 3, 2025, unless otherwise mutually agreed in writing by Seller and Buyer; and provided, further, that, notwithstanding anything in this Agreement to the contrary, the parties to this Agreement hereby acknowledge and agree that in no event shall Buyer be required to consummate the Transactions if the Spirit/Boeing Closing occurs prior to the Closing Date under this Agreement (it being understood, for the avoidance of doubt, that the Closing under this Agreement may occur on the same day as the Spirit/Boeing Closing) and that, upon such event, Buyer shall be entitled to terminate this Agreement pursuant to Section 12.1(g), unless, in the case of Section 12.1(g), a Buyer Closing Impediment has occurred or is occurring. The date on which the Closing occurs is referred to herein as the “Closing Date.” For all purposes under this Agreement and each other Transaction Document, all matters at the Closing will be considered to take place simultaneously, and the Closing shall be deemed to have occurred at 12:00 a.m. Eastern Time on the Closing Date regardless of the actual occurrence of the Closing at any particular time on such Closing Date.

3.2           Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, to Buyer each of the following, each of which shall be in form and substance reasonably acceptable to Buyer:

(a)           certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or, if the Shares are not in certificate form, stock powers or a similar instrument of transfer, in each case, duly executed in proper form for transfer;

(b)           the certificate required to be delivered by the Company pursuant to Section 11.2(e);

(c)           the certificate required to be delivered by Seller pursuant to Section 11.2(f);

(d)           an IRS Form W-9 duly executed by Seller;

(e)           a copy of the certificate of incorporation or certificate of formation of each Acquired Company certified by the Secretary of State or similar Governmental Entity of its state of incorporation and a certificate of good standing of each Acquired Company from the Secretary of State or similar Governmental Entity of its state of incorporation or formation (as applicable), in each case, dated no more than fifteen (15) Business Days prior to the Closing Date;

(f)           evidence of the termination or assignment of the Contracts set forth in Schedule 3.2(f) of the Company Disclosure Schedule;

(g)           the Escrow Agreement, duly executed by Seller;

(h)           a certificate of the Secretary of the Company, certifying as to (i) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions and (ii) the certificate of incorporation and bylaws of the Company as of the Closing;

(i)           the TSA, duly executed by Seller; and

(j)           Partial Lien Release Letters from the holders of any indebtedness for borrowed money that is secured by an Encumbrance on any equity securities or asset of any Acquired Company confirming the discharging and releasing of such Encumbrances.

3.3           Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered:

(a)           to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount for deposit in the Adjustment Escrow Account;

(b)           to Seller, by wire transfer of immediately available funds, an amount equal to (i) the Estimated Purchase Price (as set forth in the Estimated Closing Statement), minus (ii) the Adjustment Escrow Amount;

(c)           to Seller, the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(d)           to Seller, the TSA, duly executed by Buyer; and

(e)           to Seller, the certificate required to be delivered by Buyer pursuant to Section 11.3(c).

3.4           Payment Mechanics. Any payment to be made pursuant to this Agreement by Buyer shall be made to the bank account or accounts designated by Seller or any Seller designee in writing to Buyer on or before the third (3rd) Business Day prior to the due date for payment. Any payment to be made pursuant to this Agreement by Seller shall be made to the bank account designated by Buyer in writing to Seller on or before the third (3rd) Business Day prior to the due date for payment. Unless otherwise agreed in writing by Seller and Buyer, any payments by wire transfer under this Agreement shall be in immediately available funds. All payments shall be made by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

4.1           Authority; Enforceability.

(a)           The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and under each other Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Document to which it is or will be a party. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the Transactions by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company and such authorization has not been subsequently modified or rescinded.

(b)           This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Seller, a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Document to which the Company is a party by the other parties thereto, each such applicable Transaction Document will constitute a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

4.2           Non-Contravention; Consents.

(a)           Except as set forth on Schedule 4.2(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and each other Transaction Document to which the Company is or will be a party, by the Company, does not, and the performance of this Agreement by the Company, and each other Transaction Document to which the Company is or will be a party by the Company, will not, (i) contravene, conflict with, require a filing, notice, consent or approval under, or result in any violation or breach of any Law, Order or Permit, with or without giving notice or the lapse of time or both, in each case, as to which any of the Acquired Companies are subject, (ii) contravene, conflict with, result in a breach of, constitute a default (or event which with notice, lapse of time or both would constitute a default) under, give rise to any right of termination, cancellation or acceleration of any right or obligation under, or require any notice to or consent or other action of any Person or Governmental Entity under, any Material Contract, Order or Permit to which any Acquired Company is a party or any of the Acquired Companies’ assets are bound or (iii) result in the creation of any Encumbrance on any of the Shares or any material assets or equity securities of any Acquired Company (other than Permitted Encumbrances), except, (A) under the HSR Act and, with respect to attributes of Buyer, other applicable Antitrust Laws, (B) under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and (C) solely in the case of clause (i) and clause (ii), as would not reasonably be expected to result, individually or in the aggregate, in a material loss to the Acquired Companies, taken as a whole.

(b)           Assuming the Consents, Permits, filings and notifications referred to in Section 4.2(a) are obtained or made, the execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is or will be a party, and the consummation of the Transactions, will not conflict with or violate, in any material respect, any provision of the Governing Documents of any Acquired Company.

4.3           Organization; Acquired Companies.

(a)           The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to own, operate and lease its assets or properties and to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where absence of such power or authority would not reasonably be expected to be material to the Business. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned or held under lease by it or the nature of its business, make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, (i) be (or reasonably be expected to be) material to the Company, or (ii) prevent or materially delay the Company’s consummation of the Transactions.

(b)           Each of the Acquired Companies (i) is duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, incorporation or formation and (ii) has all necessary organizational power and authority to own, operate and lease its assets or properties and to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except, in each case, where the absence of such power or authority would not reasonably be expected to be material to the Business.

(c)           Schedule 4.3(c) of the Company Disclosure Schedule sets forth the names of each Acquired Company, the jurisdiction in which each such Acquired Company is incorporated or organized and the equity ownership thereof. No Acquired Company owns, or, since the Lookback Date has owned, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives in any Person (other than the Acquired Companies).

(d)           Each Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned or held under lease by it or the nature of its business make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, (i) be (or reasonably be expected to be) material to the Acquired Companies, taken as a whole, or (ii) prevent or materially delay the consummation of the Transactions.

(e)           All of the outstanding issued shares of the Company have been duly and validly authorized, issued and outstanding, and are fully paid and non-assessable. All of the outstanding issued equity securities of each other Acquired Company have been duly and validly authorized, issued and outstanding, are fully paid and non-assessable and are legally and beneficially owned by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances). Except for the Shares and the equity securities of the other Acquired Companies owned by the Company, there are no outstanding or authorized equity interests of any Acquired Company. None of the Shares or other equity securities of any other Acquired Company were issued in violation of any preemptive rights and all of the Shares and other equity securities of each Acquired Company have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable Law in all material respects. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Company is or may become obligated to issue, sell, purchase, return or redeem any equity securities. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Acquired Companies. There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any of its capital stock. There are no declared and unpaid dividends on any equity securities of any Acquired Company.

(f)           None of the Acquired Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(g)           The Company has made available to Buyer accurate and complete copies, in all material respects, of the Governing Documents of each Acquired Company as in effect as of the date of this Agreement.

(h)           Since the Lookback Date, no Acquired Company has used any corporate, fictitious or other name in the conduct of its business or in connection with the ownership, operation or lease of its assets or properties. Schedule 4.3(h) sets forth a list of each director and officer of each Acquired Company, each of which has been duly elected and appointed pursuant to resolutions, consents or other actions of such Acquired Company.

4.4           Absence of Certain Changes.

(a)           Since December 31, 2023, through the date of this Agreement, except as set forth in Schedule 4.4(a) of the Company Disclosure Schedule and except (i) in connection with the Transactions or the negotiation and execution of this Agreement and the other Transaction Documents and (ii) as otherwise contemplated by this Agreement, (A) the Business has been conducted in the ordinary course of business in all material respects and (B) there has not been any action taken by any of the Acquired Companies that, if such action were to occur after the date of this Agreement and before the Closing Date, would require the consent of Buyer pursuant to clauses (ii), (iii), (v), (vi), (viii), (ix) or (xiv) of Section 7.1(a)(2) (taking into account the rest of Section 7.1).

(b)           Since December 31, 2023, through the Closing, the Business has not suffered any change in its business, operations or financial position which changes have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5           Financial Information; Liabilities.

(a)           Schedule 4.5(a) of the Company Disclosure Schedule sets forth the true, correct and complete copies of (i) balance sheets of the Acquired Companies on a consolidated basis for the fiscal years ended December 31, 2023 and December 31, 2022, and the related statements of operations, comprehensive income and cash flows of the Acquired Companies on a consolidated basis for such periods and (ii) balance sheets (the “Interim Balance Sheet”) and related statements of operations, comprehensive income and cash flows of the Acquired Companies as of and for the eight (8)-month period ended August 31, 2024 (such financial statements in this clause (ii), the “Interim Financial Statements” and, together with the financial statements set forth in clause (i), collectively, the “Financial Statements”). Subject to the qualifications set forth in Section 4.5(b), the Financial Statements (x) have been prepared in good faith and in accordance with GAAP in all material respects, consistently applied, (y) present fairly in all material respects, taken as a whole, the financial condition and results of operations of the Acquired Companies on a consolidated basis as of the dates therein specified and (z) have been derived from books and records that are regularly maintained by management of the Acquired Companies and the allocation of charges and credits contained in the Financial Statements were made on a consistent basis for the periods indicated and arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions.

(b)           The Financial Statements are limited by the fact that the Acquired Companies have not operated as a separate “stand-alone” entity apart from Seller. In certain operational areas, the Acquired Companies are dependent upon centralized functional activities of Seller or its Affiliates. Buyer acknowledges that the Financial Statements may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Acquired Companies had been operated as an unaffiliated company.

(c)           There are no liabilities or obligations of the Acquired Companies of any nature, whether or not accrued, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due or otherwise, that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, other than (i) such liabilities or obligations that are specifically reflected on and adequately reserved against in the Interim Financial Statements, (ii) contractual liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet which are not required by GAAP to be reflected on a balance sheet (excluding, for the avoidance of doubt, liabilities for breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) liabilities arising out of, relating to or resulting from the Transactions, (iv) liabilities that have been (or will be prior to the Closing) discharged or paid off, or (v) other liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business that otherwise would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Acquired Companies, taken as a whole. No Acquired Company has taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Seller or any Acquired Company to any Governmental Entity.

(d)           All books, records and accounts of the Acquired Companies are accurate and complete and are maintained in all material respects in accordance with applicable Law. The Acquired Companies maintain systems of internal accounting controls sufficient in all material respects to provide reasonable assurances that: (i) financial transactions are executed in accordance with management’s general or specific authorization; and (ii) financial transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

(e)           Except as set forth in Schedule 4.5(e) of the Company Disclosure Schedule, no Acquired Company is a party to, nor does it have any commitment to become a party to, in each case, any “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K of the Securities Act of 1933, as amended from time to time) or other contingent liabilities, off balance sheet arrangements or off balance sheet commitments.

(f)           Schedule 4.5(e) of the Company Disclosure Schedule sets forth all Indebtedness and Seller Expenses of the Acquired Companies as of the date hereof. As of the Closing, the Acquired Companies will not have any Indebtedness or Seller Expenses, other than any Indebtedness and Seller Expenses set forth on the Estimated Closing Statement.

(g)           The accounts receivable appearing on the Interim Balance Sheet represent valid, actual, bona fide obligations owing to the Acquired Companies that (i) to the Company’s Knowledge, are fully collectible without set-off or counterclaim by the Acquired Companies, subject to the reserve for doubtful accounts appearing in the Interim Balance Sheet, and (ii) have been booked in the ordinary course of business. Any reserves provided for accounts receivable in the Interim Balance Sheet or in the accounts since the date of the Interim Balance Sheet have been or will be computed in accordance with GAAP and are free and clear of any Encumbrances (other than Permitted Encumbrances).

4.6           Sufficiency of Assets. Except for those services, assets, rights, or properties furnished or made available under any other Transaction Documents, the assets, rights, properties and interests owned, leased or licensed by the Acquired Companies as of the Closing constitute all of the material assets, properties, consents and rights, tangible and intangible, of any nature whatsoever, that are necessary to permit Buyer to carry on the Business immediately following the Closing in substantially the same manner in all material respects as conducted as of the date of this Agreement, when utilized by a labor force substantially similar to that comprised of the Transferred Employees; provided that the foregoing shall not be deemed breached or inaccurate due to any periodic cash sweeps or cash pooling programs of Seller and its Affiliates. Since the Lookback Date, no material assets, rights or properties of any Acquired Company has been assigned or otherwise transferred to Seller or any of its Affiliates (other than another Acquired Company). Since the Lookback Date, none of Seller or its Affiliates (other than the Acquired Companies) has used any material asset or property of an Acquired Company other than in connection with the operation of the Business. Nothing in this Section 4.6 shall be deemed to expand the scope of any other representations or warranties made by the Company in this Article IV.

4.7           Compliance with Laws; Permits.

(a)           Since the Lookback Date, the Business and each Acquired Company has been in compliance with applicable Laws and Orders in all material respects. The Acquired Companies own, hold, possess or lawfully use in the operation of the Business all Permits which are necessary to conduct the Business as conducted as of the date of this Agreement, each of which is valid and in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions. No Acquired Company has (i) received written or, to the Company’s Knowledge, oral, notice of any pending or, to the Company’s Knowledge, threatened, Proceedings which could reasonably be expected to result in the material revocation, cancellation, suspension or any adverse modification of any such Permits or (ii) received written or, to the Company’s Knowledge, oral, notice that any material Permit will be suspended, terminated, revoked or modified or cannot be renewed in the ordinary course of business, whether as a result of the consummation of the Transactions or otherwise. To the Company’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits.

(b)           Since the Lookback Date, no Acquired Company has entered into any agreement or settlement with any Governmental Entity with respect to any actual or alleged violation of any applicable Law. No investigation or review by any Governmental Entity with respect to any Acquired Company or the Business is pending or, to the Company’s Knowledge, threatened concerning a violation of any applicable Law. Since the Lookback Date, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice, citation, suspension, revocation, limitation, warning or request for repayment or refund issued by a Governmental Entity which alleges or asserts that such Acquired Company has violated any applicable Law in any material respects or which requires or seeks to adjust, modify or alter such Acquired Company’s operations, activities, services or financial condition in any material respects that has not been fully and finally resolved without further liability to such Acquired Company.

4.8           Litigation. Except as set forth in Schedule 4.8 of the Company Disclosure Schedule, (a) none of the Acquired Companies or the Business is a party or subject to any pending or, to the Company’s Knowledge, potential party to any threatened Proceeding or Order concerning the Shares, any Acquired Company, the Business, any Acquired Company’s properties or assets, or the Company’s ability to consummate the Transactions; (b) there has been no Proceeding or Order rendered by a Governmental Entity, in each case, in respect of any Acquired Company or its assets or any of its directors or officers (in its capacity as such) or its ability to consummate the Transactions, in each case, since the Lookback Date; and (c) there is no unsatisfied judgment or similar matter outstanding against the Business, any Acquired Company, the Shares, or the business, assets or properties of any Acquired Company, in each case, that would reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions.

4.9           Anti-Bribery Matters. Since the Lookback Date, the Acquired Companies and their respective officers, directors, and, to the Company’s Knowledge, their employees, agents or other Persons acting on behalf of the Company has been in compliance in all material respects with applicable Anti-Bribery Laws. Since the Lookback Date, no Acquired Company has, nor have any officers, directors or, to the Company’s Knowledge, any employees, agents or other Persons acting on behalf of the Company, paid, given, offered or promised to pay or give, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement to any Person or Governmental Entity in violation of applicable Anti-Bribery Laws. There is no charge or, to the Company’s Knowledge, Proceeding by any Governmental Entity with respect to a violation of Anti-Bribery Laws that is now pending or, to the Company’s Knowledge, has been asserted or threatened with respect to any Acquired Company or the Business. The Company has not, since the Lookback Date, made any voluntary disclosure with respect to a possible violation of Anti-Bribery Laws.

4.10         Compliance with Customs & Trade Laws and Sanctions Laws.

(a)           The Acquired Companies are, and since the Lookback Date, through the date of this Agreement have been, in compliance in all material respects with all applicable Customs & Trade Laws and Sanctions Laws.

(b)           As of the date of this Agreement, none of the Acquired Companies is a Sanctioned Person.

(c)           Without limiting the generality of the foregoing, each Acquired Company, its Affiliates, and their respective officers, directors, managers, employees and agents have complied at all times, and are in compliance in all material respects, with all applicable Customs & Trade Laws, which include any requirement of Law relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services including: the Arms Export Control Act, 22 U.S.C. § 2751 et seq.; Export Administration Act, 50 U.S.C. §§ 2401-2420 (2000); Export Administration Regulations, 15 C.F.R. Parts 730 et seq.; International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706 (2000); International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130.; and import regulations administered by U.S. Customs and Border Protection (“CBP”). There is no charge, Proceeding or, to the Company’s Knowledge, investigation by any Governmental Entity with respect to a violation of any applicable Customs & Trade Laws that is now pending or, to the Company’s Knowledge, has been asserted or threatened with respect to any Acquired Company or the Business. No Acquired Company has, since the Lookback Date, made any voluntary disclosure with respect to a possible violation of Customs & Trade Laws or Sanctions Laws to any Governmental Entity. Each Acquired Company, its Affiliates, and their respective officers, directors, managers, employees and agents have complied since the Lookback Date, and are in compliance in all material respects, with all Sanctions Laws. The Company has not, without required authorization from the relevant Governmental Entity, (i) imported any goods from, or exported any goods to, any Sanctioned Person or Sanctioned Territory, (ii) directly or indirectly engaged in any business transaction including, without limitation, the purchase, sale, transportation, swap, financing, licensing, leasing, or brokering of any good or service in or with any Sanctioned Territory or any good or service owned or controlled by any Sanctioned Person, (iii) made any direct or indirect investment, loan, commitment of funds or assets, or extension of credit in or to any Sanctioned Territory or in or to any property (including entities) owned or controlled by any Sanctioned Person, (iv) dealt, directly or indirectly, in any property (including, without limitation, any contract or service) in which any Sanctioned Person has had any interest or (v) conducted any business with or in a Sanctioned Territory. No Acquired Company, its Affiliates, or their respective officers, directors, managers, employees and agents have engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. Persons are prohibited from dealing under applicable Laws.

4.11         Material Contracts.

(a)           Schedule 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts, in each case that are in effect and not entirely fulfilled, performed or closed out (as applicable) as of the date of this Agreement, to which (x) any Acquired Company is a party or by which such Acquired Company or any of its assets or properties or the Business are otherwise bound that fall within any of the following categories or (y) Seller or any of its other Controlled Affiliates is a party that is a Shared Contract or exclusively relates to the Business (other than Benefit Plans and work orders, purchase orders and similar items entered into pursuant to any of the following Contracts) (along with any Government Contracts, collectively, the “Material Contracts”):

(i)           any Contract with a Key Customer;

(ii)          any Contract with a Key Supplier;

(iii)         any Contract that relates to an acquisition or divestiture by an Acquired Company of assets (not including ordinary course commercial arrangements or Contracts pursuant to which an Acquired Company acquires assets on behalf of a customer) with a purchase price in excess of $250,000;

(iv)        any Contract containing active non-solicitation provisions or otherwise limiting or restraining in any material respect any Acquired Company from competing with any Person in any location or in any business;

(v)         any Contract that (A) requires Seller or any of its Controlled Affiliates to deal exclusively with a third party in connection with the sale or purchase of any product or service (but not including, for the avoidance of doubt, obligations of any Acquired Company solely to purchase from a supplier all goods or services specified in forecasts or purchase orders placed in conjunction with a Contract between such supplier and such Acquired Company), (B) contains a “most favored nation” provision or any similar requirements in favor of any Person that would be applicable to any Acquired Company or the Business from and after the Closing, or (C) grants a right of first refusal or similar option in favor of any other Person, in each case not terminable for convenience;

(vi)        any Contract related to Indebtedness (other than Taxes or Indebtedness described in clause (j) of the definition of Indebtedness) of any Acquired Company (including loan agreements, credit agreements, notes, security agreements, mortgages and indentures) in the aggregate principal amount in excess of $250,000, or imposing any Encumbrance securing Indebtedness on any of the property or assets of the Acquired Companies or the Business;

(vii)        any Contract pursuant to which (A) an outbound license is granted by an Acquired Company or (B) an inbound license is granted to an Acquired Company, in each case, to any material Intellectual Property Rights, other than Contracts (1) concerning non-exclusive licenses for generally commercially available software, services, hardware or other technology and similar agreements entered into in the ordinary course of business (including click-wrap, shrink-wrap and off-the-shelf licenses), (2) in which grants of Intellectual Property Rights are incidental to and not material to performance under the Contract, (3) with customers, suppliers or service providers in the ordinary course of business or (4) with contractors or employees in the ordinary course of business, in each case of (3) and (4), on terms and conditions which are substantially similar in all material respects to the applicable Acquired Company’s ordinary course Contracts for such customers, suppliers, service providers, contractors or employees;

(viii)      any material joint venture, teaming, partnership or strategic alliance Contracts;

(ix)         any Real Property Lease;

(x)          any Contract that provides for “earn-outs” or other contingent payments;

(xi)         any Contract relating to the acquisition or disposition by any Acquired Company of any entity or business (whether by merger, stock sale, asset sale or otherwise);

(xii)        any union or collective bargaining agreement or other Contracts with any labor union, work councils, employees representatives, labor boards or similar associations;

(xiii)       any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any Acquired Company or any Contract that contains a guarantee by Seller or its Affiliates (other than any Acquired Company) of any obligation of any Acquired Company;

(xiv)      any Contract (A) relating to any loan or advance by any Acquired Company to any Person (other than an Acquired Company) which is outstanding as of the date of the Agreement (other than extensions of trade given in the ordinary course of business) or (B) obligating or committing any Acquired Company to make any such loans or advances;

(xv)       any Contract involving the settlement of any actual or threatened Proceeding that was entered into since the Lookback Date (A) involving the payment by or to any Acquired Company of $250,000 or more or (B) under which such Acquired Company or the Business will have material outstanding obligations after the date of this Agreement;

(xvi)      any Contract containing any obligations of the Acquired Companies to make future capital expenditures in excess of $250,000;

(xvii)     any lease or similar Contract under which (A) any Acquired Company is lessee of any tangible personal property owned by any other Person or (B) any Acquired Company is lessor of any tangible personal property owned by such Acquired Company;

(xviii)    any Contract entered into primarily in respect of the Business to which no Acquired Company is a party; and

(xix)       any Contract between an Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand.

(b)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or to prevent or materially delay the consummation of the Transactions, (i) subject to the Bankruptcy and Equity Exception, each of the Material Contracts was duly authorized, executed and delivered by or on behalf of such Acquired Company, is in full force and effect with respect to the Acquired Company that is party to such Material Contract, as applicable, and, to the Company’s Knowledge, with respect to each other party thereto, (ii) there exists no default, breach, or violation of the terms under any such Material Contracts by any Acquired Company or, to the Company’s Knowledge, any other party to such Material Contracts, or, to the Company’s Knowledge, any event which entitles or would, with notice or lapse of time or both, entitle such other party to declare breach, default or violation thereunder by any Acquired Company or that would permit the acceleration of performance under any such Material Contract, and (iii) no Acquired Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party (other than any Acquired Company) to any such Material Contract to terminate, materially and adversely amend or materially reduce its business relationship with any Acquired Company. Except to the extent prohibited by applicable national security or similar Laws, the Company has made available to Buyer an accurate and complete copy of each Material Contract (or a description if unwritten) that is in effect as of the date of this Agreement. To the Company’s Knowledge, as of the date of this Agreement, there is no reason to believe that any Material Contract with a customer will not remain in effect after the Closing or continue to generate substantially the same or more revenue after Closing through the remainder of its term as such Material Contract generates as of the date of this Agreement.

(c)           Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, no Acquired Company is a party to any Contract, or performs under any program, that has generated a loss, on a gross profit basis, of $50,000 or more for the Business during the twelve (12)-month period ended September 30, 2024.

4.12         Government Contracts.

(a)           Except for information that is prohibited to be disclosed by applicable national security or similar Laws, Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all Government Contracts that is reasonably expected to result in a total annual revenue in excess of $1,000,000, for which the period of performance has not expired or terminated or final payment has not been received, including all parties to the Contract, whether the Contract was awarded on a noncompetitive or sole-source basis, the Contract number and award date, the period of performance (including unexercised option periods), the applicable total contract value or total estimated contract value (inclusive of option periods), the total recognized revenue as of September 30, 2024, the funded and unfunded backlog, and approximate gross profit; (ii) all outstanding Government Bids that, if accepted and awarded, would result in a Government Contract reasonably expected to result in a total aggregate revenue in excess of $1,000,000 over the life of such Contract, including the customer program name, solicitation number, the anticipated award date, the estimated period of performance, whether the solicitation is set aside for any size or socio-economic category and the total bid price; (iii) all Government Contracts that are currently experiencing or are likely to experience cost, schedule, technical or quality problems.

(b)           The Acquired Companies have not received any written or, to the Company’s Knowledge, oral notice that any of the Government Contracts or Government Bids are the subject of any ongoing bid or award protest proceedings.

(c)           Since the Lookback Date, the Acquired Companies have complied in all material respects with, flowed down and developed all material policies required by (i) all statutory and regulatory requirements, including the Federal Acquisition Regulation (“FAR”), where and as applicable to each of the Government Contracts and Government Bids and (ii) all terms and conditions of each Government Contract, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, and all requirements pertaining to the charging of prices or costs, time-keeping and recordation, minimum qualifications of personnel, payment of administrative fees, and warranties, whether incorporated expressly, by reference, or by operation of law and each has included (whether expressly, by reference, or by operation of law) all such required terms in its agreements with third parties (including subcontractors, suppliers, joint venture partners, teaming partners, consultants, Agents, or Representatives). To the Company’s Knowledge, none of the Acquired Companies’ subcontractors, suppliers, teaming partners, consultants, agents, or Representatives has violated any applicable Law in connection with any Government Contract or Government Bid for which the Acquired Companies could reasonably be expected to have material liability or suffer any other material adverse consequences.

(d)           Since the Lookback Date, the Acquired Companies have complied in all material respects with all applicable representations and certifications in or related to each of its Government Contracts and Government Bids (including, without limitation, all representations and certifications contained in any Acquired Company’s System for Award Management registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor), and each such representation and certification was accurate in all material respects as of its effective date and has been updated to the extent required by Law or by the terms of any Government Contract or solicitation related to a Government Bid.

(e)           Since the Lookback Date, (i) all invoices for payment, reimbursement or adjustment submitted by any Acquired Company under each Government Contract were current, accurate and complete in all material respects as of their respective submission dates and (ii) all certified cost or pricing data submitted by any Acquired Company under its Government Contracts were current, accurate, and complete in all material respects as of their respective submission dates.

(f)           Since the Lookback Date, the Acquired Companies have been in material compliance with their Government Contracts and, since the Lookback Date, no Governmental Entity, prime contractor or subcontractor under a Government Contract, or other Person has (i) provided written or, to the Company’s Knowledge, oral, notice to any Acquired Company of an alleged material violation or breach of any Law, representation, certification, disclosure obligation or contract term, condition, clause, provision or specification with respect to any Government Contract or (ii) initiated any dispute proceedings or asserted any claim against any Acquired Company alleging any material violation or breach of any Law, warranty, representation, certification, disclosure obligation or contract term, condition, clause, provision or specification with respect to any Government Contract.

(g)           The Acquired Companies have not received, during the last five (5) years, any past performance evaluation or rating with respect to any Government Contract below “Satisfactory.”

(h)           Since the Lookback Date, (i) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any active Government Contract has notified the Acquired Companies in writing or, to the Company’s Knowledge, orally, of any actual or alleged violation or breach of any contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of active Government Contracts in the future, (ii) the Business has not received a cure notice, show cause notice, stop work order, corrective action request, letter of concern, termination for convenience, warranty claim, warranty notice, assessment of liquidated damages or similar deficiency notice relating to the Government Contracts that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Government Contracts in the future and (iii) no Government Contract awarded to any Acquired Company has been terminated for default or cause and such Acquired Company has not been threatened in writing or, to the Company’s Knowledge, orally, with termination for default or cause that remains unresolved with respect to any Government Contract.

(i)           Neither the Acquired Companies nor any of their respective “Principals” (as defined in FAR 2.101) has been suspended, debarred, proposed for debarment or declared ineligible from holding, performing or bidding or participating in the award of Government Contracts or has been declared ineligible or determined non-responsible for contracting with any Governmental Entity, and no such suspension, debarment, ineligibility or non-responsibility proceedings are pending or threatened.

(j)           Since the Lookback Date, neither the Acquired Companies, nor, to the Company’s Knowledge, any of their Principals (in their capacity as such) has been convicted of or had a civil judgment rendered against them for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust Laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating Federal criminal Tax Laws, or receiving stolen property; or been notified of any “delinquent” (as the term is defined in FAR 52.209-5(a)(1)(i)(D)) federal Taxes in an amount that exceeds $25,000 for which the liability remains unsatisfied. Neither the Acquired Companies nor, to the Company’s Knowledge, any of their Principals are presently indicted for, or otherwise criminally or civilly charged by, a Governmental Entity with the commission of any of the foregoing offenses.

(k)           Except for any audit or investigation of a Government Contract or Government Bid in the ordinary course of business consistent with past practice (whether conducted pursuant to Law, contractual requirement or otherwise), since the Lookback Date, (i) the Acquired Companies have not undergone and are not currently undergoing, any audit, review, inspection, survey, examination of records, or investigation relating to any Government Contract or Government Bid; (ii) there have been no written or, to the Company’s Knowledge, oral document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information from the Acquired Companies nor any of their officers, directors, managers or employees (in their capacity as such) with respect to any material violation of Government Contracts or Government Bids; (iii) neither the Acquired Companies, nor to the Company’s Knowledge, any of its officers, managers, directors or employees (in their capacity as such), has been under, nor to the Company’s Knowledge, is there pending or threatened, administrative, civil or criminal investigation or indictment or any audit involving alleged false statements, false claims or other improprieties relating to the Acquired Companies’ Government Contracts or Government Bids; (iv) the Acquired Companies have not made or been required to make any voluntary or mandatory disclosure to any Governmental Entity with respect to evidence or existence of any alleged, suspected, or possible breach, violation, irregularity, mischarging, misstatement, or other act or omission; (v) there have been no facts and circumstances that would require a mandatory disclosure pursuant to FAR 52.203-13; (vi) the Acquired Companies have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties arising from the Company’s Government Contracts or Government Bids; and (vii) the Acquired Companies have not made any payment, directly or indirectly, to any Person in violation of applicable Law, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(l)           Since the Lookback Date, there has not been (i) any withholding (other than with respect to Taxes) or setoff of any material payments by a Governmental Entity, prime contractor or higher-tier subcontractor nor, to the Company’s Knowledge, has there been any attempt to withhold or setoff, any material payments due to any Acquired Company under any Government Contract, or (ii) any material requests for equitable adjustment, claims or disputes relating to any Government Contract that have been asserted by the Acquired Companies or by any Governmental Entity, any prime contractor, any subcontractor or any third party against the Acquired Companies and, to the Company’s Knowledge, no facts or allegations exist that could reasonably be expected to result in such a material request for equitable adjustment, claim or dispute in the future. As of the date of this Agreement, none of the Acquired Companies have outstanding material requests for equitable adjustment, claims or disputes in connection with a Government Contract.

(m)           Each product provided by the Acquired Companies under a Government Contract was a Domestic End Product, as that term is defined in FAR 52.225-1 (and its implementing guidance and regulations) and any specialty metals incorporated in items delivered under the Acquired Companies’ Government Contracts were melted or produced in the United States consistent with DFARS 252.225-7009, in each case, in all material respects.

(n)           There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Acquired Companies’ ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or contract term. Each Acquired Company is in material compliance with all Organizational Conflict of Interest (as defined in FAR subpart 9.5) (“OCI”) requirements and has not, at any time since the Lookback Date, received written notice of any failure to comply with such requirements or the existence of any prohibited OCI in connection with any Government Contract.

(o)           The Acquired Companies are not using any Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of such Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Entity or other authorized party except as would be material to the Acquired Companies, taken as a whole. Each Acquired Company has taken commercially reasonable steps required under any Government Contract and applicable Law to assert, protect and support its rights in material technical data, computer software, computer software documentation, inventions and other Intellectual Property Rights so that no more than the minimum rights or licenses required under applicable Laws and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity. Without limiting the foregoing the Acquired Companies have timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property Rights delivered under any Government Contract in all material respects. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged or, to the Company’s Knowledge, has any basis for challenging, the markings and rights asserted by any Acquired Company.

(p)           Each Acquired Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts. The Acquired Companies have not had or experienced any material breach of data security or cybersecurity, whether physical or electronic that resulted in, or otherwise required, disclosure in connection with a Government Contract. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required by the terms of the Government Contract or applicable Law.

(q)           Each Acquired Company and their employees, hold, and have held during all required periods, such security clearances as are required to perform any Government Contract. To the Company’s Knowledge, there is no existing information, fact, condition, or circumstance that would cause any Acquired Company to lose its facility security clearance. The Acquired Companies are and have been, during all required periods, in compliance in all material respects with all applicable requirements specified in the National Industrial Security Program Operating Manual (“NISPOM”) as set forth at Part 117 of Title 32 of the United States Code of Federal Regulations, and any supplements, amendments or revised editions thereof.

4.13         Product Warranty; Product Liability.

(a)           Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedule, since the Lookback Date, each product manufactured, sold or delivered by any Acquired Company in connection with the Business has conformed in all material respects with all applicable Law, all applicable contractual specifications and all express and implied warranties made by the Acquired Companies (except to the extent any non-conformity is consented to in writing by the applicable customer), and no Acquired Company has any material liability for the replacement or repair thereof or other material Losses in connection therewith (other than any liability or Losses for which an Acquired Company has a warranty claim for the full amount of such liability or Losses against one of its suppliers or liability or Losses for which the Acquired Companies have adequately reserved against in the Interim Financial Statements). No Acquired Company has any material liabilities for replacement or repair of any such products or other material Losses in connection therewith not reserved against in the Interim Financial Statements. Except as set forth in Schedule 4.13(a) of the Company Disclosure Schedule, no Acquired Company has sold any products or delivered any services during the Lookback Date that included a warranty for a period of longer than twelve (12) months.

(b)           Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedule, no Proceedings by or before any Governmental Entity are pending or threatened in writing or, to the Company’s Knowledge, orally, against any of the Acquired Companies alleging, nor has any Acquired Company received any written or, to the Company’s Knowledge, oral, notice from any Person alleging, any material defect or material breach of warranty or any written or, to the Company’s Knowledge, oral, notice of circumstances that reasonably would be expected to give rise to such a claim, in each case, for which the Acquired Companies’ liability (x) would reasonably be expected to be material to the Acquired Companies, taken as a whole or (y) would not be covered by insurance proceeds available to the Acquired Companies following the Closing in accordance with this Agreement. Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedule, since the Lookback Date, there have been no product recalls, whether voluntary or mandatory, or market withdrawals relating to the products manufactured by the Acquired Companies, nor have there been any demands by any Governmental Entity for a product recall relating to the products manufactured by an Acquired Company. No Acquired Company has any material liability arising out of any injury to individuals or property as a result of the possession or use of any product manufactured, sold, repaired, installed, distributed or delivered by or on behalf of an Acquired Company or the performance of any service by or on behalf of any Affiliate or Representative of the Acquired Companies, including any material liability arising out of the defective or unsafe nature of any products or services of the Acquired Companies and, to the Company’s Knowledge, there exists no circumstances, state of facts or other basis for any such liability.

(c)           Since the Lookback Date, no Acquired Company has intentionally committed any act or intentionally failed to commit any act, which would result in, and, to the Company’s Knowledge, there has been no occurrence or notice of circumstances from any Person which could reasonably be expected to give rise to or form the basis of, any material product liability or material liability for breach of warranty on the part of any Acquired Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by any Acquired Company.

(d)           Since the Lookback Date, no Acquired Company has extended to any of its customers any written, nonuniform product warranties, indemnification, or guarantees except as set forth in Schedule 4.13(d) of the Company Disclosure Schedule.

4.14         Labor Matters.

(a)           As of the date of this Agreement, there are no collective bargaining agreements or other labor-related agreements with any labor or trade union, works council, employee representative or association or other labor organization, to which an Acquired Company is a party or to which Seller or any of its Controlled Affiliates is a party and that relates to the Business, and with respect to any Company Employee, to which an Acquired Company, Seller or any of its Controlled Affiliates is a party. With respect to Company Employees, since the Lookback Date, no strike, slowdown, concerted refusal to work overtime, work stoppage or unfair labor practice has occurred against any Acquired Company, Seller or its Controlled Affiliates and, to the Company’s Knowledge, no such actions are threatened. To the Company’s Knowledge, as of the date of this Agreement, no activities or proceedings of any labor union to organize any Company Employees are pending or threatened, and no such activities or proceedings have occurred since the Lookback Date. As of the date of this Agreement, no labor union or works council represents any Company Employees in connection with their employment with an Acquired Company.

(b)           Schedule 4.14(b) of the Company Disclosure Schedule sets forth the (i) employee ID number; (ii) entity they are employed by or providing services to; (iii) title or position (including whether full or part time); (iv) overtime exemption classification; (v) date of hire; (vi) current base salary or hourly pay rate; and (vii) amount of accrued but unused paid time off, of each Company Employee.

(c)           The Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, vacation, leaves, occupational safety and health (including the U.S. Occupational Safety and Health Act), employee whistle-blowing, immigration, worker’s compensation, disability, collective bargaining, secondment, layoffs, classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, and employment record keeping and posting requirements. Since the Lookback Date, no Acquired Company has violated in any material respect any Laws relating to labor, employment, and employment practices, and terms and conditions of employment in connection with the employment of any employees or other workers, including, but not limited to, any Laws relating to working conditions, occupational safety and health, and workers’ compensation.

(d)           Since the Lookback Date, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level employee of an Acquired Company in such Person’s capacity as such. Since the Lookback Date, none of the Acquired Companies have entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against an Acquired Company or any Person who is or was an officer, director, manager or supervisory-level employee of an Acquired Company.

(e)           Since the Lookback Date, no Acquired Company has any outstanding liability under the Worker Adjustment and Retraining Notification Act, or any similar applicable foreign, state or local Law (collectively, the “WARN Act”), with respect to employee layoffs.

(f)           There are no pending or, to the Company’s Knowledge, threatened, complaints or charges against any Acquired Company, or, to the Company’s Knowledge, against any officer, director, manager, employee, or equityholder of any Acquired Company, currently pending, or, to the Company’s Knowledge, threatened to be brought or filed, including before any Governmental Entity, regarding claims of unfair labor practices, discrimination, harassment, retaliation, unpaid wages or overtime, overtime exemption misclassification, wrongful discharge, improper background checks, occupational safety and health, workers’ compensation, or any other alleged unlawful employment practices arising from or relating to the employment of any of the employees or the relationship of any Acquired Company with any independent contractor, or the termination thereof and no such complaints or charges have been made against the Acquired Companies since the Lookback Date.

(g)           No current officer or senior employee of an Acquired Company has provided written or, to the Company’s Knowledge, oral, notice that he or she intends to terminate his or her employment relationship with any of the Acquired Companies, prior to the Closing or within one (1) year following the consummation of the Transactions.

(h)           All employees of the Acquired Companies are legally entitled to work in the United States and, to the Company’s Knowledge, all Persons employed by the Acquired Companies since the Lookback Date were. at the time of their employment, legally entitled to work in the United States.

(i)           To the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Acquired Companies is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Acquired Companies or (ii) to assign to any of the Acquired Companies or to any other Person any rights to any invention, improvement, or discovery.

(j)           Except as set forth on Schedule 4.14(j) of the Company Disclosure Schedule, none of the Acquired Companies are a party to any Contract with any employee that restricts the right of any of the Acquired Companies to terminate the employment of such employee without cause.

4.15         Employee Benefits.

(a)           Schedule 4.15(a) of the Company Disclosure Schedule sets forth a list of each Acquired Company Benefit Plan and each material Seller Benefit Plan (or forms of any offer letter, memorandum of employment agreement and any Seller Benefit Plan, in each case, that do not materially differ from the form), and separately identifies each Acquired Company Benefit Plan. With respect to each Acquired Company Benefit Plan, the Company has made available to Buyer accurate and complete copies of, as applicable, the current plan documents and summary plan descriptions, trust agreements, insurance contracts or other funding vehicles and all amendments and summaries of material modifications thereto as well as summaries of benefits and coverage (“SBCs”), the most recently filed annual report on Form 5500 and related summary annual report, third-party administration contracts, and any material, non-routine correspondence with any Governmental Entity relating to any government audits. With respect to each Seller Benefit Plan, the Company has made available to Buyer the plan document for, or a summary of the material terms of, such Seller Benefit Plan. With respect to each Qualified Plan, the Company has also made available to Buyer the most recently received IRS determination letter (or opinion or advisory letter, if applicable).

(b)           (i) Each Acquired Company Benefit Plan has been administered, funded and operated, in all material respects, in compliance with applicable Laws and in accordance with its terms, (ii) all contributions required to be made with respect to any such Acquired Company Benefit Plan on or prior to the Closing Date have been timely made and deposited, (iii) except as set forth on Schedule 4.15(b) of the Company Disclosure Schedule and except as reflected in Net Working Capital or Indebtedness, all contributions accrued under each Acquired Company Benefit Plan, adjusted to include proportional accruals for the period ending on the Closing Date, and each unfunded liability of the Acquired Companies under any Acquired Company Benefit Plan, has been contributed to such plan, (iv) no claims (other than routine claims for benefits in the ordinary course or appeals submitted and reviewed pursuant to the applicable Acquired Company Benefit Plan’s claims procedures) are pending or, to the Company’s Knowledge, threatened and (v) to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any material claims.

(c)           With respect to each Qualified Plan, (i) each such Qualified Plan has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS with respect to its qualification, (ii) the trusts maintained thereunder are intended to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred or condition exists that could reasonably be expected to result in disqualification or adversely affect such exemption.

(d)           As of the date of this Agreement, no action is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan by or on behalf of any Company Employee or Former Company Employee (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims).

(e)           No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject an Acquired Company to any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable Law, including, but not limited to, any tax or penalty imposed by Section 4975 of the Code, Section 502(i) of ERISA or Section 4980B of the Code or under any provision of the Patient Protection and Affordable Care Act of 2010.

(f)           No Acquired Company sponsors, maintains, or contributes to (or is obligated to contribute to) any Benefit Plan that is primarily subject to the Laws of any jurisdiction outside of the United States.

(g)           Except as would not reasonably be expected to result in a material liability to Buyer or its Subsidiaries, each Acquired Company Benefit Plan that provides any Company Employee “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(I) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”), if any, has been maintained and operated in material compliance with Section 409A. There is no Contract to which any Acquired Company is a party covering any Person, which individually or collectively requires any Acquired Company to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Person for Tax-related excise tax, interest or penalty under Section 409A.

(h)           Except as otherwise set forth in Schedule 4.15(h) of the Company Disclosure Schedule, the consummation of the Transactions will not (whether alone or together with any other event) (i) result in any payment or benefit becoming due to any Company Employee (including any cancellation or modification of indebtedness and severance), (ii) increase any payment or benefit to be paid or provided to any Company Employee or (iii) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any Company Employee, in each case for which an Acquired Company would be liable. Neither Seller nor any Acquired Company has any obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any Tax incurred by such Company Employee, including under Section 409A or 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. The consummation of the Transactions, alone, does not constitute a change of control of the Affiliated Group of which Holdings is the common parent for purposes of Section 280G of the Code.

(i)           None of the Acquired Companies nor any of their ERISA Affiliates contribute to or are obligated to contribute to, nor have contributed to, or had an obligation to contribute to at any time during since the Lookback Date, or have a liability (contingent or otherwise) with respect to, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j)           None of the Acquired Company Benefit Plans obligates any Acquired Company to provide a current or former employee, consultant, director or other service provider (or any beneficiary or dependent thereof) of the Acquired Company any life insurance or medical or health benefits after his or her termination of employment or service with such Acquired Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(k)           No Acquired Company nor any of its Controlled Affiliates is subject to any legal obligation to continue any Acquired Company Benefit Plan and, subject to any notice requirements under applicable Law, any Acquired Company Benefit Plan may be amended or terminated in accordance with its terms without the consent of any employee or beneficiary without incurring any material liability other than in connection with claims accrued prior to the date of such amendment or termination and normal and customary administrative fees associated with such termination.

4.16         Property.

(a)           Schedule 4.16(a) of the Company Disclosure Schedule sets forth a list (including the street address, to the extent available) of all real property owned in fee by an Acquired Company as of the date of this Agreement (the “Owned Real Property”). The applicable Acquired Company has good and marketable and valid indefeasible fee simple (or local equivalent) title to the applicable Owned Real Property, free and clear of any and all Encumbrances (other than Permitted Encumbrances). Except as disclosed on Schedule 4.16(a) of the Company Disclosure Schedule, and subject to Permitted Encumbrances: (i) no Acquired Company has granted in writing to any third party the right to use or occupy any Owned Real Property or any material portion thereof, and (ii) no Acquired Company has received any written notice of any Person in possession of, or claiming any possession to, adverse or not, or other interest in, any portion of the Owned Real Property. No Acquired Company is subject to any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein or otherwise has any outstanding obligation to transfer its right or interest in any of such Owned Real Property. No Acquired Company is a party to any agreement or option to purchase any other real property or interest therein. In each case, to the extent in the possession of Seller, Seller has made available to Buyer complete and accurate copies of title insurance policies insuring the Owned Real Property (together with true and complete copies of any documents listed in such policies) and any copies of the most recent surveys of the same. The Owned Real Property is in good operating condition and repair, normal and reasonable wear and tear excepted, and not damaged by any casualty which has not heretofore been repaired and restored to a condition reasonably sufficient for the operation thereof for its current use. The Owned Real Property is not in need of maintenance or repair except for ordinary routine maintenance and repair and is structurally sound with no known material defects. Except as set forth in Schedule 4.16(a) of the Company Disclosure Schedule, no construction (excluding routine maintenance and repair work) is currently being performed or is anticipated to be performed at the Owned Real Property. No Acquired Company has received any written notice of any material violation of any Law with respect to the Owned Real Property from any Governmental Entity having jurisdiction thereover and the Owned Real Property is in conformity in all material respects with all applicable Laws. There is no pending application for the reduction of the tax assessed valuation of the Owned Real Property and/or tax certiorari proceedings. None of the Acquired Companies have owned any real property other than the Owned Real Property. No Acquired Company has sold, transferred or conveyed any development rights relating to the Owned Real Property during its ownership of the Owned Real Property.

(b)           Schedule 4.16(b) of the Company Disclosure Schedule sets forth a list of all real property leases and subleases under which an Acquired Company is a lessee or sublessee and that are, in each case, in effect as of the date of this Agreement (any such lease or sublease, individually, a “Real Property Lease,” and such properties, the “Leased Real Property”), which list provides the street address (or other available identifying information) of each Leased Real Property. The applicable Acquired Company is the owner of the tenant interest in each Real Property Lease and has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.16(b) of the Company Disclosure Schedule and subject to Permitted Encumbrances (but solely clauses (b), (d), (e), (f) and (h) of the definition of Permitted Encumbrances): (i) the Leased Real Property is not subject to any third-party licenses, concessions, leases, subleases, or tenancies or occupancies of any kind; (ii) the term under each Real Property Lease has commenced, the calendar date that is the scheduled expiration date of the term of each Real Property Lease is set forth in each such Real Property Lease, and the applicable Acquired Company is in possession of the premises leased under each Real Property Lease; (iii) no termination event or termination condition (other than expiration of the Real Property Lease by its terms on the scheduled termination date, rather than an accelerated termination date) exists under any of the Real Property Leases; (iv) no expansion, contraction, extension, termination or other option has been exercised and each such option remains in effect (unless the same has expired by its terms set forth in the applicable Real Property Lease); and (v) there are no rent concessions, abatements or contributions owed to any Acquired Company under any Real Property Lease. To the knowledge of the Company, the landlord under each Real Property Lease is holding the amount of the security deposit (if any) stated in the applicable Real Property Lease. Except as disclosed on Schedule 4.16(b) of the Company Disclosure Schedule, and subject to Permitted Encumbrances: (A) no Acquired Company has granted in writing to any third party any right to use or occupy any Leased Real Property or any material portion thereof, and (B) the Leased Real Property is (1) in good operating condition and repair, normal and reasonable wear and tear excepted, and not damaged by any casualty which has not heretofore been repaired and restored to a condition reasonably sufficient for the operation thereof for its current use; and (2) to the Company’s knowledge, not in need of maintenance or repair (except for ordinary routine maintenance and repair) and is structurally sound with no known material defects and in conformity with all appliable Laws relating thereto currently in effect. Except as set forth in Schedule 4.16(b) of the Company Disclosure Schedule, no construction (excluding routine maintenance and repair work) is currently being performed or is anticipated to be performed by any Acquired Company at any Leased Real Property. No Acquired Company has received any written notice of any material violation of any Law with respect to the Leased Real Property from any Governmental Entity having jurisdiction thereover. There exists no expired or terminated lease, sublease, license or other occupancy agreement with respect to which any Acquired Company has any remaining liability.

(c)           The Owned Real Property and the Leased Real Property collectively constitute all of real property required to conduct the Business as currently conducted. No Acquired Company uses or occupies any real property other than the Owned Real Property and the Leased Real Property. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings with respect to any material portion of the Leased Real Property or Owned Real Property.

(d)           Except as disclosed on Schedule 4.16(d) of the Company Disclosure Schedule, all tangible personal property and assets used by any Acquired Company is owned by each Acquired Company and are free and clear of all Encumbrances, other than Permitted Encumbrances. The Acquired Companies have good and marketable title to, or in the case of leased tangible personal property and assets have valid leasehold interest in, all tangible personal property and assets necessary to conduct and operate the Business as currently being conducted, including all tangible personal property set forth in the Interim Balance Sheet (except with respect to assets (i) disposed of in the ordinary course of business since the date of the Interim Balance Sheet and (ii) acquired since the date of the Interim Balance Sheet in the ordinary course of business), in each case, except for the assets relating to the functions and support contemplated by the proviso in the definition of “Business” or those services, assets, rights, or properties furnished or made available under any other Transaction Documents. All tangible personal property owned or leased by any Acquired Company is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), is suitable for its intended use and has been regularly and properly serviced and maintained in accordance with industry practice. The material operations of the Business as it is now conducted is not dependent upon the right to use the personal property of Persons other than the Acquired Companies, except for such personal property that is leased, licensed or otherwise contracted to the Acquired Companies, or which the Acquired Companies otherwise have the right to use.

4.17         Intellectual Property.

(a)           Schedule 4.17(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications and (iv) Internet domain names, in each case, that constitute Owned IP (such Intellectual Property Rights, the “Company Registered IP”). Except as set forth in Schedule 4.17(a) of the Company Disclosure Schedule, there are no deadlines related to (A) registration, maintenance or renewal fees with respect to the Company Registered IP or (B) the filing of any documents, applications or certificates (including responses to office actions) or payment of fees that are required within ninety (90) days of the Closing Date to maintain any of the Company Registered IP. The Acquired Companies do not own any proprietary software.

(b)           All Company Registered IP is subsisting, and other than applications for registration, valid and enforceable. As of the Closing Date, an Acquired Company will own and possess all right, title and interest in and to each item of Owned IP, free of all Encumbrances (other than Permitted Encumbrances), and has valid rights to use all other Intellectual Property Rights used in or necessary to the conduct of the Business.

(c)           No material Proceeding is pending, or to the Company’s Knowledge, threatened in writing, alleging that any Acquired Company is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights. As of the date of this Agreement, the Acquired Companies and the conduct of the Business do not infringe, misappropriate or otherwise violate, and since the Lookback Date have not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person. The Acquired Companies have not, since the Lookback Date, received any charge, complaint, claim, demand or notice (in each case, in writing or, to the Company’s Knowledge, orally) (i) alleging that one or more of them have infringed or misappropriated any Intellectual Property Rights of any third party (including any claim that an Acquired Company must license or refrain from using any Intellectual Property Rights of any third party), or (ii) contesting or seeking to deny the validity, ownership or enforceability of any Owned IP.

(d)           No material Proceeding is pending or threatened in writing or, to the Company’s Knowledge, orally, by any Acquired Company, alleging that any Person is infringing, misappropriating or otherwise violating any Owned IP. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating, or since the Lookback Date has infringed, misappropriated or otherwise violated, any Owned IP.

(e)           Each present or past employee, officer, consultant or any other Person who developed for or on behalf of any of the Acquired Companies any material Owned IP used in the conduct of the Business is a party to a valid and enforceable written agreement that conveys or obligates such Person to convey to such Acquired Company any and all right, title and interest in and to all such Intellectual Property Rights, or otherwise has by operation of Law vested in such Acquired Company any and all such right, title and interest in and to all such Intellectual Property Rights.

(f)           The Acquired Companies have taken commercially reasonable measures to maintain in confidence all Trade Secrets that constitute Owned IP, and all other Trade Secrets in their possession and control. To the Company’s Knowledge, there has not been any unauthorized use or disclosure of any such Trade Secrets.

(g)           As of the date of this Agreement, each Acquired Company’s collection, use, analysis, disclosure, transfer, retention, storage, security, processing, and dissemination of Personal Information has been, since the Lookback Date, in compliance with Data Protection Laws and any Contract to which such Acquired Company is a party, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(h)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the Acquired Companies: (i) are, to the Company’s Knowledge, under audit or investigation by any Governmental Entity for a violation of any Data Protection Laws or any contractual or other binding obligations regarding the processing of Personal Information in any Contract to which such Acquired Company is a party; (ii) since the Lookback Date have received any written or, to the Company’s Knowledge, oral, notices from any Person or Governmental Entity relating to such violations; and (iii) are subject to any claim with respect to the loss, damage or unauthorized access, use, disclosure, modification, or other misuse of Personal Information, and no such claim has been threatened in writing or, to the Company’s Knowledge, orally. As of the date of this Agreement, no material Proceeding is pending against the Business alleging a violation of any Person’s privacy or Personal Information.

(i)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies maintain written security policies and security controls to the extent required by applicable Data Protection Law requirements and any Contract to which such Acquired Company is a party. Such security policies and security controls include reasonable administrative, technical and physical safeguards designed in a manner consistent with industry standards to protect the confidentiality, availability, integrity and security of Personal Information or other non-public information against any loss, damage, misuse, unauthorized use, access, interruption, modification, corruption or disclosure, including cybersecurity and malicious insider risks. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies have taken commercially reasonable steps to address, manage, and remediate all material risks, vulnerabilities, threats and deficiencies identified in any assessment, audit, review or analysis of the Business Systems that it has performed since the Lookback Date.

(j)           There has been no breach or violation of any Acquired Company security policy and none is threatened, and there has been no unauthorized or illegal use of or access to any of the non-public confidential information in any Acquired Company’s possession or control, including the Personal Information. The Acquired Companies have not been the subject of any audit in relation to the Data Protection Laws. To the Company’s Knowledge, at no time has any Acquired Company been required to give notice to any customer, supplier, Governmental Entity, employee, data subject, or other Person of any actual or alleged data security breaches or data security failures or noncompliance, pursuant to any of the Data Protection Laws, or a Contract to which such Acquired Company is a party.

(k)           The Acquired Companies safeguard, and since the Lookback Date have safeguarded, all computer systems, including any Acquired Company software, firmware, hardware, networks, interfaces, and related systems owned or licensed by an Acquired Company (collectively, the “Business Systems”) with commercially reasonable information security controls, and disaster recovery and business continuity practices. The Business Systems are sufficient in all material respects for the needs of the Business as currently conducted, including with respect to capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications.

(l)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company had a valid and legal right (whether contractually, by Law, or otherwise) to collect, access, or use any Personal Information so collected, accessed or used, respectively, in the operation of the Business as conducted since the Lookback Date. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company made any necessary disclosures to, and obtained any necessary consents from users, customers, employees, contractors, and any other applicable Persons required by applicable Data Protection Laws or any Acquired Company’s privacy policy to transfer any Personal Information so transferred in the operation of the Business as conducted since the Lookback Date.

(m)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole, the execution of this Agreement and Seller’s and the Company’s performance of its obligations hereunder will not result in the loss or impairment of the rights of the Acquired Companies to own or use any of the Intellectual Property Rights currently used in or necessary to the conduct of the Business, or in a violation or termination of any Contract concerning Intellectual Property Rights.

4.18         Environmental Matters.

(a)           The Acquired Companies are, and, except for matters which have been fully resolved with no existing Acquired Company liability, since the Lookback Date have been, in material compliance with all applicable Environmental Laws and, with respect to Hazardous Materials, Health and Safety Requirements.

(b)           Each Acquired Company (i) has obtained all Environmental Permits required for the operations of the Business as currently conducted, which remain in full force and effect and (ii) is, and, except for matters which have been fully resolved with no existing Acquired Company liability, since the Lookback Date has been, in material compliance with all such Environmental Permits.

(c)           There are no Proceedings pending, or to the Company’s Knowledge, threatened, against any Acquired Company in relation to any Environmental Laws, Environmental Permits, and, with respect to Hazardous Materials, Health and Safety Requirements.

(d)           No Acquired Company generates, uses, transports, treats, stores, or disposes of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and no Acquired Company has received written or, to the Company’s Knowledge, oral, notice of, actual or alleged liability under Environmental Law related to its Release, disposal, transportation, or arrangement for disposal or transportation of Hazardous Material.

(e)           No Acquired Company has assumed, by any Contract, arrangement or commitment, or by operation of Law, any material obligation or other material liability of any third party arising under Environmental Law.

4.19           Taxes.

(a)           Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it (taking into account any extensions of time within which to file). All such Tax Returns were correct and complete in all respects. All Taxes (whether or not shown on any Tax Return) owed by the Acquired Companies have been timely paid (taking into account any applicable extensions of time). For each year in which the Acquired Companies were part of an Affiliated Group, such Affiliated Group has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it (taking into account any extensions of time within which to file). All such Tax Returns were correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) owed by any such Affiliated Group have been timely paid (taking into account any applicable extensions of time).

(b)           Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No jurisdiction in which an Acquired Company does not file a Tax Return of a particular type has asserted in writing a claim that the Acquired Company is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction.

(d)           As of the date of this Agreement, no deficiency with respect to material Taxes has been proposed, asserted or assessed in writing against any Acquired Company that remains unpaid, and there are no pending, or threatened in writing, Tax Proceedings regarding any Taxes of an Acquired Company. There is no dispute, proceeding or other Tax Proceeding concerning any Tax liability of any Affiliated Group for any taxable period during which any Acquired Company was a member of such group claimed or raised by any Tax Authority, either (i) in writing or (ii) as to which Seller or the directors and officers (and employees responsible for Tax matters) of any of Holdings and its Subsidiaries has knowledge, other than disputes, proceedings or other Tax Proceedings that have been fully resolved. For each year in which the Acquired Companies were part of an Affiliated Group, no such Affiliated Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency.

(e)           No Acquired Company has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case, other than pursuant to extensions of a due date for filing a Tax Return obtained in the ordinary course of business.

(f)           Within the past three (3) years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)           There are no outstanding Encumbrances for Taxes on the assets of any Acquired Company (other than Permitted Encumbrances).

(h)           No Acquired Company is a United States real property holding corporation within the meaning of Code Section 897(c)(2). Each Acquired Company has disclosed on its federal income Tax Returns (or the Tax Returns of the Affiliated Group with which such Acquired Company files Tax Returns) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No Acquired Company is a party to or bound by any Tax allocation or sharing agreement. No Acquired Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holdings) or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(i)           The unpaid Taxes of the Acquired Companies (i) did not, as of December 31, 2023, exceed the reserve for Tax liability set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date.

(j)           Schedule 4.19(j) of the Company Disclosure Schedule sets forth the U.S. federal income tax entity classification of each of the Acquired Companies.

(k)           No Acquired Company has consummated or participated in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) (or any corresponding provision of state, local or non-U.S. Tax Law).

(l)            No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of Tax accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) deferred revenue or prepaid amount received on or prior to the Closing Date; or (vi) intercompany transactions entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing as of the Closing Date.

(m)           No Acquired Company has ever executed or entered into with any Tax Authority any private letter ruling request or private letter ruling from the IRS (or any comparable ruling from any other Tax Authorities).

(n)           Each Acquired Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(o)           No Acquired Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to Section 2301 of the CARES Act, the Families First Coronavirus Response Act, or the Payroll Tax Executive Order.

(p)           Holdings is a member of an Affiliated Group (i) of which Holdings is the common parent and (ii) that files a consolidated federal income Tax Return that includes as members Seller, the Company and Intermat.

4.20         Brokers. Neither the Company nor any Acquired Company has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

4.21         Inventory. Each Acquired Company has good and valid title, free and clear of any Encumbrances, other than Permitted Encumbrances, to all Inventory. Except as set forth on Schedule 4.21 of the Company Disclosure Schedule, the Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is in good and marketable condition; (c) is not damaged, obsolete, slow-moving, or defective and is in compliance with all contractual commitments and all express and implied warranties; (d) is salable in the ordinary course of business; (e) has been acquired and maintained in the ordinary course of business; (f) is not unreasonable, in kind or amount, in light of the business conducted and reasonably anticipated to be conducted by the Company or any Acquired Company; and (g) is not subject to any write-down or write-off for obsolescence or otherwise under GAAP, in each case, (i) subject to adequate reserves for obsolete, excess, damaged, slow-moving or otherwise unusable Inventory included in the inventory line item reflected on the balance sheets included in the Financial Statements and as adjusted for the passage of time through the Closing Date in the ordinary course of business and (ii) except as would not reasonably be expected to be material to the Business. Inventory on hand that was purchased after the date of the Interim Financial Statements was purchased in the ordinary course of business. None of the Inventory is in the possession of any Person other than the Acquired Companies, other than Inventory in transit in the ordinary course of business. As of the date of this Agreement, no Acquired Company has received written or, to the Company’s Knowledge, oral, notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the production and distribution of its products.

4.22         No Other Agreement to Sell. Other than the sale of assets in the ordinary course of Business and except with respect to (a) the Transactions, or (b) the transactions contemplated by the Spirit/Boeing Merger Agreement, neither any Acquired Company nor Seller, is a party to any Contract pursuant to which it has a legal obligation to any other Person to sell or otherwise transfer any equity securities of any Acquired Company (including the Shares) or all or substantially all of the assets or the business of any Acquired Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution, change in control or similar transaction involving any Acquired Company.

4.23         Related Party Transactions. Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, and other than Contracts, Benefit Plans or policies for, or otherwise in connection with, employment and benefits provided to employees and other individual services providers in the ordinary course of business, no Related Person: (i) owns in whole or in part, any of the material tangible property or assets used in the Business or (ii) has entered into a financial transaction with or is a party to any Contract with any Acquired Company.

4.24         Key Customers and Key Suppliers. Schedule 4.24 of the Company Disclosure Schedule lists (by dollar volume paid) for the most recently completed fiscal year and the current fiscal year-to-date: (a) the Key Customers and (b) the Key Suppliers. Opposite the name of each such Key Customer and Key Supplier is the approximate amount of revenues (or expenses) attributable to such Key Customer and Key Supplier for the most recently completed fiscal year and the current fiscal year-to-date. Except as otherwise set forth on Schedule 4.24 of the Company Disclosure Schedule, from January 1, 2023 through the date of this Agreement, no Key Customer and Key Supplier has (i) notified any Acquired Company in writing or, to the Company’s Knowledge, orally, that it intends to refuse to pay any amount due to such Acquired Company or seek to exercise any remedy against any Acquired Company, or (ii) indicated that it desires or intends to effect a change to any of its Contracts or Government Contracts with any Acquired Company that would materially reduce the profit margin that the Acquired Companies are expected to achieve with respect to such Contract or Government Contract or otherwise change the material terms of such Contract or Government Contract or change the type of Contract or Government Contract by which such customer or supplier purchases or supplies goods and/or services. From January 1, 2023 through the date of this Agreement, no Acquired Company has engaged in any material dispute with any Key Customer or Key Supplier. To the Company’s Knowledge, consummation of the Transactions will not adversely affect the relationship of any Acquired Company with any Key Customer or Key Supplier.

4.25         Insurance. True, correct and complete copies of all policies of insurance to which any Acquired Company is a party or is subject to coverage thereunder have been made available to Buyer. With respect to each such insurance policy: (a) the policy is, and at all times since its inception has been, in full force and effect by its terms; (b) neither any Acquired Company, or, to the Company’s Knowledge, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices); and (c) no Acquired Company has received written or, to the Company’s Knowledge, oral, notice from any insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general. Such insurance policies provide coverage, and are in such amounts, with such deductibles, which in each case are sufficient for the requirements of applicable Law and all Contracts to which any Acquired Company is a party or by which the Business, the assets or properties of any Acquired Company are bound and as is reasonable for the Business, assets and properties of the Acquired Companies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, (x) no insurance policy has been cancelled within the last three (3) years and no threat has been made in writing or, to the Company’s Knowledge, orally, to cancel any insurance policy covering the Business, any Acquired Company or its businesses, assets or properties during such period and (y) to the Company’s Knowledge, no event has occurred that limits or impairs, or would be reasonably expected to limit or impair, the rights of any Acquired Company under any such insurance policies. In the last (3) years, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice from, or on behalf of, any insurance carrier of any Acquired Company (i) relating to or involving any adverse change (other than in the ordinary course of business) in the conditions of insurance or any refusal to issue any insurance policy or (ii) requiring or suggesting any material alteration of any assets, purchase of additional equipment or material modification of any Acquired Company’s methods of doing business. No Acquired Company has incurred any material losses under any property, general liability, auto, directors & officers, employment practices liability, fiduciary liability or crime policies.

4.26         Disclaimer of the Company. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Article IV AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V (IN EACH CASE, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NONE OF THE COMPANY, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO THE COMPANY, ITS AFFILIATES (INCLUDING the Acquired Companies OR ANY OF THEIR RESPECTIVE BUSINESSES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES) OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) Buyer, its Affiliates or its OR their RESPECTIVE Representatives or any other Person (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALs MADE AVAILABLE TO Buyer, its Affiliates or its OR their RESPECTIVE Representatives or any other Person in THE DATA ROOM OR OTHERWISE, IN a confidential information memorandum or ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business (including the financial information, projections or other forward-looking statements of THE COMPANY, ITS AFFILIATES (INCLUDING the Acquired Companies), in each case, in expectation or furtherance of the Transactions), AND THE COMPANY HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS Article IV OR Article V. except for the representations and warranties expressly made by the company in this article IV, and the representations and warranties expressly made by seller in article V (in each case, as qualified by the company disclosure schedule), THE COMPANY further specifically disclaims any statement, representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to assets of the Business, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Company Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

5.1           Authority; Enforceability.

(a)           Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and under each other Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and such authorization has not been subsequently modified or rescinded.

(b)           This Agreement has been duly and validly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and the Company, a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Document to which Seller is or will be a party by the other parties thereto, each such applicable Transaction Document will constitute a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

5.2           Non-Contravention; Consents.

(a)           The execution and delivery of this Agreement by Seller, and each other Transaction Document to which Seller is or will be a party does not, and the performance of this Agreement by Seller, and each other Transaction Document to which Seller is or will be a party by Seller, will not, require any Consent, approval, Order, authorization or Permit of, qualification or filing with, or notification to, any Governmental Entity, except (i) under the HSR Act and, with respect to attributes of Buyer, other applicable Antitrust Laws, (ii) under the applicable requirements of the Exchange Act, (iii) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay Seller from consummating the Transactions, otherwise prevent Seller from performing, in all material respects, its obligations hereunder, or result in a material liability or other loss of any Acquired Company and (iv) those required by reasons of the regulatory status or operations of Buyer or its Affiliates.

(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 5.2(a) are obtained or made, the execution and delivery by Seller of this Agreement and each other Transaction Document to which Seller is or will be a party, and the consummation of the Transactions, will not (i) contravene, conflict with or violate any provision of the Governing Documents of Seller, (ii) contravene, conflict with, require a filing under or result in any violation or breach of any applicable Law, Contract, Order or Permit, in each case, to which Seller is subject, with or without giving notice or the lapse of time or both, except as would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing, in all material respects, its obligations hereunder or otherwise result in a material liability or other loss of any Acquired Company or (iii) with or without giving notice or the lapse of time or both, result in the creation or imposition of any Encumbrance on any equity securities or any asset or property of Seller or any Acquired Company, except for Permitted Encumbrances.

5.3            Organization. Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, except as would not reasonably be expected to materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing, in all material respects, its obligations hereunder. Seller has all necessary corporate power and authority to conduct its business as conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing, in all material respects, its obligations hereunder.

5.4            Title; Shares. Seller is the record and beneficial owner of all of the outstanding Shares and has good and valid title to the Shares, free and clear of all Encumbrances, except for Permitted Encumbrances. Seller has full power and authority to transfer and deliver the Shares to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances). Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller or any of its Controlled Affiliates have granted any option, warrant or other right to any Person to acquire or vote any Shares.

5.5            Brokers. Other than with respect to fees or commissions that will be borne solely by Seller and its Affiliates (other than the Acquired Companies), neither Seller nor any Acquired Company has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

5.6            Litigation. There is no Proceeding pending, or, to Seller’s actual knowledge, threatened in writing or, to Seller’s actual knowledge, orally, that could, either individually or in the aggregate, prevent, delay or impair the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents to which Seller is a party or to consummate the Transactions. As of the Closing, immediately after giving effect to all of the Transactions, and assuming satisfaction of the Closing Conditions set forth in Section 11.1 and Section 11.3, Seller will (a) not have unreasonably small capital with which to engage in its business or (b) be unable to pay its debts as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or its Affiliates.

5.7            Disclaimer of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN Article IV (IN EACH CASE, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NONE OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO Seller, ITS AFFILIATES (INCLUDING the Acquired Companies OR ANY OF THEIR RESPECTIVE BUSINESSES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES) OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) Buyer, its Affiliates or its OR their RESPECTIVE Representatives or any other Person (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALs MADE AVAILABLE TO Buyer, its Affiliates or its OR their RESPECTIVE Representatives or any other Person in THE DATA ROOM OR OTHERWISE, IN a confidential information memorandum or ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business (including the financial information, projections or other forward-looking statements of Seller, ITS AFFILIATES (INCLUDING the Acquired Companies), in each case, in expectation or furtherance of the Transactions), AND SELLER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS Article V or article IV. EXCEPT AS EXPRESSLY SET FORTH IN article IV and THIS ARTICLE V, Seller further specifically disclaims any statement, representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to assets of the Business, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Seller as follows:

6.1            Authority; Enforceability.

(a)            Buyer has the requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and under each other Transaction Document to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer and such authorization has not been subsequently modified or rescinded.

(b)            This Agreement has been duly and validly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company and Seller, a valid and binding legal obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Document to which Buyer is a party by the other parties thereto, each such applicable Transaction Document will constitute a valid and binding legal obligation of Buyer, enforceable against Buyer in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

6.2            Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement by Buyer, and each other Transaction Document to which Buyer is a party by Buyer, does not, and the performance of this Agreement by Buyer, and each other Transaction Document to which Buyer is a party by Buyer, will not, require any Consent or Permit of, or filing with, or notification to, any Governmental Entity, except (i) under the HSR Act and, with respect to attributes of Seller or the Company, other applicable Antitrust Laws, (ii) under the applicable requirements of the Exchange Act, (iii) compliance with any Permits relating to the Business and (iv) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 6.2(a) are obtained or made, the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party does not, and the consummation of the Transactions will not, (i) contravene, conflict with or violate any provision of the organizational documents of Buyer or its Affiliates, (ii) contravene, conflict with, require a filing under or result in any violation or breach of conflict with or violate any Law applicable to Buyer or its Affiliates except with respect to required filings under Antitrust Laws or (iii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer or its Affiliates are party, except, in the case of the foregoing clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.3            Organization. Buyer is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has all necessary organizational power and authority to conduct its business in all material respects in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has made available to Seller accurate and complete copies, in all material respects, of its organizational documents as in effect as of the date of this Agreement.

6.4            Sufficiency of Funds. As of the date of this Agreement and as of immediately prior to the Closing, upon funding of the amounts set forth in the Debt Commitment Letters and assuming the satisfaction or waiver of the Financing Conditions, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds, including under the Debt Commitment Letters, to (a) fund all amounts required to be paid by Buyer in connection with the consummation of the Transactions, including the making of all associated payments at the Closing (including the amounts necessary to consummate the Refinancing (as defined in the Debt Commitment Letters)) and (b) pay all related fees and expenses of Buyer. Buyer’s obligations (or those of any of its Affiliates) to consummate the Transactions are not in any way contingent upon or otherwise subject to Buyer’s (or any of its Affiliates’) consummation of any financing arrangements, Buyer obtaining (or any of its Affiliates obtaining) any financing or the availability, grant, provision or extension of any financing to Buyer (or to any of its Affiliates).

6.5            Solvency. As of immediately prior to the Closing, immediately after giving effect to the Debt Financing, and assuming satisfaction of the Closing Conditions set forth in Section 11.1 and Section 11.2, Buyer and its Subsidiaries will (a) not have unreasonably small capital with which to engage in its business or (b) be unable to pay their respective debts as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates (including the Acquired Companies).

6.6            Litigation. As of the date of this Agreement, there is no Proceeding pending or to the actual knowledge of Buyer, threatened in writing, against Buyer, and Buyer is not subject to any Order, in each case, that could, either individually or in the aggregate, prevent, delay or impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents to which Buyer is a party or to consummate the Transactions.

6.7            Investment Purpose. Buyer is acquiring the Acquired Companies for its own account as an investment without the present intent to sell, transfer or otherwise distribute the equity of any such Acquired Company to any other Person. Buyer has made, independently and without reliance on any of Seller or the Company (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement or in any other Transaction Document), its own analysis of the Acquired Companies. Buyer acknowledges that the equity interests of the Acquired Companies are not registered pursuant to the Securities Act, or any other securities Laws, and that none of such equity may be transferred, except pursuant to an applicable exception under the Securities Act or applicable securities Laws. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.7 shall limit the right of Buyer to rely on the representations and warranties of the Company or Seller expressly set forth in this Agreement or in any other Transaction Document.

6.8            Brokers. Buyer and its Affiliates have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

6.9            R&W Insurance Policy. Attached hereto as EXHIBIT B (Form of R&W Insurance Policy) is a true, correct and complete copy of a buy-side representations and warranties insurance policy in connection with the Transactions (the “R&W Insurance Policy”), which has been bound by the R&W Insurer as of the date hereof, which R&W Insurance Policy has not been amended, terminated or modified. On or prior to the date hereof, Buyer has paid the deposit fee and all other payments or fees and taken all necessary actions, in each case, required to bind Buyer’s coverage under the R&W Insurance Policy on or before the date hereof.

6.10          Financing.

(a)            Subject to Section 12.4, the obligations of Buyer to consummate and perform the transactions contemplated by this Agreement and the other Transaction Documents are not in any way contingent upon or otherwise subject to Buyer’s, its Affiliates’ or any other Person’s consummation of any financing arrangement, Buyer’s, its Affiliates’ or any other Person’s obtaining of any financing or the availability, grant, provision or extension of any financing.

(b)            Buyer has delivered to Seller a true and complete copy of the executed Debt Commitment Letters, together with all exhibits, annexes, schedules, term sheets and fee letters thereto (provided, that any such Debt Commitment Letters’ term sheet attachment or fee letter may be redacted to omit fee amounts, pricing caps and other commercially sensitive numbers and economic terms, and the “market flex” provisions (but not covenants or other terms relating to conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing)). The Debt Commitment Letters have not been amended or modified in any manner prior to the date of this Agreement. None of Buyer or any of its Affiliates has entered into any agreement, side letter or arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters that would affect the availability of the Debt Financing at the Closing, or the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing. The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), when funded in accordance with the Debt Commitment Letters, together with cash and immediately available funds otherwise available to Buyer, will be sufficient to (i) fund all amounts required to be paid by Buyer to consummate the Transactions, including the making of all associated payments at the Closing (including the amounts necessary to consummate the Refinancing (as defined in the Debt Commitment Letters)) and (ii) pay all related fees and expenses of Buyer as set forth in this Agreement, the Debt Commitment Letters and related fee letters and the definitive documents in respect of the Debt Financing. The respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. The Debt Commitment Letters are in full force and effect and, to Buyer’s knowledge, represent a valid, binding and enforceable obligation of the Debt Financing Sources named therein (except as such enforceability may be limited by the Bankruptcy and Equity Exception) to provide the financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the knowledge of Buyer, any other party thereto under any of the Debt Commitment Letters. Buyer has no reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letters (including the Financing Conditions), or (ii) the Debt Financing will not be made available to Buyer on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than the Financing Conditions and the Bankruptcy and Equity Exception. Buyer has paid in full any and all commitment fees and all other fees, expenses and other amounts required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date such payments are due thereunder and shall pay in full any such amounts due on or before the Closing Date.

6.11          Limited Guaranty. The Limited Guaranty is in full force and effect and is the valid, binding and enforceable obligation of Guarantor in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Limited Guaranty.

6.12          Inspection; No Other Representations.

(a)            Buyer is an informed and sophisticated BUYER and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Companies. BUYER HAS CONDUCTED TO ITS OWN SATISFACTION AN INDEPENDENT REVIEW AND ANALYSIS OF THE ACQUIRED COMPANIES, THE BUSINESS AND THE ASSETS, AND THE CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED COMPANIES AND THE BUSINESS, AND ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED SUFFICIENT ACCESS TO THE PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED COMPANIES AND THE BUSINESS FOR THIS PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV AND OF SELLER EXPRESSLY SET FORTH IN ARTICLE V.

(b)            BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV AND OF SELLER EXPRESSLY SET FORTH IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO BUYER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) OR THE BUSINESS, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND BUYER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) AND THEIR RESPECTIVE REPRESENTATIVES.

(c)           None of Buyer or any of its Affiliates or its or their respective Representatives has relied on, and none are relying on, any representations or warranties from THE COMPANY, Seller or any other Person in determining to enter into this Agreement, except for the representations and warranties expressly made by THE COMPANY in Article IV AND bY SELLER IN ARTICLE V (IN EACH CASE, as qualified by the COMPANY Disclosure Schedule).

6.13          No Other Buyer Representations. Except as provided in this Article VI or the other Transaction Documents to which Buyer is or will be a party, none of Buyer nor any of its Affiliates or Representatives have made, or are making, any representation or warranty whatsoever to Seller, the Company or any of their respective Affiliates or Representatives.

Article VII

COVENANTS OF THE PARTIES

7.1            Conduct of the Business Prior to the Closing.

(a)            Except (i) as contemplated by this Agreement or the other Transaction Documents, (ii) as required by any Law or Contract, (iii) for matters set forth on Schedule 7.1(a) of the Company Disclosure Schedule, (iv) in response to or related to any (A) Exigency Event, (B) Exigency Measure, (C) Cybersecurity Incident, (D) Cybersecurity Measure or (E) change in any Law relating to or resulting from any Exigency Event, Exigency Measure or any Cybersecurity Incident or (v) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall cause the Acquired Companies to (1) use commercially reasonable efforts to (A) operate the Business in the ordinary course of business in all material respects and (B) preserve substantially intact its business and goodwill, including material business relationships with customers, suppliers, employees, Governmental Entities and other third parties with whom it has business dealings and all of its material assets and properties (provided, that (x) no action or inaction by Seller or any Acquired Company with respect to any matters specifically addressed by any portion of the subsequent clause (2) of this Section 7.1(a) shall be deemed a breach of this clause (1) unless such action or inaction would constitute a breach of such portion of clause (2); (y) the failure of Seller or any Acquired Company to take any action prohibited by clause (2) shall in no circumstances be deemed a breach of this clause (1); and (z) Buyer’s consent with respect to any action or matter pursuant to clause (2) shall be deemed to constitute consent for all purposes under this Section 7.1) and (2) to the extent within their reasonable authority and control, not do any of the following:

(i)              amend the Governing Documents of any Acquired Company, except as otherwise required by Law in a manner materially adverse to Buyer or split, combine or reclassify any equity securities of any Acquired Company or authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of any Acquired Company, except for issuances by any Acquired Company to Seller or to the Company;

(ii)             with respect to any Acquired Company, fail to maintain its corporate existence or merge or consolidate with any other Person, enter into any joint venture or similar venture with any other Person or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii)            with respect to any Acquired Company, revalue in any material respect any of its assets, including writing-off notes or accounts receivable or make any material changes with respect to any financial accounting policies or procedures of the Acquired Companies, other than as may be appropriate to conform to changes in Laws, regulatory accounting requirements or GAAP;

(iv)            except for (A) intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing, (B) indebtedness incurred to finance capital expenditures permitted under clause (xvii) below and not prohibited under the Seller Debt Facilities and which will be paid off at Closing, and (C) obligations under finance leases that constitute Indebtedness, (1) incur indebtedness for borrowed money in excess of $500,000 (other than under the Seller Debt Facilities) which will be paid off at Closing, (2) enter into any Contract involving financing or borrowing of money (other than under the Seller Debt Facilities or as otherwise permitted under the immediately preceding subclause (1) of this clause (iv)) or (3) assume, guarantee or endorse the obligations of any Person (other than under the Seller Debt Facilities or as otherwise permitted under the preceding subclause (1) of this clause (iv)) if, in each case, such indebtedness, financing, borrowings or obligations would be obligations of the Acquired Companies following the Closing;

(v)             compromise, settle or grant any release of any claim relating to any obligation owed to it or any Proceeding with respect to any Acquired Company (A) where the amount involved is in excess of $500,000 or (B) involving injunctive or other nonmonetary relief or admission of wrongdoing that would cause material detriment to the Acquired Companies;

(vi)            permit any of the material assets of the Acquired Companies to become subjected to any Encumbrance other than (A) Permitted Encumbrances or (B) Encumbrances on assets comprising permitted capital expenditures under clause (xvi) below or assets subject to finance leases that constitute Indebtedness;

(vii)          except in the ordinary course of business and subject to Permitted Encumbrances, sell, assign, convey, license, transfer, lease, sublease or otherwise dispose of or abandon any material properties or assets of the Acquired Companies having an aggregate value in excess of $250,000;

(viii)         with respect to any Acquired Company, purchase any securities or make any material investment in any Person, either by purchase of stock or securities, merger or consolidation, contributions to capital, purchase or transfer of all or substantially all assets, or otherwise acquire direct or indirect control over any Person or division thereof that would be material to the Business;

(ix)            make or declare or set aside or pay any dividends or distributions on any equity interest of any Acquired Company, other than dividends or distributions to be paid in cash and settled in full prior to the Benchmark Time;

(x)             except (A) as may be required by the terms of a Benefit Plan, or (B) as contemplated by this Agreement, (1) materially increase the compensation or benefits of any Company Employee (other than any Company Employee with an annual base salary (or wage rate) less than $200,000 in the ordinary course of business or promotion of any Company Employee in the ordinary course of business), (2) enter into or adopt any new material Acquired Company Benefit Plan, or amend or terminate any material Acquired Company Benefit Plan (other than as permitted in (1) above), (3) amend to increase the benefits of any Company Employee under any Seller Benefit Plan (except as would apply uniformly to Company Employees and employees of Seller and its Subsidiaries), or (4) with respect to any Acquired Company, hire any employee, or any consultant or independent contractor who is an individual, whose annual base salary (or wage rate) would exceed $150,000 (other than to fill a vacancy in the ordinary course of business);

(xi)             materially modify in any manner that is materially adverse to the Acquired Companies any Material Contract;

(xii)           in respect of the Acquired Companies, enter into any Contract of a type that would be a Material Contract if such Contract was in effect on the date hereof, other than (A) Contracts relating to the activities described in any other clause of this Section 7.1(a)(2), which shall be governed by those respective clauses, (B) Government Contracts entered into pursuant to the Government Bids outstanding as of the date hereof that are (x) disclosed on the Company Disclosure Schedule as may be required by this Agreement or (y) otherwise not required to be disclosed on the Company Disclosure Schedule pursuant to the terms of this Agreement (including as a result of such disclosure being prohibited by applicable national security or similar Laws), (C) Contracts of the type described in Section 4.11(a)(xvii), (D) Contracts of the type described in Section 4.11(a)(xix) (to the extent such Contract will be terminated or fully performed at or prior to the Closing without any liability to the Acquired Companies following the Closing), or (E) Contracts with any customer or supplier which would not be required to be disclosed pursuant to Section 4.11(a)(iv), Section 4.11(a)(v), or Section 4.11(a)(vi) if it was in effect as of the date hereof, in each case of clauses (B), (C) and (E), if entered into in the ordinary course of business;

(xiii)          implement any mass employee layoffs or other reductions in force in respect of Company Employees, or otherwise terminate the employment of any Company Employee with an annual base salary (or wage rate) equal to or greater than $150,000, other than for cause;

(xiv)          sell, assign, license, abandon, fail to maintain, permit to lapse or transfer any material Owned IP, except (A) pursuant to non-exclusive licenses entered into in the ordinary course of business, (B) the expiration of Company Registered IP in accordance with the applicable statutory term and (C) the abandonment or allowing to lapse of Company Registered IP in the ordinary course of business;

(xv)           knowingly disclose any Trade Secrets or other Business Confidential Information, except for (A) disclosures to Persons subject to an obligation of confidentiality that cover such Trade Secrets or Business Confidential Information, (B) disclosures of Business Confidential Information required by applicable law, rule or regulatory authority (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, deposition, civil investigative demand, regulatory or other similar legal process), (C) disclosures to Buyer or any of its Representatives, (D) disclosures of Business Confidential Information made in compliance with Section 13.10, or (E) disclosures required to comply with Seller’s or the Acquired Companies’ obligations under this Agreement (including their obligations under Section 2.3(c), Section 7.2, Section 7.5, Section 7.7, Section 7.11 and Section 7.12);

(xvi)          fail to maintain insurance upon all of the Acquired Companies’ material assets and properties in such amounts and of such kinds comparable to that in effect as of the date of this Agreement;

(xvii)         with respect to any Acquired Company, (i) make any capital expenditure in an amount in excess of $250,000 individually or $1,000,000 in the aggregate, during any twelve (12) month period following the date hereof, other than (A) as budgeted in the Acquired Companies’ then current budget made available to Buyer or (B) capital expenditures required to be made pursuant to any Contract to which an Acquired Company is a party that has been made available to Buyer or (ii) materially delay the repair or maintenance of any material asset or properties outside of the ordinary course of business;

(xviii)        with respect to any Acquired Company, (1) make, change or revoke any material Tax election, (2) adopt or change any annual Tax accounting period, (3) elect to adopt or change any method, principle or practice of Tax accounting, except as otherwise required by applicable law, (4) file any amended Tax Return, (5) enter into any closing agreement, settlement, or compromise of any claim or assessment, in each case, in respect of Taxes, (6) consent to or request any extension or waiver of any limitation period with respect to any claim or assessment for Taxes or surrender any right to claim a Tax refund, (7) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or (8) prepare or file any Tax Return in a manner that is inconsistent with past practices;

(xix)           materially delay, postpone or cancel the payment of any material accounts payable of any Acquired Company, agree or negotiate with any party to extend the payment date of any material accounts payable of any Acquired Company or accelerate the collection of any material accounts or notes receivable of any Acquired Company or otherwise change any of its cash management practices in any material respects, in each case, other than in the ordinary course of business consistent with past practices;

(xx)            with respect to the Acquired Companies, make any loans for borrowed money or advances of money or capital contributions to any Person (other than capital contributions between the Acquired Companies); or

(xxi)           agree to do or enter into any legally binding commitment with respect to any of the foregoing.

(b)            Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Seller or its Affiliates from taking or failing to take any action (i) that is substantively consistent with the policies of Seller or any of its Affiliates in effect as of the date of this Agreement in connection with any Exigency Event or in response to Exigency Measures or Cybersecurity Measures generally or (ii) in good faith and in compliance with all applicable Laws (including the establishment of any policy, procedure or protocol or any action taken or failed to be taken to protect the Business, the health and safety of the personnel or employees of Seller or other Persons with whom the personnel or employees of Seller come into contact with in the ordinary course of business) in response to or related to any (A) Exigency Event, (B) Exigency Measure, (C) Cybersecurity Incident, (D) Cybersecurity Measures or (E) change in any Law or policy relating to or resulting from any Exigency Event, Exigency Measure or Cybersecurity Measure, and none of the foregoing shall in any event be deemed to constitute a breach of Section 7.1(a).

(c)            Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Seller and its Affiliates from, and Seller and its Affiliates have the affirmative right to terminate, amend or modify any Contract or Benefit Plan in connection with any Law relating to segment closings, pension plan terminations or curtailment of benefits.

(d)            Notwithstanding anything to the contrary contained in this Agreement, the bank accounts of the Acquired Companies shall continue to be subject to Seller’s and its Affiliates’ periodic cash sweep and cash pooling programs, and the Acquired Companies may pay cash dividends and make cash distributions and take any and all actions in connection therewith, in each case in their sole discretion.

(e)            Nothing contained in this Agreement is intended to or shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of Seller, the Business or any of the Acquired Companies prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Business and the Acquired Companies.

7.2            Pre-Closing Access to Information.

(a)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall, and shall cause the Acquired Companies to, solely for the purpose of assisting Buyer in satisfying the Closing Conditions set forth in Section 11.2 and Section 11.1 and consummating the Closing on the third (3rd) Business Day following satisfaction of such Closing Conditions, and in any case, prior to the third (3rd) Business Day prior to the Outside Date (and for no other purpose), permit Buyer and its Representatives to have reasonable access, subject to applicable Laws and upon reasonable prior notice, during normal business hours in a manner so as not to interfere with the normal business operations of the Acquired Companies and in accordance with the procedures established by Seller, to the books and records (including financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request) of the Acquired Companies, to the extent related to the Business; provided, however, that nothing in this Section 7.2 shall: (i) require Seller or its Affiliates to provide access or to disclose information where such access or disclosure would contravene any Law (including Data Protection Laws), Exigency Measure, Cybersecurity Measure, fiduciary duty or the terms of any Contract, would violate any “clean room” or comparable confidentiality procedures, would result in the waiver of any legal privilege or work-product protection, would expose Seller or any of its Affiliates to risk of liability with respect to disclosure of sensitive, confidential or Personal Information or would cause competitive harm to Seller, its Affiliates or their respective businesses if the Transactions are not consummated; (ii) require Seller or any of its Affiliates to provide Buyer, its Affiliates, its and their Representatives or other representatives with (A) any Consolidated Return (or copy thereof) or any books, records, or workpapers relating thereto, (B) any properties, books, records or other information relating to the businesses of Seller or any of its Affiliates other than the Business, (C) any books, records or other information relating to individual performance evaluations, disciplinary actions or medical histories, (D) any properties, books, records or other information if, in the reasonable, good faith judgment of Seller, such materials are requested in furtherance of, or preparation for, a claim, assertion, demand, cause or action, action or assertion of liability against or involving Seller or any of its Affiliates, (E) any books, records, information or other communications with respect to bids, the identify of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with the Transactions or any transactions comparable to the Transactions or any information or analysis relating to any such communications, (F) financial or operating data or other information that has not previously been prepared by Seller or its Affiliates, or that is not otherwise prepared in the ordinary course of operating the Business, (G) the workpapers of any auditors or accountants of Seller or any of its Affiliates, (H) any books, records, information or other communications in respect of the Spirit/Boeing Merger Agreement or any of the transactions contemplated thereby or (I) any properties, books, records or other information in respect of any consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Entity pursuant to Section 7.5; provided that in the case of clause (i), Seller and the Company shall use commercially reasonable efforts to provide an alternative method of disclosure of such information in a manner that would not (in the reasonable judgment of the Company after consultation with counsel) reasonably be likely to contravene such clause (i), or (iii) entitle Buyer, its Affiliates or any of its or their respective Representatives to (A) contact any officer, director, employee, customer, vendor, supplier, landlord, distributor, lender or other Person doing business with any Acquired Company, Seller or any of its Affiliates or access the properties, books or records of any such Person, in each case, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) other than in the ordinary course of such Person’s business unrelated to the Transactions, or (B) undertake, or permit or cause to be undertaken, any testing, sampling or analysis of environmental media or building materials without Seller’s prior written consent (which consent shall be in Seller’s sole discretion). Buyer shall comply, and shall cause its Representatives to comply, with all policies, and safety, health and security rules applicable to any properties of Seller and its Affiliates that are visited. Buyer, its Affiliates and its and their respective Representatives will hold in confidence all information obtained in accordance with this Section 7.2(a) in accordance with the terms of the Non-Disclosure Agreement.

7.3            Shared Contracts.

(a)            With respect to any Shared Contracts listed on Schedule 7.3(a) of the Company Disclosure Schedule (each, a “Specified Shared Contract”), prior to the Closing, Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts (i) to divide, modify or replicate (in whole or in part) the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, or (ii) to the extent the action contemplated in the foregoing clause (i) is not possible, novate the respective rights, obligations and liabilities relating to or arising out of the Business under and in respect of such Specified Shared Contract, such that, effective as of the Closing, (A) Buyer or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to or arising out of that portion of such Specified Shared Contract related to or arising out of the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, Seller and its Controlled Affiliates (other than the Acquired Companies) shall have no post-Closing rights and no post-Closing obligations and liabilities with respect to the Business Portion of such Specified Shared Contract) and (B) Seller and its Controlled Affiliates (other than the Acquired Companies) is the beneficiary of the rights and is responsible for the obligations and liabilities related to or arising out of such Specified Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Buyer and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Specified Shared Contract).

(b)            If the Closing occurs before all Specified Shared Contracts are assigned or otherwise divided, modified or replicated pursuant to Section 7.3(a), Seller and Buyer shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable and lawful arrangement under which Seller or one of its Controlled Affiliates will provide Buyer or its designated Affiliate the economic rights and benefits of the Business Portion of such Specified Shared Contract until the earliest of (i) the expiration of the then-current term, (ii) twelve (12) months following the Closing Date and (iii) the termination of or amendment to such Specified Shared Contract upon mutual agreement by the parties (the remaining period of the relevant Specified Shared Contract, the “Pass-through Period”); provided that (A) any early termination fees or similar fees incurred by Seller or any of its Controlled Affiliates in connection with the termination or amendment of such Specified Shared Contract pursuant to this clause (iii) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller and (B) during the applicable Pass-through Period, Buyer shall bear all of the obligations and liabilities related to or arising out of the Business Portion of the applicable Specified Shared Contracts during and after the Pass-through Period. Such arrangement may include subcontracting, sublicensing or subleasing to Buyer or its designated Affiliate of any and all rights of Seller or its applicable Controlled Affiliate under the Business Portion of such Specified Shared Contract to the extent not prohibited under such Specified Shared Contract.

(c)            Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall (i) be required to expend any money, (ii) commence or participate in any claim or Proceeding, (iii) incur any material liabilities or (iv) agree or consent to do any of the foregoing, in each case, in order to obtain any consent, assumption or release. Notwithstanding anything to the contrary herein, neither Seller nor any its Affiliates represent or warrant that any agreement to replace or otherwise split any Specified Shared Contract is obtainable from any third party, and for the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement or the other Transaction Documents shall be breached or deemed breached, and no Closing Condition shall be deemed not satisfied, based solely on (A) the failure to obtain any Consent described in this Section 7.3 (subject to the representations made by the Company in Article IV and the Company’s and Seller’s compliance with this Section 7.3) or (B) any claim or Proceeding commenced or threatened by or on behalf of any Person arising out of, relating to or resulting from (1) the failure to obtain any Consent described in this Section 7.3 or (2) any arrangement between Seller or Buyer entered into pursuant to Section 7.3(b) (subject to the representations made by the Company in Article IV and the Company’s and Seller’s compliance with this Section 7.3).

(d)            From and after the Closing with respect to the period that the parties are treating any Specified Shared Contract pursuant to an arrangement described in this Section 7.3, (i) Buyer and the Acquired Companies shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Seller or any of its Affiliates without Seller’s prior written consent and (ii) Seller shall not, and shall cause its Controlled Affiliates not to, extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Buyer or any of its Affiliates without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any such extension or other amendment that solely relates to the portion of any Shared Contract under which any business of Seller or any of its Affiliates (other than the Business) purchases or sells goods or services or uses goods or services shall not constitute an extension or other amendment that adversely affects Buyer or any of its Affiliates and shall not require Buyer’s prior written consent pursuant to this clause (ii)). Notwithstanding the foregoing, (x) Seller shall be responsible and indemnify and hold harmless Buyer for any and all Losses (including Losses of Buyer) arising out of or relating to the Non-Business Portion of such Specified Shared Contract and (y) Buyer shall be responsible and indemnify and hold harmless Seller and its Affiliates for any and all Losses (including Losses of Seller) arising out of or relating to the Business Portion of such Specified Shared Contract.

7.4            Termination of Intercompany Agreements; Release of Guarantees.

(a)            Except for (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by Seller and its Controlled Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand), (ii) any Contracts or understanding to which any third party is a party (including the Shared Contracts) and (iii) the Contracts or understandings listed on Schedule 7.4(a) of the Company Disclosure Schedule, any intercompany contracts, arrangements, financing agreements, intercompany loans, transactions, accounts, commitments and claims between the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand (the “Intercompany Agreements”), shall be terminated (or deemed terminated without any further action on the part of any party thereto) effective, with respect to the Acquired Companies, no later than as of the Closing without any party having any continuing obligations or liability to the other party under the Intercompany Agreements. All amounts due and payable to an Acquired Company from Seller or any of its Affiliates (other than an Acquired Company), and all amounts due and payable to Seller or any of its Affiliates (other than an Acquired Company) from an Acquired Company, shall, in each case, have been settled prior to the Closing.

(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, each of Seller and Buyer shall cooperate and use reasonable best efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Buyer or one of its Affiliates (including, as of the Closing, the Acquired Companies) to be substituted in all respects for Seller or any of its Affiliates (other than the Acquired Companies) in respect of, all liabilities and obligations (contingent or otherwise) of Seller or any of its Affiliates (other than the Acquired Companies) under any Contract Guarantee of or relating to liabilities or obligations (including under any Contract or letter of credit) of the Acquired Companies or any of them, in each case, that is not otherwise the subject of Section 7.4(a) (the “Intercompany Guarantees”). In the case of the failure to do so by the Closing Date, then each of Seller and Buyer shall continue to cooperate and use reasonable best efforts as described in the preceding sentence, and Buyer shall (i) indemnify and hold harmless the Seller Indemnitees (other than the Acquired Companies) from and against all Losses arising from or relating to such Intercompany Guarantees, except in connection with any Fraud or willful misconduct of Seller or its Affiliates, and (ii) not permit any of Acquired Companies or their Affiliates to (A) renew or extend the term of or (B) increase the obligations of such Acquired Company or its Affiliates under, or transfer to another third party, any Contract or letter of credit or other liability or obligation (contingent or otherwise) for which Seller or any of its Affiliates (other than the Acquired Companies) is or would reasonably be likely to be liable under any such Intercompany Guarantee. To the extent that Seller or any of its Affiliates (other than the Acquired Companies) has performance obligations under any such Intercompany Guarantee, Buyer shall use its reasonable best efforts to (1) fully perform or cause to be fully performed such obligations on behalf of Seller or such Affiliate or (2) otherwise take such action as is reasonably requested by Seller so as to place Seller or such Affiliate in the same position as if Buyer had performed or were performing such obligations.

(c)            Buyer acknowledges and agrees that (i) the Business receives or benefits from general corporate functions furnished by Seller and its Affiliates, including finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, procurement and marketing services, and other ancillary or corporate shared services provided by Seller or its Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Acquired Companies) and (ii) effective as of the Closing, neither Seller nor any of its Affiliates shall have any obligations with respect to the provision of any general corporate functions to the Business, including, if any, any engineering functions. This Section 7.4(c) is without limitation to the parties’ rights and obligations under the TSA following the Closing.

7.5            Reasonable Best Efforts; Cooperation; Regulatory Filings.

(a)            Subject to Section 7.5(b)-(f) below, each of Seller and Buyer shall, and shall cause its respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Antitrust Laws, other applicable Laws and this Agreement to consummate and make effective the Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each Consent, Permit and Order of any Governmental Entity that may be, or become, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Entity, (iii) furnishing all information and documents required by or advisable under applicable Laws in connection with Governmental Approvals of, or filings with, any Governmental Entity, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Entities, (v) using reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any other applicable Antitrust Laws and (vi) defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Entity vacated or reversed. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to file or cause to be made (A) as promptly as practicable, but in any event no later than five (5) Business Days following the date of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) as promptly as practicable, any filing with or notification to any other competent Governmental Entities set forth on Schedule 7.5(a) of the Company Disclosure Schedule; provided, that in the case of each of the foregoing clauses (A) and (B), Buyer shall not file or cause any filing to be made without the prior written consent of Seller.

(b)            In connection with, and without limiting, the efforts referenced in Section 7.5(a), each of Seller and Buyer shall, and shall cause its respective Affiliates to, (i) cooperate in good faith and furnish to the other party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Law or under other applicable Laws (provided, that, each of Seller and Buyer may, as each may determine is reasonably necessary, designate competitively sensitive or national security sensitive materials and information provided to the other pursuant to this Section 7.5(b) as “Outside Counsel Only,” and such materials and information shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel), (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Entities (except where such material is confidential to a party, in which case it will be provided, subject to applicable Laws, to the other party’s counsel on an “Outside Counsel Only” basis) and consider in good faith any reasonable comments made by that other party, (iii) keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Entities and comply as promptly as practicable with any such inquiry or request and (iv) not participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the Transactions, unless it (A) consults with the other party in advance and (B) gives the other party the opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (1) prohibited by such Governmental Entity or (2) such Governmental Entity requests to communicate exclusively with one party. Subject to the other terms and conditions in this Section 7.5, Seller shall control the strategy for obtaining any consents from any Governmental Entity in connection with the Transactions and consider in good faith the views of Buyer. Notwithstanding the foregoing sentence, Buyer shall control the strategy in respect of any of the remedies described in clauses (ii) or (iii) of Section 7.5(g) that may be required by a Governmental Entity in connection with the Transactions with respect to the Acquired Companies or the Business or Buyer or its Affiliates (in respect of the Acquired Companies and the Business) and consider in good faith the views of Seller; provided that nothing in the foregoing shall limit the obligations of Buyer under clauses (ii) or (iii) of Section 7.5(g) with respect to the Acquired Companies or the Business or Buyer or its Affiliates (in respect of the Acquired Companies and the Business). Whether or not the Transactions are consummated, Buyer shall be responsible for the payment of all costs and expenses, filing and similar fees and other disbursements to any third party or any Governmental Entity in connection with obtaining any approvals or making the notifications or filings required pursuant to this Section 7.5 (including document translation fees or third-party expert fees, but not including the costs of each party’s own legal advisors). Buyer hereby agrees to provide, or cause its applicable Affiliates to provide, such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any such Governmental Entity or other third party whose Consent is sought in connection with the Transactions.

(c)            Buyer shall not, and shall cause its Controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or agree to or consummate any license or co-development or production agreement, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Approval or the expiration or termination of any applicable waiting period under any Law, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting or delaying the consummation of the Transaction or (iii) materially delay the consummation of the Transactions.

(d)            Neither Buyer, Seller, nor any Acquired Company shall, and shall cause their respective Affiliates not to, (i) withdraw and refile any filings for Governmental Approval, (ii) enter into any timing agreements with any Governmental Entity related to any Governmental Approval or (iii) take any other similar actions, in each case, without the prior written consent of Seller, in the case of Buyer, or Buyer, in the case of Seller or any Acquired Company; provided that the foregoing shall not apply to any filings or actions that are made by or on behalf of Seller or any of its Affiliates in connection with the transactions contemplated by the Spirit/Boeing Merger Agreement.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Seller or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to (i) (A) any sale, divestiture, license or disposition of assets or businesses of any Acquired Company or (B) any behavioral remedy of any Acquired Company, in each case, that is not conditioned upon the consummation of the Transactions or (ii) (A) any sale, divestiture, license or disposition of assets or businesses of Seller or any of its Affiliates (other than the Acquired Companies, subject to clause (i)(A) above) or (B) any behavioral remedy of any of Seller or its Affiliates (other than the Acquired Companies, subject to clause (i)(B) above). Notwithstanding anything in this Agreement to the contrary, none of Seller or any of its Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Consent, including the actions set forth in this Section 7.5. Without limitation to Article XI and Article XII, none of Seller or any of its Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Governmental Approvals or other Consents that may be required in connection with the Transactions or because of the termination of any Contract as a result thereof, subject to each of Seller’s and the Company’s compliance with its obligations under this Agreement. Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Governmental Approval or other Consent, (ii) any such termination of a Contract, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Governmental Approval or Consent or any such termination.

(f)            Notwithstanding anything in this Agreement to the contrary, the “reasonable best efforts” of Buyer shall be deemed to include, and Buyer shall, and shall cause its Affiliates to, take any and all actions necessary or advisable to obtain expiration or termination of the required waiting periods and any consents, clearances or approvals required under or in connection with any Antitrust Laws and to avoid or eliminate each and every impediment under any Antitrust Laws, in each case, to cause the Closing and the Transactions to occur as soon as practicable following the date of this Agreement and, in any event, prior to the Outside Date, including (i) expeditiously complying with any requests or inquiries for additional information or documentation (including any “Second Request”) by any Governmental Entity and (ii) contesting, defending and appealing any threatened or pending Proceeding or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party to consummate, or otherwise delay the consummation of, the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that any of the foregoing in this Section 7.5(f) relating to or affecting the Acquired Companies or the Business shall be expressly conditioned upon, and shall become effective only from and after, the Closing.

(g)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Buyer or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition or encumbrance of any and all of the capital stock, assets, rights, products or businesses of Buyer, Buyer’s Affiliates, the Business or the Acquired Companies, (ii) the entrance into, and the assignment, amendment, modification or termination of, any Contracts or other arrangements of Buyer, Buyer’s Affiliates or the Acquired Companies (but solely with respect to the Acquired Companies and the Business, if such entrance, assignment, amendment, modification or termination (a) would, or would be reasonably expected to, materially and adversely affect the operation of the Business by the Acquired Companies following the Closing and (b) is required by a Governmental Entity in connection with the Transactions), (iii) any behavioral limitations, conduct restrictions or other restrictions or commitments on or with respect to the activities, businesses, services, products, product lines or assets of Buyer, Buyer’s Affiliates, the Acquired Companies or the Business, including terminating, amending or assigning existing relationships and contractual rights and obligations, continuing certain lines of business and agreeing to restrictions on pricing, settling any pending or threatened Proceeding, including the payment of any Losses in settlement thereof (but solely with respect to the Acquired Companies and the Business, if such limitations, restrictions or commitments (a) would, or would be reasonably expected to, materially and adversely affect the operation of the Business by the Acquired Companies following the Closing and (b) are required by a Governmental Entity in connection with the Transactions), and (iv) the payment of any fines, penalties, or similar Losses.

(h)            This Section 7.5 shall not apply to Taxes, the cooperation regarding which shall be governed by Section 9.4.

7.6            Confidentiality. The terms of the Non-Disclosure Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Non-Disclosure Agreement) as if parties thereto) until the Closing, at which time the obligations under the Non-Disclosure Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Non-Disclosure Agreement) exclusively relating to the Acquired Companies and the Business and, for all other Evaluation Material (“Non-Business Confidential Material”), Buyer agrees that it shall not, and shall cause its Affiliates not to, use or disclose such Non-Business Confidential Material for any purpose whatsoever, and shall promptly destroy or cause to be destroyed all Non-Business Confidential Material in its possession or in the possession of any of its Representatives (as defined in the Non-Disclosure Agreement) in accordance with the terms of the Non-Disclosure Agreement. Buyer hereby agrees, and shall direct its Representatives, its Affiliates and its Affiliates’ Representatives, to protect Non-Business Confidential Material by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Non-Business Confidential Material as Buyer or its applicable Affiliate uses to protect its own confidential information of a like nature. If for any reason the Closing does not occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms. In the event of a conflict or inconsistency between the terms expressly set forth in this Agreement (rather than incorporated by reference herein) and the Non-Disclosure Agreement, the terms of this Agreement will govern. Unless required by applicable law, rule or regulatory authority (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, deposition, civil investigative demand, regulatory or other similar legal process), during the three (3) year period following the Closing, Seller shall, and shall cause its Controlled Affiliates to, keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Business Confidential Information (other than to its Affiliates or its or their Representatives) and will not, and will cause its Controlled Affiliates not to, use such information for their own benefit or for the benefit of any other Person; provided, that nothing in this sentence shall supersede or limit anything contained in Section 8.11(c). Notwithstanding the foregoing limitations, Seller shall not be required to keep confidential any information that (i) is or becomes publicly known or generally known in the industry or to the public through no fault of Seller or its Representatives; (ii) is lawfully communicated to Seller or its Representatives by a third party, which third party, to Seller’s knowledge as of such communication, is free of any obligation of confidentiality (whether legal, contractual or fiduciary); (iii) is independently developed by Seller or its Controlled Affiliates without the use or benefit of or reference to the Business Confidential Information and without any breach of this Section 7.6; (iv) Buyer provides written consent to the disclosure thereof; or (v) relates to the Tax aspects and consequences of the Transactions. Seller shall be responsible for any breaches of the confidentiality obligations hereunder of its Representatives as if such Representatives were party hereto.

7.7            Cooperation.

(a)            Subject to the terms and conditions set forth in this Agreement, each party shall use reasonable best efforts to consummate the transactions contemplated hereby and by the Transaction Documents as promptly as practicable, and in any case prior to the Outside Date, including using reasonable best efforts to satisfy the conditions to the Closing set forth in Article XI; provided, however, that (i) in the case of obtaining consents in respect of any Material Contracts, the parties’ obligations to take action shall be governed by Section 7.7(b) and (ii) in the case of obtaining the Governmental Approvals and any other consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Entity, the parties’ obligations to take actions shall be governed by Section 7.5; provided, further, that nothing in this Section 7.7(a) shall require any party to waive any of its conditions to the Closing. Except as set forth in this Agreement, the “reasonable best efforts” of Seller and Buyer shall not require Buyer, Seller, any of the Acquired Companies or their respective Representatives to pay any amount of money or provide any other consideration to any third-party Person to (a) obtain any consent required for consummation of the transactions contemplated hereby or (b) provide financing to Buyer or any of its Affiliates for consummation of the transactions contemplated hereby.

(b)            Prior to the Closing, the parties shall use reasonable best efforts to obtain any third-party consents in respect of any Material Contracts required in connection with the transactions contemplated hereby and by the Transaction Documents; provided, however, that such “reasonable best efforts” shall not require any party to expend any money (other than de minimis amounts), incur any material liability or provide any other material consideration or commence, defend or participate in any Proceeding or offer or grant any material accommodation (financial or otherwise) to any third party.

7.8            Registered Office Addresses. To the extent an Acquired Company uses any facility address of Seller or any of its Affiliates (other than the Acquired Companies) as a registered office address, Buyer shall, at Buyer’s sole cost and expense, take any and all actions to transfer the registered office address of any such Acquired Company to the registered office address of Buyer or any of its Affiliates, effective as of no later than ten (10) Business Days following the Closing.

7.9            Insurance. Buyer acknowledges and agrees that (a) the coverage under all insurance policies or self-insurance policies or programs, including those relating to the Acquired Companies and the Business, arranged or maintained by or for the benefit of Seller or any of its Affiliates (in each case other than insurance policies or self-insurance policies or programs that are maintained and held exclusively by the Acquired Companies) (collectively, the “Insurance Policies”), are solely for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or any of its Affiliates (including, as of the Closing, the Acquired Companies), (b) coverage under the Insurance Policies shall not be available or transferred to Buyer, the Acquired Companies or the Business, (c) as of the Closing, the Acquired Companies and the Business shall cease to be insured by the Insurance Policies, (d) it is Buyer’s sole responsibility to arrange for its own insurance policies or self-insurance policies or programs with respect to the Acquired Companies and the Business covering all periods prior to and following the Closing and (e) Buyer shall not seek, through any means, to benefit from any of the Insurance Policies. Notwithstanding the foregoing, from and after the Closing, the Acquired Companies shall have the benefit from any of Seller’s or its Affiliates’ occurrence-based insurance policies, underwritten by a third-party insurance company, in effect prior to the Closing (x) that provide coverage for all or a portion of the Business or the Acquired Companies prior to the Closing in accordance with the terms thereof; and (y) under which Seller is entitled, following the Closing, to first make a claim following the expiration or termination of the term of such policy against such insurance company to recover damages incurred by the Business or the Acquired Companies that first occurred prior to the Closing and during the term of such policy (each such Insurance Policy, a “Seller Occurrence-Based Insurance Policy”). For the avoidance of doubt, no self-insurance, captive insurance and similar policies and programs, claims-made insurance policies and all rights of recovery, relief, reimbursement contribution from any Affiliate of Seller shall be or be deemed to be a Seller Occurrence-Based Insurance Policy. Subject to the foregoing, Seller agrees to use reasonable efforts to cooperate with Buyer following the Closing, at Buyer’s sole cost and expense, to facilitate a submission by Buyer, at Buyer’s sole cost and expense, against any Seller Occurrence-Based Insurance Policy to recover damages incurred by the Acquired Companies or the Business that first occurred prior to the Closing and during the term of such policy. In connection therewith, Buyer shall be responsible for any obligations of Seller related to such cooperation, including any deductibles, retentions or retrospectively rated premiums, Taxes suffered on the proceeds, or any reasonable out of pocket expenses suffered or incurred by Seller or its Affiliates in connection with such cooperation, in each case, subject to the terms and conditions of the Insurance Policies. Buyer shall have the right to notify Seller of any claims in respect of the Acquired Companies or the Business that would be subject to the Seller Occurrence-Based Insurance Policies and based on events or occurrences on, or prior to, the Closing, and Seller shall not materially and adversely amend any such Seller Occurrence-Based Insurance Policy in a manner that would reasonably be expected to limit the ability of the Acquired Companies to make and pursue available claims under such Seller Occurrence-Based Insurance Policies in accordance with this Section 7.9. Buyer and Seller shall keep each other advised of the status of (and any developments regarding) any such claims, and cooperate with any applicable insurance carrier in connection with the investigation and defense of any such claims, at Buyer’s sole cost and expense, all in accordance and consistent with the standard practices and procedures established from time to time by Seller or any such insurance carrier. Seller shall promptly, and no later than ten (10) Business Days following receipt thereof by Seller, deliver to Buyer all proceeds received under the Seller Occurrence-Based Insurance Policies with respect to such claims made in respect of the Business or Acquired Companies pursuant to this Section 7.9, net of any deductible, retention, administrative expense, retrospective premium or other similar cost or expense. No covenant or agreement by any party shall release, or be deemed to release, any insurer with respect to any claim made under any Seller Occurrence-Based Insurance Policy. Prior to the Closing, Seller agrees to use commercially reasonable efforts to furnish Buyer with five (5) years of currently valued loss runs within two (2) weeks after the date of this Agreement. Notwithstanding anything to the contrary contained herein, none of Seller, its Affiliates or their respective Representatives (A) provides or will be deemed to provide any assurance, representation or warranty that any recovery is actually available under any Seller Occurrence-Based Insurance Policy, (B) shall be required to commence, maintain, participate in or otherwise assist any Person in respect of any action, cause of action, claim, demand or other Proceeding against any Person (including any insurance company) in respect of any Seller Occurrence-Based Policy or any claim or submission made thereunder or in respect thereof, (C) agree to any condition precedent or condition subsequent in respect of any recovery or claim, including any changes or modifications to any Seller Occurrence-Based Insurance Policy or (D) incur any liability or obligation (contingent or otherwise) or pay any fees, consideration or other amounts, or concede anything of monetary or economic value or otherwise make any accommodation to any Person, in each case, in respect of any Seller Occurrence-Based Insurance Policy or any claim or submission made thereunder or in respect thereof.

7.10          R&W Insurance Policy. Buyer agrees that the R&W Insurance Policy shall provide that (a) the R&W Insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise) with respect to any claim made by any insured thereunder, other than claims for Fraud and only to the extent of such Fraud, and (b) Seller and its Affiliates or Representatives shall be express third-party beneficiaries of such provision. After the R&W Insurance Policy is bound, Buyer shall not (and shall cause its Affiliates not to) amend or modify in any material respect that is adverse to Seller and its Affiliates and Representatives, or otherwise novate, assign, waive or terminate, the provisions of the R&W Insurance Policy described in clauses (a) and (b) of the immediately preceding sentence without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion. Buyer shall be solely responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, broker fees, underwriting fees, retentions, Taxes, expenses and costs of any nature whatsoever. Buyer acknowledges and agrees that the absence of coverage under the R&W Insurance Policy for any reason, including the insolvency of, or breach of any R&W Insurance Policy by, any insurer thereunder, the failure of Buyer to file notices or claims that are timely and sufficient under any R&W Insurance Policy, or the failure by any insurer under any R&W Insurance Policy to make any payments to Buyer under such R&W Insurance Policy, or to deny coverage, for any reason, under such R&W Insurance Policy shall not expand, alter, amend, change or otherwise affect Seller’s liability under this Agreement. Seller agrees to deliver, or cause to be delivered, to Buyer a soft copy (e.g., thumb drive) of the documents and items made available to Buyer in the Data Room as of the Closing no later than ten (10) Business Days after the Closing Date.

7.11          Financing.

(a)            Subject to Section 12.4, notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon Buyer obtaining the Debt Financing to satisfy its payment obligations hereunder or otherwise in connection with the consummation of the Transactions, and the obtaining of the Debt Financing is not a condition to the Closing or the consummation of the Transactions.

(b)            Without limiting the covenants and agreements set forth in Section 7.11(a), Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters on a timely basis following the date of this Agreement. Such actions shall include the following:

(i)              maintaining in full force and effect (and complying with its obligations under) the Debt Commitment Letters on the terms and conditions contained therein;

(ii)             negotiating, executing and delivering Debt Financing documents that reflect terms at least as favorable to Buyer as those terms contained in the Debt Commitment Letters (including giving effect to any “market flex” provisions related to the Debt Financing) in the form of EXHIBIT A (Debt Commitment Letters) or on other terms acceptable to Buyer that would not constitute or otherwise directly or indirectly result in a Restricted Modification;

(iii)            paying all commitment or other fees and amounts that become due and payable under or with respect to the Debt Commitment Letters as they become due and payable to the extent that failure to pay any such amounts would result in the unavailability of the Debt Financing; and

(iv)            upon satisfaction (or waiver) of the Financing Conditions, draw on and consummate the Debt Financing at or prior to the date that the Closing is required to be consummated pursuant to Section 3.1.

(c)            Neither Buyer nor any of its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letters or any Debt Financing document (or any portion of the Debt Financing thereunder) without the prior written consent of Seller in any manner that (i) reduces (or could reasonably be expected to have the effect of reducing) the amount of aggregate cash proceeds available from the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), (ii) imposes new or additional conditions or contingencies to the receipt of all or any portion of the Debt Financing or expands any existing conditions or contingencies to the receipt of all or any portion of the Debt Financing, (iii) would or could reasonably be expected to (A) delay, prevent or impede the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the ability of Buyer to timely consummate the Transactions or (B) adversely impact the ability of Buyer to enforce its rights against the Debt Financing Sources or any other parties to the Debt Financing or the definitive agreements with respect thereto or (iv) relieves or releases any Debt Financing Source from its obligations under the Debt Commitment Letter or any definitive agreement with respect thereto (other than in connection with an Alternative Financing) (clause (i) through (iv), the “Restricted Modifications”). Buyer shall promptly deliver copies of any amendment, modification, supplement or waiver to the Debt Commitment Letters to Seller (which may, in the case of any related fee letter, be redacted as provided in Section 6.10(b)) and, thereafter, the definitions of “Debt Commitment Letter,” and “Debt Financing,” shall include any of the foregoing as the same may be amended, modified, supplemented, waived, restated or replaced pursuant to this Section 7.11(c).

(d)           Buyer shall provide Seller prompt notice of any Financing Failure Event of which Buyer becomes aware.

(e)            If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, or if Buyer becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing required to satisfy Buyer’s obligations at Closing hereunder unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, Buyer shall (x) promptly notify Seller in writing and (y) use reasonable best efforts to arrange and obtain an amount equal to such portion of the Debt Financing required to fund the amounts required to be paid by Buyer at Closing, including the Purchase Price and the Refinancing (as defined in the Debt Commitment Letters), as promptly as practicable following the occurrence of such event (and in any event no later than the Closing) from alternative sources on terms and conditions (including market flex provisions) not materially less favorable to Buyer (or its Affiliates) than the terms and conditions set forth in the Debt Commitment Letter (“Alternative Financing”); provided, however, that the failure to obtain Alternative Financing shall not relieve Seller of its rights or Buyer of any of its obligations hereunder. Buyer shall promptly deliver to Seller true and complete copies of the new commitment letter (or equivalent documents, if applicable) (including any term sheets and fee letters (provided, that any such commitment letter’s term sheet or related fee letter may be redacted as provided in Section 6.10(b))) relating to any such Alternative Financing and, to the extent applicable, thereafter (x) any reference in this Agreement to the “Debt Financing” shall include such Alternative Financing; (y) any reference in this Agreement to the “Debt Commitment Letter” or the “Debt Financing Sources” shall be deemed to include the commitment letters (including fee letters) for the Alternative Financing and the lenders or other providers of such Alternative Financing, respectively; and (z) any reference in this Agreement to the Financing Conditions shall include the conditions to the Alternative Financing set forth in the commitment letters (including fee letters) for the Alternative Financing referred to in the prior clause (y).

7.12         Financing Cooperation.

(a)            Prior to the earlier of the Closing and the date of termination of this Agreement, and in all cases subject to the limitations set forth in this Agreement, at Buyer’s sole cost and expense, Seller shall cause the Acquired Companies to (and shall use its reasonable best efforts to cause their respective Representatives to) use reasonable best efforts to provide to Buyer such customary cooperation in connection with causing the conditions to the Debt Financing to be satisfied or otherwise, in each case, reasonably requested in writing by Buyer solely in connection with Buyer’s efforts in arranging the Debt Financing. Such cooperation shall include using reasonable best efforts to do the following (in each case, to the extent so requested as set forth above):

(i)              causing management teams of the Acquired Companies, with appropriate seniority and expertise, at reasonable times and locations mutually agreed and upon reasonable advance written notice (email to be sufficient), to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at Seller’s or such Persons’ request);

(ii)             reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials (which may only be distributed to a third party to the extent permitted by the Non-Disclosure Agreement or a separate confidentiality agreement entered into between Seller and such third party) reasonably and customarily required and reasonably requested by the Debt Financing Sources in connection with the Debt Financing, in each case solely with respect to information relating to the Acquired Companies (including the delivery of customary authorization letters with respect to the Acquired Companies authorizing the distribution of such documents to prospective lenders or investors and which shall contain customary language that exculpates Seller, the Acquired Companies, and their respective Subsidiaries, Affiliates and Representatives with respect to any liability to or responsibility for the contents of such information or related offering and marketing materials by the recipients thereof, and from the unauthorized use or misuse of the contents of such materials by the recipients thereof);

(iii)            reasonably assisting in the preparation of, and executing and delivering, one or more credit agreements, guarantees, pledge and security documents, other customary definitive financing documents for the Debt Financing, or other customary certificates (including solvency certificates from the chief financial officer of an Acquired Company in the forms attached to the Debt Commitment Letter, but solely to the extent such officer remains in such capacity with such Acquired Company after the Closing), documents, or closing deliverables with respect to the Debt Financing (but not legal opinions) as may be reasonably requested by Buyer or otherwise reasonably facilitating the pledge of collateral, including providing (if requested in writing, email being sufficient) original copies of certified certificates of the Acquired Companies at or substantially simultaneously with the Closing, in the case of all of the foregoing, to the extent the preparation thereof reasonably requires the cooperation of, or is within the control of, the Acquired Companies, is required by the Debt Commitment Letters and is solely relating to the Acquired Companies; provided that no such documents or other closing deliverables, or any security interests, shall be effective until the Closing Date;

(iv)            in connection with any Partial Lien Release Letter, obtaining from any lender, administrative agent and/or collateral agent, as applicable, delivery of any physical share certificates representing shares of capital stock or other equity interest in the Acquired Companies in its possession, if any, and related UCC-3 termination statements, if any; provided that no such termination statements or lien release documents shall be effective until the Closing Date and no Acquired Company shall be required to deliver any notice of termination or similar notice that is not conditioned upon the consummation of the Closing or that results in liability to an Acquired Company if the Closing is not consummated;

(v)             obtaining accountants’ consent to including audit reports in marketing reports and materials as are customarily required in connection with financings of the type contemplated by the Debt Financing; and

(vi)            furnishing Buyer and the Debt Financing Sources, no later than five (5) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Buyer in writing, at least fifteen (15) calendar days prior to the Closing Date.

(b)            Buyer acknowledges and agrees that Seller, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Buyer may raise in connection herewith, or any cooperation provided pursuant to this Section 7.12. Buyer shall (i) promptly reimburse Seller and any of its Affiliates (whether past, current or future Affiliates), and its and their respective Representatives (collectively, the “Seller Indemnitees”) for all of the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by such Seller Indemnitee as the sole and direct result of such Seller Indemnitee’s compliance with this Section 7.12 and (ii) indemnify and hold harmless the Seller Indemnitees from and against all Losses suffered or incurred, directly or indirectly, by any of them in connection with the Debt Financing (including any action pursuant to this Section 7.12), or any information used in connection therewith, except for Losses, damages, claims, costs or expenses arising out of or resulting from Fraud or willful misconduct of Seller or the Acquired Companies. Seller consents to use of Seller’s or its Controlled Affiliates’ logos in connection with the Debt Financing; provided, however, such logos shall be used solely in a manner that is reasonable and customary for such purposes in a manner consistent with the Company’s past practices any reasonable, written directions of Seller which are consistent with Seller’s then-current practices with respect to the presentation and use of such logos and are made available to Buyer or the Acquired Companies in writing in advance, and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect Seller or any of its Controlled Affiliates or the reputation or goodwill of Seller or any of its Affiliates or any of its or their respective products, services, offerings or Intellectual Property Rights. All non-public or other confidential information provided by Seller, its Affiliates or their respective Representatives pursuant to this Section 7.12 shall be kept confidential in accordance with, and shall be subject to the terms of, the Non-Disclosure Agreement. Seller, its Affiliates and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Buyer or any of its Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the Business, Seller, its Affiliates, or their respective Representatives, and any such presentations, memoranda, materials or documents shall include a conspicuous disclaimer to the effect that none of Seller, its Affiliates or their respective Representatives has any responsibility or liability for the content of such document and that Seller, its Affiliates and their respective Representatives disclaim all responsibility therefor.

(c)            Notwithstanding anything in this Agreement to the contrary (including this Section 7.12), none of Seller, its Affiliates or their respective Representatives shall be required to:

(i)              waive or amend any terms of this Agreement or any Transaction Document or pay, agree to pay or reimburse any commitment or other fee or any expenses in connection with any Debt Financing (other than, in the case of any such fees or expenses, those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement);

(ii)             take any action that would, or would reasonably be expected to, result in Seller or any of its Affiliates or their respective Representatives incurring any actual or potential liability, giving or being required to give any indemnity, encumbering any property or asset of Seller or any of its Affiliates or their respective Representatives, or being an issuer, guarantor or other obligor in connection with the Debt Financing (other than those liabilities, indemnities, encumbrances or other obligations of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement);

(iii)            take any action that would require Seller or any of its Affiliates or their respective Representatives to execute, deliver, enter into or perform any document, agreement, certificate or instrument with respect to the Debt Financing (other than (A) those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement and (B) customary authorization letters to the extent required under clause (a)(ii) above (and subject to the inclusion of the exculpation language referred to in such clause), in each case reasonably acceptable to Seller and required in connection with the Debt Financing), or provide (or cause any of their Representatives to provide) any accountants’ comfort letter, reliance letter, legal opinion or other opinion of counsel; provided that Seller, its Affiliates or their respective Representative shall, if required, execute a customary authorization letter to the extent required by the Debt Commitment Letters (as in effect on the date hereof authorizing the distribution of information about the Company and its Subsidiaries to prospective lenders);

(iv)            adopt resolutions or execute consents to approve or authorize the Debt Financing that take effect prior to, or that are not contingent on, the Closing;

(v)             take any action that would unreasonably interfere with the Business or the other businesses or operations of Seller or any of its Affiliates or their respective Representatives;

(vi)            take any action that would cause any representation or warranty in this Agreement or any Transaction Document to be breached or become inaccurate or that would breach any covenant in this Agreement or any Transaction Document;

(vii)           take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the organizational documents of Seller or any of its Affiliates or applicable Laws;

(viii)         take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which Seller or any of its Affiliates or their respective Representatives is a party or bound or any obligations of confidentiality binding on Seller or any of its Affiliates or their respective Representatives;

(ix)            provide access to or disclose information that constitutes attorney work product or that Seller reasonably determines would vitiate any attorney-client privilege of Seller or any of its Affiliates or their respective Representatives or which is restricted or prohibited under applicable Laws;

(x)             cause any director, officer, employee or other Representative of Seller or any of its Affiliates to incur any actual or potential personal liability; or

(xi)            prepare any financial statements, financial information, projections or other similar materials (other than as required pursuant to Section 4.5(a)).

(d)            Seller, its Affiliates and their respective Representatives will be deemed to be in compliance with this Section 7.12, and neither Buyer nor any of its Affiliates shall allege that Seller or any of its Affiliates or any of its or their respective Representatives is or has not been in compliance with this Section 7.12, unless (i) Seller’s material breach of its obligations under Section 7.12(a) is a proximate cause of the Debt Financing not being obtained, or (ii) any Acquired Company refuses to execute definitive agreements for the consummation of the Debt Financing on the terms required for such Debt Financing at the Closing.

7.13          Assignment of Contracts. Prior to the Closing, Seller shall use reasonable best efforts to assign to an Acquired Company the Contracts listed on Schedule 7.13 of the Company Disclosure Schedule.

7.14          Spirit/Boeing Merger. In the event that the Spirit/Boeing Closing will occur on or prior to the Closing Date under this Agreement, then, as soon as reasonably practicable, but in no event later than three (3) Business Days prior to the Spirit/Boeing Closing, Seller shall provide written notice of the Spirit/Boeing Closing to Buyer, which notice shall include the proposed date of the Spirit/Boeing Closing.

Article VIII

ADDITIONAL COVENANTS OF THE PARTIES

8.1            D&O Indemnification.

(a)            From and after the Closing, Buyer shall, and shall cause the Acquired Companies to, (i) indemnify, defend and hold harmless all of the past and present officers, directors, members, managers and employees (in all of such capacities) of each of the Acquired Companies (collectively, the “D&O Indemnitees”) from and against all costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim or Proceeding to each D&O Indemnitee to the fullest extent permitted by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim or Proceeding arising out of, relating to or resulting from the fact that such D&O Indemnitee is or was an officer, director, member, manager or employee of any Acquired Company or is or was serving at the request of any Acquired Company as an officer, director, trustee, member, manager or employee of any other Person, in each case, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Documents and the consummation of the Transactions at or prior to the Closing) and provide advancement of expenses to the D&O Indemnitees (within ten (10) days of receipt by Buyer or any Acquired Company from a D&O Indemnitee of a request therefor), in all such cases, to the greatest extent that such Persons are indemnified or have the right to advancement of expenses prior to the Closing by any Acquired Company pursuant to its organizational documents in existence prior to the Closing, (ii) without limitation of the foregoing clause (i), to the fullest extent permitted by applicable Law, include and not amend, repeal or modify, and otherwise cause to be maintained in effect the provisions regarding elimination of liability of officers and directors, and indemnification of and advancement of expenses to officers, directors, members, managers and employees contained in the organizational documents of any Acquired Company, and (iii) not settle, compromise or consent to the entry of any judgment in any Proceeding or threatened Proceeding (and in which indemnification could be sought by a D&O Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnitee from all liability arising out of, relating to or resulting from such Proceeding or such D&O Indemnitee otherwise consents in writing to the entry of such judgment (such consent not to be unreasonably withheld, conditioned or delayed), and cooperates in the defense of such Proceeding or threatened Proceeding.

(b)            If, following the Closing, any Acquired Company, or any of its respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger and (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Acquired Company or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 8.1.

(c)            The rights of the D&O Indemnitees under this Section 8.1 shall be in addition to any rights such D&O Indemnitees may have under the organizational documents of the Acquired Companies, or under any applicable Contracts or Laws, and Buyer shall, and shall cause each of the Acquired Companies to, honor and perform under all indemnification agreements entered into by the Acquired Companies as in effect as of the date of this Agreement.

(d)            The obligations of Buyer and the Acquired Companies under this Section 8.1 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnitee (including such Person’s successors, heirs and legal representatives) to whom this Section 8.1 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 8.1 applies shall be third-party beneficiaries of this Section 8.1, and this Section 8.1 shall be enforceable by such D&O Indemnitees and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Acquired Company).

(e)            Seller shall maintain, or cause to be maintained, at Buyer’s expense, until the sixth (6th) anniversary of the Closing Date, a directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance coverage policy that shall cover the acts of the officers and directors of the Acquired Companies occurring prior to the Closing, which policy provides coverage that is at least equal to the Acquired Companies’ current directors’ and officers’ liability insurance coverage policies. Buyer and the Acquired Companies shall cause such policy to be maintained in full force and effect, for its term, and Buyer shall, or shall cause each Acquired Company to, honor all of its or their respective obligations thereunder.

8.2            Post-Closing Access to Information.

(a)            From and after the Closing, Buyer shall, and shall cause the Acquired Companies and its other Controlled Affiliates to, afford Seller and its Affiliates and their respective Representatives, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, Company Records and properties of each Acquired Company and the Business, and to make copies of such books and records at Seller’s expense, to the extent that such access is requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Proceeding or investigation by or before a Governmental Entity and SEC or other Governmental Entity reporting obligations; provided that (i) such access does not unreasonably interfere with the normal operations of the Acquired Companies or involve any environmental sampling or testing of any invasive or subsurface investigation, (ii) nothing in this Section 8.2(a) shall require Buyer or any Acquired Company to provide access, or to disclose any information, to Seller or any of its Affiliates or their Representatives to the extent such access or disclosure (A) would vitiate any attorney-client privilege of Buyer or any Acquired Company, (B) is restricted or prohibited under applicable Laws, (C) if, in the reasonable judgment of Buyer, such materials are requested in furtherance of, or preparation for, a claim, assertion, demand, cause or action, action or assertion of liability against or involving Buyer or any of its Affiliates or (D) would result in the disclosure of any source code or Trade Secret (provided, that in the case of this clause (ii), Buyer and the Acquired Companies shall use commercially reasonable efforts to provide an alternative method of disclosure of such information in a manner that would not (in the reasonable judgment of Buyer after consultation with counsel) reasonably be likely to contravene this clause (ii)) and (iii) Seller and its Affiliates and Representatives shall treat any such information that is confidential according to the same standards of confidentiality employed by Seller to similar information that belongs to Seller, unless a separate confidentiality agreement with respect to such information has been entered into between Seller and Buyer, in which case the terms of such confidentiality agreement shall apply to such information. Notwithstanding the foregoing, nothing in this Agreement shall limit any rights of discovery of the parties in connection with a Proceeding.

(b)            For a period of seven (7) years after the Closing Date, Buyer shall retain, or cause each Acquired Company to retain, all Company Records of such Acquired Company relating to the conduct and operation of such Acquired Company or Business prior to the Closing Date. Notwithstanding the foregoing, Buyer may dispose of any such Company Records during such seven (7)-year period if the same are first offered in writing to Seller and not accepted by Seller within sixty (60) days of such offer.

8.3            Trademarks. It is expressly agreed that neither Buyer nor any of its Affiliates (including, as of and following the Closing, the Acquired Companies), shall have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of Seller or its Affiliates (other than the Acquired Companies as of the Closing), including any Internet domain names of Seller or its Affiliates. Buyer: (i) shall, as soon as reasonably practicable following the Closing (and in any event, no later than ninety (90) days following the Closing), cause the Acquired Companies to cease any and all use of such Trademarks (including in the respective corporate or other legal names of the Acquired Companies); (ii) shall not, shall cause its Controlled Affiliates (including, as of and following the Closing, the Acquired Companies) not to, and shall not permit its other Affiliates to, (A) adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Trademark or any component part thereof or any colorable imitation thereof (including any non-English language variation thereof), or any confusingly similar or dilutive name, mark, dress, number or other designation or (B) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any such Trademark; and (iii) shall not, shall cause its Controlled Affiliates (including, as of and following the Closing, the Acquired Companies) not to, otherwise do anything inconsistent with Seller’s ownership of such Trademarks or do or cause to be done any act or thing that will in any way impair the rights of Seller in and to such Trademarks or Seller’s goodwill therein or have any dilutive effect thereupon.

8.4            Further Assurances. From time to time following the Closing, Seller shall, and shall cause its Controlled Affiliates to, and Buyer shall, and shall cause its Controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other party; provided, however, that nothing in this Section 8.4 shall require any party or any of its respective Affiliates to expend any money, commence or participate in any Proceeding, incur material liabilities or offer or grant any material accommodation (financial or otherwise) to any third party following the Closing.

8.5            No Solicitation.

(a)            During the period starting on the date hereof and ending on the earlier of (i) (A) the Closing Date, (B) the date this Agreement is validly terminated in accordance with its terms and (C) if the Outside Date is extended pursuant Section 12.1(e) and Seller determines in good faith, and delivers to Buyer written notice of such good faith determination, that (1) one or more of the representations or warranties contained in Section 6.10 has been breached by Buyer prior to such extension and is continuing as of the date of such extension or Buyer has failed to perform or comply with any of Buyer’s covenants or agreements contained in Section 7.5 or Section 7.11 prior to such extension and such failure is continuing as of the date of such extension, the date of such extension or (2) one or more of the representations or warranties contained in Section 6.10 has been breached by Buyer following the date of such extension or Buyer has failed to perform or comply with any of Buyer’s covenants or agreements contained in Section 7.5 or Section 7.11 following the date of such extension, the date of such breach or failure, Seller shall not, shall cause its Controlled Affiliates (including the Acquired Companies) not to, and shall not permit its Representatives to, directly or indirectly: (x) intentionally encourage or intentionally solicit any proposal or offer that constitutes, or would reasonably be expected to lead to, a proposal for any merger, consolidation, recapitalization, share exchange, business combination, or similar transaction directly involving any Acquired Company by any third party, or any acquisition by a third party (other than Buyer or any of its Affiliates) of all of the equity securities or all or substantially all of the assets of any Acquired Company, or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Alternative Acquisition Proposal”); (y) participate in negotiations concerning, or provide any information in connection with, an Alternative Acquisition Proposal or (z) execute or enter any binding acquisition agreement with any third party that is seeking to make an Alternative Acquisition Proposal; and (ii)(A) the Closing Date and (B) the date this Agreement is validly terminated in accordance with its terms, Seller shall not, shall cause its Controlled Affiliates (including the Acquired Companies) not to, and shall not permit its Representatives to, directly or indirectly, close any transaction under a binding acquisition agreement that is the subject of an Alternative Acquisition Proposal with any third party; provided that Seller or its Controlled Affiliates may, in response to an Alternative Acquisition Proposal that did not arise from a Willful Breach of this Section 8.5(a), inform the inquiring Person that Seller or such Controlled Affiliate is bound by the obligations set forth in this Section 8.5.

(b)            Seller shall, shall cause its Controlled Affiliates (including the Acquired Companies) to, and shall instruct its Representatives to, promptly cease and cause to be terminated any substantive discussions or negotiations existing with any Person (other than with Buyer or any of its Affiliates) with respect to any Alternative Acquisition Proposal. Seller will notify Buyer promptly (but, in any event, within forty-eight (48) hours of receipt thereof) if any Person (other than Buyer or any of its Affiliates) makes any bona fide written proposal or offer, inquiry or contact with respect to any Alternative Acquisition Proposal and will provide Buyer with the identity of the third party making such proposal or offer (subject to the terms of the Non-Disclosure Agreement).

(c)            For the avoidance of doubt, (i) the transactions contemplated by the Spirit/Boeing Merger Agreement shall not be considered an Alternative Acquisition Proposal and (ii) neither such transactions, nor any communications, negotiations or other discussions with Boeing or any of its Affiliates or Representatives or any actions taken by Seller or its Affiliates in relation thereto, shall be deemed to be a breach of this Section 8.5 or otherwise be deemed to be subject to any of the obligations of Seller or its Controlled Affiliates under this Section 8.5.

8.6            Litigation Support. Subject to Section 13.18, in the event and for so long as any party actively is contesting or defending against any Proceeding after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company or the Business, each of the other parties will make reasonable efforts to cooperate with such party or its counsel in the contest or defense, make reasonably available their personnel for the purpose of such contest or defense, and reasonably provide such testimony and access to their books and records as shall be reasonably necessary solely in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party and solely upon written notice from the contesting or defending party, which written notice shall specify in reasonable detail the nature of the support required of the assisting party and the anticipated timeframe for such support; provided that no party shall be obligated to (a) assist the contesting or defending party in any Proceeding among the parties or their respective Affiliates, (b) assist the contesting or defending party in any Proceeding to the extent that such party reasonably believes that such assistance or any portion thereof is sought in furtherance of, or in preparation for, a claim, demand or other Proceeding against such party or any of its Associated Persons, (c) provide access to or disclose information that constitutes attorney work product or that the assisting party reasonably determines would vitiate any attorney-client privilege of such party or any of its Affiliates or their respective Representatives; or which is restricted or prohibited under applicable Laws, (d) provide any assistance or take any action that would violate any Law or Order, or (e) provide any information or assistance that would require the consent of any third party (unless such consent has previously been obtained by the contesting or defending party). The contesting or defending party shall indemnify and hold harmless any other party from and against any and all Losses arising out of or in connection with such other party’s compliance with its respective obligations under this Section 8.6.

8.7            Wrong Pockets.

(a)            From and after the Closing, if Seller or any of its Affiliates receive or collect any cash funds from a third party arising from any accounts receivable of the Business or the Acquired Companies, Seller shall, and shall cause its Controlled Affiliate to, remit such cash funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receive or collect any cash funds from a third party relating to Seller or its Affiliates (other than the Acquired Companies or the Business), Buyer or its applicable Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

(b)            After the Closing Date, each of Seller, Buyer and their respective Subsidiaries may receive mail and packages properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Seller and Buyer and their respective Subsidiaries authorizes Seller and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive (acting solely as agent for the other party) all mail and packages received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail or packages (or, in case the same relate to both businesses, copies thereof) to the other party, net of the receiving party’s reasonable out-of-pocket costs incurred to effect such delivery. The provisions of this Section 8.7(b) are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Subsidiaries to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail or package or the information contained therein.

(c)            Notwithstanding anything in this Agreement to the contrary, from and after the Closing, to the extent that (i) any Intellectual Property Right of Holdings, Seller or their Subsidiaries (other than the Acquired Companies) that was developed for the Acquired Companies’ operation of the Business, and has been used solely and exclusively in the Acquired Companies’ operation of the Business during the eighteen (18)-month period prior to the Closing Date, or (ii) any other asset of Holdings, Seller or their Subsidiaries (other than the Acquired Companies) that has been used solely and exclusively in the Acquired Companies’ operation of the Business during the eighteen (18)-month period prior to the Closing Date, was not transferred, or cannot be transferred in accordance with the applicable Contract terms or regulations, to the Acquired Companies or otherwise transferred or conveyed to Buyer prior to or at the Closing, upon Buyer’s identification of the existence of such asset and written notice to Seller thereof, Seller shall, and shall cause Holdings and their Subsidiaries to, use reasonable best efforts to assign, transfer, convey and deliver such asset to Buyer, and Buyer shall use reasonable best efforts to assume all liabilities and obligations in respect of such asset, without additional consideration payable by Buyer, and will provide Buyer with the benefits (economic or otherwise), and, following the valid transfer of such asset, Buyer will indemnify Seller and its Affiliates for any liabilities and obligations in respect of such asset (economic or otherwise), thereunder until such transfer is consummated. This Section 8.7 shall expire on the one (1) year anniversary of the Closing Date.

8.8            Director and Officer Resignations. At or prior to the Closing, the Company shall use commercially reasonable efforts to obtain a resignation, in a form reasonably satisfactory to Buyer, of each director (or equivalent) and statutory officer of each Acquired Company, in their capacities as such (and not, for the avoidance of doubt, in their capacities as employees), effective upon (and subject to) the Closing; provided that the foregoing shall not require the Company to obtain any such resignation in the event such resignation entitles any Person to any severance or similar payment or similar obligation upon the Company or its Affiliates.

8.9            Organizational Records. At the Closing, the Company shall use commercially reasonable efforts to deliver the original organizational records, minute books and governance records of each Acquired Company to Buyer to the extent not already in the possession of any Acquired Company.

8.10          Cash Sweep. Prior to the Benchmark Time, Seller shall use commercially reasonable efforts to, in accordance with applicable Law or Contracts, distribute or dividend to Seller, or otherwise use, all Cash held by each Acquired Company; provided that Seller shall not be required to distribute or dividend or otherwise use an amount in Cash equal to the amount of the Acquired Companies’ issued but uncleared checks, drafts or wires as of the Benchmark Time (as estimated by Seller in good faith).

8.11          Restrictive Covenants. In further consideration for the payment of the Purchase Price, and in order to protect the value of the Business and the Acquired Companies acquired by Buyer pursuant to this Agreement (including the goodwill inherent in the Business as of the Closing), upon the Closing, Seller agrees as follows:

(a)            during the period from the Closing until the eighteen (18) month anniversary thereof (the “Restricted Period”), Seller shall not, directly or indirectly through its Subsidiaries:

(i)              knowingly and intentionally solicit, cause, induce or attempt to cause or induce any customer that is a counterparty to an Applicable Contract to, in respect of such Applicable Contract (A) terminate, in whole or in part, or reduce the scope of work under, such Applicable Contract; (B) move requirements from any such Applicable Contract to a contractual vehicle of Seller or its Subsidiaries or (C) not exercise any options or otherwise fail to elect to extend the term of any such Appliable Contract; or

(ii)             (A) encourage, induce, solicit or attempt to encourage, induce or solicit any employee of the Acquired Companies who is employed as of the Closing Date or any employee of Seller who becomes an employee of the Acquired Companies as a direct result of the Transactions, in each case, with the title of president, senior vice president, vice president or director as of the Closing Date (such employees, “Existing Employees”), to leave the employ of the Acquired Companies; or (B) hire or employ any such Existing Employee; provided that Seller and its Subsidiaries shall not be prohibited from: (1) engaging in any general solicitations or public advertising of employment opportunities, so long as the solicitation or advertisement and related solicitation is indirect, general in nature and does not specifically target or reference the Existing Employees or (2) soliciting or hiring any Existing Employee whose employment with the Acquired Companies terminated (without any prior solicitation, inducement or encouragement by, or on behalf of, Seller or its Subsidiaries in violation of this Section 8.11(a)(ii)) at least six (6) months prior to the date of any solicitation or hiring (other than a permitted solicitation under subclause (1) by Seller or its Subsidiaries for employment).

(b)            if at any time a court or arbitrator’s award holds that the restrictions in this Section 8.11 are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, as applicable.

(c)            Notwithstanding the foregoing, the restrictions in this Section 8.11 shall not, directly or indirectly, apply to Boeing or its Affiliates (other than, following the closing of the transactions contemplated by the Spirit/Boeing Merger Agreement, Seller and its Subsidiaries). Buyer acknowledges, on behalf of itself and its Subsidiaries (including, following the Closing, the Acquired Companies), that Boeing and its Affiliates may currently or in the future be developing, exploring, researching, designing, implementing, offering or selling programs, products, services, concepts, techniques, systems, information, data, technology, processes (including manufacturing and design processes) and Intellectual Property Rights (collectively, “Offerings”), internally or from or jointly with other Persons that are similar to, substitutes for or in competition with the Offerings of the Acquired Companies (such competing Offerings, collectively, “Competitive Offerings”). Subject to Seller’s obligations set forth in Section 8.11(a), nothing in this Section 8.11 shall, or shall be construed to, restrict in any manner the ability of Boeing or any of its Affiliates (including, following the closing of the transactions contemplated by Spirit/Boeing Merger Agreement, Seller and its Subsidiaries) to (i) develop, explore, research, design, implement, offer, sell or make available to any Person, including to any customer of the Acquired Companies that is a counterparty to an Applicable Contract, any Competitive Offerings or (ii) make available any Offerings (including any Competitive Offerings) for use by any Boeing Affiliates (including, following the closing of the transactions contemplated by the Spirit/Boeing Merger Agreement, Seller or any of its Subsidiaries) in their respective operations, including for the benefit of any of their respective customers.

8.12          Escrow Release. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in taking any necessary action to release any amounts held in escrow pursuant to, and in accordance with the terms of, that certain Escrow Agreement, dated November 23, 2022, by and among Spirit AeroSystems Textiles, LLC, T.E.A.M., Inc., and U.S. Bank National Association, in each case, as reasonably requested by Buyer in good faith.

8.13          20 Morin Street Lease. Effective as of the Closing, (a) except to the extent the same would violate the terms of the Morin Street Lease or cause any breach or default thereunder, the Company hereby conveys, assigns, transfers and delivers to Seller, and Seller hereby assumes and agrees thereafter to pay, perform or discharge when due or required to be performed, as the case may be, any obligations or liabilities of the Company arising under the Morin Street Lease, including in connection with the Morin Street Matter (as defined in Schedule 4.8 of the Company Disclosure Schedule) and (b) except to the extent of any additional Losses arising out of (1) the willful misconduct of any Morin Street Indemnified Party (as hereinafter defined) and/or (2) any breach of this Section 8.13 in any material respect by any Morin Street Indemnified Party, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including, following the Closing, the Acquired Companies, and each such Person, a “Morin Street Indemnified Party”) from any and all Losses actually suffered by such Morin Street Indemnified Party arising out of the Morin Street Matter. To the extent Buyer or the Acquired Companies recover any amounts in relation to the Morin Street Matter from the counterparty of the Morin Street Lease after the Closing, such amounts, after deducting all reasonable costs and expenses actually incurred by Buyer or the Acquired Companies in respect of the Morin Street Matter, shall promptly be paid to Seller upon receipt thereof (or deducted from or set off against any indemnification obligation as set forth in clause (b) of this Section 8.13, as applicable). If any Proceeding or other dispute is made or brought against any Morin Street Indemnified Party arising out of or relating to the Morin Street Matter, then Seller, at its sole cost and expense, shall defend such Proceeding or other dispute by attorneys approved by such Morin Street Indemnified Party (provided, that the defense of such Proceeding or other dispute by Pierce Atwood LLP is hereby approved by Buyer), which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall use reasonable best efforts to cooperate (and to cause each other Morin Street Indemnified Party to cooperate) with Seller in such defense, and Buyer shall not take any action (and shall cause each other Morin Street Indemnified Party to not to take any action) that would hinder, adversely interfere with or materially delay such defense. If Seller fails to defend in good faith against such Proceeding or other dispute, or if there is a legal conflict or other conflict of interest (in each case, as such conflict is reasonably determined by outside counsel in good faith), then, without limiting any other remedies, such Morin Street Indemnified Party may retain separate counsel at the Seller’s expense. Notwithstanding anything herein to the contrary, Seller shall have the full control and authority to pursue any claim and conduct any defense (including initiating any Proceeding or other dispute) in relation to the Morin Street Matter, and to settle or otherwise dispose of the same in Seller’s sole discretion and without Buyer’s consent; provided, that, Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required to settle any Proceeding or dispute relating to the Morning Street Matter, unless (i) such settlement does not impose any obligation on the part of any Morin Street Indemnified Party (other than payment obligations on the Acquired Companies that would be satisfied at or prior to Closing or pursuant to clause (ii) hereof), (ii) any payments to be made pursuant to such settlement shall be paid in full exclusively by Seller at or promptly following the time such settlement is reached, (iii) such settlement shall not require any of the Morin Street Indemnified Parties to admit any non-monetary liability that would not be released in such settlement, and (iv) the Acquired Companies shall have received an unconditional release from the other party (or parties) to such Proceeding or other dispute. Without the prior approval of Seller and with respect to the Morin Street Lease and Morin Street Matter, no Morin Street Indemnified Party shall communicate with, negotiate with, respond to, discuss with, or otherwise engage with the counterparty of the Morin Street Lease or any of its counsel, agents or representatives. Each Morin Street Indemnified Party shall promptly deliver to Seller a copy of any notification, letter, demand, filing, submission, response or other communication pertaining to the Morin Street Matter received by such Morin Street Indemnified Party.

8.14          Owned Real Property Matters. Following the date of this Agreement and prior to the Closing, each of Seller and the Company shall use commercially reasonable efforts to cooperate with Buyer and its title company in connection with the issuance of owner’s policies of title insurance for the Owned Real Property, including using commercially reasonable efforts to remove any Encumbrances which are not Permitted Encumbrances, and including providing an affidavit of title and/or such other information, in each case, which are acceptable to Seller in its commercially reasonable opinion, and as such title company may reasonably require in order for such title company to delete any mechanics’ liens and parties in possession exceptions and to insure over the “gap” (i.e., the period of time between the effective date of such title company’s last bringdown of title to the Owned Real Property and the Closing Date) and to cause such title company to delete all standard exceptions from the final title insurance policies (except for the standard survey exception); provided; however, that the parties expressly agree that in no event shall Seller or any of its Affiliates be obligated or required, pursuant to this Section 8.14, to (a) incur any post-Closing liability or obligation, including, without limitation, pursuant to any indemnification, affidavit, guaranty, and/or warranty or (b) incur any material third-party cost or expense, including, without limitation, in connection with any negotiation with the title company and/or any title clearance matters.

Article IX

TAX MATTERS

9.1            Tax Returns; Allocation of Taxes.

(a)            Seller and Buyer shall prepare and file Tax Returns as follows:

(i)              Seller shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any valid extension of a required filing date) all Tax Returns in respect of the Acquired Companies (x) related to Pre-Closing Tax Periods that are due (taking into account any valid extension of a required filing date) on or before the Closing Date or (y) that are required to be included in (or filed with) a Consolidated Return related to a Pre-Closing Tax Period that is due after the Closing Date on a basis consistent with past practice (unless otherwise required by applicable Law). Seller shall timely pay, or cause to be timely paid, all Taxes reflected on such Tax Returns described in clause (x). For each Pre-Closing Tax Period, Seller shall cause, and shall cause its Affiliates to cause, the Acquired Companies (A) to join in Holdings’ Consolidated Return and (B) in jurisdictions requiring separate reporting from Holdings, to file separate company state and local income Tax Returns. Seller shall cause Holdings to include the income of the Acquired Companies (including any deferred items required to be included in income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) for all periods through the Closing Date on Holdings’ Consolidated Return except as relates to jurisdictions requiring separate reporting of the Acquired Companies from Holdings. Seller shall provide a draft copy of a pro forma version of the Tax Returns described in this Section 9.1(a)(i) reflecting solely items attributable to the Acquired Companies to Buyer for its review and comment at least thirty (30) days prior to the due date for filing such Tax Return (taking into account any applicable extensions).

(ii)             Buyer (or its Affiliates) shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any extensions of a required filing date) all Tax Returns of the Acquired Companies related to Pre-Closing Tax Periods (including Straddle Periods) that are first due after the Closing Date, other than Tax Returns that are to be prepared and filed by Seller (or that are to be caused to be prepared and filed by Seller) pursuant to Section 9.1(a)(i) (each such Tax Return, a “Buyer-Filed Tax Return”). All Buyer-Filed Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies (unless otherwise required by applicable Law). With respect to any Buyer-Filed Tax Return that includes a Pre-Closing Tax Period, Buyer shall deliver or cause to be delivered to Seller for its review and comment, at least thirty (30) days prior to the due date for filing such Buyer-Filed Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller is responsible and a copy of such Tax Return, together with any additional information that Seller may reasonably request. Seller shall have the right to review such Buyer-Filed Tax Return, statement, and additional information, if any, prior to the filing of such Buyer-Filed Tax Return. Buyer shall incorporate all of Seller’s reasonable comments thereto. Seller shall, no later than three (3) Business Days prior to the due date of the relevant Tax Return, pay to Buyer an amount of Taxes attributable to the Pre-Closing Tax Period as determined in accordance with Section 9.1(b) and as reflected on such Buyer-Filed Tax Return.

(b)            Any Tax Return of any Acquired Company or Seller (to the extent related to the Acquired Companies) for a Straddle Period shall, to the extent permitted by applicable Laws, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date. Where it is necessary for purposes of this Agreement to apportion between Seller and Buyer Taxes with respect to the Acquired Companies for a Straddle Period, such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that (x) exemptions, allowances, and deductions that are calculated on an annual basis and (y) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis. The U.S. federal income Tax Return of the Acquired Companies for the Tax period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and none of Buyer or any Acquired Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or non-U.S. Laws.

9.2            Tax Proceedings. Buyer and Seller shall give the other party prompt written notice of the commencement of any Tax Proceeding with respect to any Tax liability of the Acquired Companies related to a Pre-Closing Tax Period or Straddle Period, including any Tax Proceeding with respect to a Consolidated Return related to a Pre-Closing Tax Period (including any Straddle Period). Seller may elect to control any such Tax Proceeding in each case (x) for which Seller is reasonably expected to be liable for the entire amount related thereto or (y) in respect of a Consolidated Return of which Seller or any of its Affiliates (other than an Acquired Company) is the common parent (a “Seller Tax Proceeding”); provided, however, that the failure or delay of Buyer to provide such notice shall not release Seller from any of its obligations under this Agreement, except to the extent that Seller is adversely prejudiced as a result of such failure or delay. Notices required to be given pursuant to this Section 9.2 shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. Seller may elect within five (5) days after receipt of the notice described in this Section 9.2 to control any Seller Tax Proceeding at its sole cost and expense; provided that, if any such Seller Tax Proceeding could reasonably be expected to increase any Tax liability of Buyer or any of its Affiliates (including the Acquired Companies) after Closing, (i) Seller shall keep Buyer reasonably and timely informed of the status of such Seller Tax Proceeding, (ii) other than with respect to Holdings’ Consolidated Return, Seller shall not settle any such Seller Tax Proceeding without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); and (iii) other than with respect to Holdings’ Consolidated Return, Buyer shall have the right, at its cost and expense, to participate in any such Seller Tax Proceeding. Buyer shall control all Tax Proceedings involving the Acquired Companies, other than Seller Tax Proceedings that Seller elects to control; provided that, with respect to any such Tax Proceeding for which Seller could reasonably expected to be liable for any amount related thereto, (x) Buyer shall keep Seller reasonably and timely informed of the status of such Tax Proceeding, (y) Buyer shall not settle any such Tax Proceeding without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (z) Seller shall have the right, at its cost and expense, to participate in any such Tax Proceeding.

9.3            Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be liable for and shall pay (or cause to be paid) when due any Transfer Taxes imposed as a result of the Transactions. The party responsible under applicable Laws for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party for such party’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed). Seller shall, and shall cause its Controlled Affiliates to, and Buyer shall, and shall cause its Affiliates to, reasonably cooperate in connection with the preparation and filing of any such Tax Returns.

9.4            Tax Matters Cooperation. Seller shall, and shall cause its Controlled Affiliates to, and Buyer shall, and shall cause its Controlled Affiliates to, cooperate fully to the extent reasonably requested by the other party in connection with the filing of any Tax Returns related to the Acquired Companies and in connection with any Tax Proceeding or in connection with determining a liability for Taxes or a right to refund of Taxes. Such cooperation shall include, (a) at the direction of the party controlling such Tax Proceeding, full cooperation with the requests of the applicable Tax Authority, (b) the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Proceeding, and (c) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Buyer nor any of their respective Affiliates shall be required to provide the other party or any of its Affiliates or its or their respective Representatives with any Consolidated Return (or copy thereof) and any books, records, or workpapers relating thereto. Buyer shall cause the Acquired Companies to retain all books and records with respect to Tax matters pertinent to the Acquired Companies related to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. Buyer shall cause the Acquired Companies to furnish any Tax information requested by Seller for any taxable period of the Acquired Companies that includes the Closing Date.

9.5            Prohibited Actions. Buyer shall not take, and shall cause its Controlled Affiliates (including the Acquired Companies) not to take, any of the following actions to the extent such action that would reasonably be expected to increase any Tax liability of Seller or any of its Affiliates (other than the Acquired Companies) or of any Acquired Company that would be required to be reflected as a liability in Net Working Capital for purposes of calculating the Final Purchase Price. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Controlled Affiliates not to: (i) file an amended Tax Return or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Acquired Company for a Pre-Closing Tax Period, (ii) file any ruling or request with any Tax Authority relating in whole or in part to any Taxes or Tax Returns of the Acquired Companies for a Pre-Closing Tax Period or Straddle Period, (iii) enter into or initiate any voluntary disclosure agreement with any Tax Authority relating in whole or in part to any Taxes or Tax Returns of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period, or (iv) make any election with respect to any Acquired Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) or change any method of Tax accounting or any Tax accounting period of any Acquired Company, which election or change would be effective on or prior to the Closing Date, in each case, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Seller and Buyer shall not make or permit to be made any elections under Section 336(e) or Section 338 of the Code with respect to the Transactions, including the purchase of the Shares.

9.6           Survival. This Article IX shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to the relevant Tax matter.

9.7           Tax Sharing Agreements. All Tax sharing, Tax allocation, Tax indemnity or similar agreements or arrangements with respect to or involving any Acquired Company shall be terminated as of the Closing Date, and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

9.8           Section 1.1502-36 Election. Without the express prior written consent of Buyer, Seller shall not (and shall cause its Affiliates not to file) any election under Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) (or any similar election under applicable state, local or foreign Tax Law) in connection with the purchase by Buyer from Seller of the Shares to the extent such election could result in the reduction of any tax attributes of any Acquired Company, including the tax basis of any asset held by any Acquired Company. If and to the extent necessary to prevent the reduction of income tax asset basis or other income tax attributes of any Acquired Company as a result of the purchase by Buyer from Seller of the Shares, Seller or Holdings, as applicable, shall file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treasury Regulations Section 1.1502-36(e)(5)) (or any similar election or statement under applicable state, local or foreign Tax Law) with the timely filed consolidated income Tax Return for the consolidated group of which Seller is a member for the consolidated Tax Return year that includes the Closing Date making an election to reduce the tax basis, pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) (or any similar provision of applicable state, local or foreign Tax Law), in shares of any Acquired Company immediately prior to the transfer of such shares to Buyer (the “Section 1.1502-36 Election”). Seller further agrees to take all other such actions as may be required to give effect to such Section 1.1502-36 Election. Such Section 1.1502-36 Election shall include all of the requirements as set forth in Treasury Regulations Section 1.1502-36(e)(5)(viii) (or any similar provision of applicable state, local or foreign Tax Law), and without the express prior written consent of Buyer, neither Seller nor Holdings nor any of their Controlled Affiliates shall take any action, or permit any action to be taken, to revoke or modify the Section 1.1502-36 Election.

Article X

EMPLOYEES

10.1         Transferred Employees. Each Company Employee who is actively at work by an Acquired Company as of the Closing Date shall be referred to herein as a “Transferred Employee.” For purposes of this Section 10.1, a Company Employee is not actively at work if the employee is receiving short-term or long-term disability benefits, workers compensation or on any other type of leave (other than vacation) (the “On-Leave Employees”). Seller shall retain any liability associated with any On-Leave Employees including, but not limited to, continued coverage under any Benefit Plan and the cost of any compensation or benefits due to any On-Leave Employee. Buyer shall, or shall cause one of its Affiliates to, offer employment to any On-Leave Employee who qualifies to be actively employed by Buyer within a period of six (6) months following the Closing Date.

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10.2         Continuation Period.

(a)            For the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, or for such shorter period of employment, as the case may be (the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each Transferred Employee (i) a base salary (or hourly base wage rate) and target annual cash bonus opportunity that is, in the aggregate, no less favorable, than the base salary (or hourly base wage rate) and target annual cash bonus opportunity provided to such Transferred Employee immediately prior to the Closing Date; provided, that a Transferred Employee’s base salary (or hourly base wage rate) will be no less favorable than such Transferred Employee’s base salary (or hourly base wage rate) immediately prior to the Closing Date, (ii) employee, health, welfare, retirement and other benefits that are substantially comparable in the aggregate (after disregarding any short or long-term incentive plan, employee stock purchase plan or other equity or equity-based incentive plan, any retention, transaction or similar bonus payable in connection with the consummation of the Transaction, any other special bonus, perquisite allowance, and non-qualified deferred compensation plan, supplemental retirement plan and any retiree medical benefit opportunity) to such benefits provided to Transferred Employees immediately prior to the Closing Date and (iii) the same work location (or a work location no more than fifty (50) miles from the work location as of the Closing Date);

(b)            In the event of termination of the employment of any Transferred Employee during the Continuation Period, Buyer shall provide, or shall cause to be provided, to such Transferred Employee severance pay and benefits no less favorable than the severance pay and benefits to which such Transferred Employee would have been entitled under any applicable Benefit Plan immediately prior to the Closing Date;

(c)            Buyer shall, or shall cause its applicable Affiliate (including any Acquired Company) to use commercially reasonable efforts to, give each Transferred Employee full credit for eligibility under any employee benefit plan, policy or arrangement maintained or made available for the benefit of Transferred Employees as of and after the Closing Date by Buyer or any of its Affiliates, for such Transferred Employee’s service prior to the Closing Date with the Company and its applicable Controlled Affiliates, to the same extent such service is recognized under a Benefit Plan immediately prior to the Closing Date; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service; and

(d)            Buyer shall, or shall cause its applicable Affiliates (including any Acquired Company) to use commercially reasonable efforts to, (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, and solely with respect to initial eligibility, waiting periods and active employment requirements under any applicable health and welfare plan of Buyer or any of its Affiliates (including any Acquired Company) to the extent such Transferred Employees were covered under a similar Benefit Plan immediately prior to the Closing Date and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any Benefit Plan prior to the Closing Date with respect to the plan year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer or any of its Affiliates with respect to the plan year of the applicable benefit plan of Buyer or any of its Affiliates in which the Closing occurs. Seller shall use its commercially reasonable efforts to, or shall use its commercially reasonable efforts to cause the third party administrator of its applicable Benefit Plan to, provide accumulator reports for deductible payments, co-payments and co-insurance paid by each Transferred Employee under such Benefit Plan as of the Closing Date, as well as thirty (30) and sixty (60) days thereafter; provided, that prior to any such accumulator reports being provided, Buyer shall enter into a confidentiality agreement with Seller or the applicable third party administrator as reasonably and customarily required upon Seller’s or the applicable third party administrator’s reasonable request.

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10.3         Annual Bonus. Buyer shall, or shall cause one of its Affiliates to, assume all unpaid cash bonuses earned or accrued as of the Closing Date under any Acquired Company Benefit Plan and Seller Benefit Plan set forth on Schedule 10.3 of the Company Disclosure Schedule for and in respect of each Transferred Employee, to the extent such amounts are reflected as a current liability in Net Working Capital or Indebtedness, and in respect of the annual cash bonus for the performance year in which the Closing occurs, such amount shall be accrued at the target level of performance.

10.4         Vacation and Paid Time Off. To the extent permitted pursuant to applicable Laws, Buyer and its Affiliates shall (a) recognize and honor the amount of accrued but unused vacation time, paid time off and other time-off benefits, if any, each Transferred Employee had with any Acquired Company as of immediately prior to the Closing Date and (b) permit each Transferred Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Transferred Employee would have been so permitted under the terms and conditions of the applicable policies of any Acquired Company in effect for the year in which such Closing Date occurs.

10.5         Immigration Compliance. From and after the date of this Agreement and following the Closing Date, Buyer shall, or shall cause its applicable Controlled Affiliate to, use best efforts to process and support visa, green card or similar applications in respect of Transferred Employees as of the Closing Date.

10.6         Seller Benefit Plan Participation; M&A Qualified Beneficiaries. Except as otherwise may be provided under the TSA, effective as of the Closing Date, the Transferred Employees shall no longer actively participate in any Seller Benefit Plan. Notwithstanding the foregoing, Seller or its Controlled Affiliates shall (a) use commercially reasonable efforts to provide for the continuation of benefits that are contemplated to be continued under the TSA, and (b) retain all liabilities with respect to claims incurred by each Transferred Employee prior to the Closing Date under those Seller Benefit Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance. For purposes of this Section 10.6, the following claims shall be deemed to be incurred as follows: (i) with respect to life and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (ii) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies.

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10.7         401(k) Plan Transfer. Prior to the Closing, Seller shall amend its Qualified Plan that covers the Transferred Employees to provide for an “Employer Additional Contribution” (as defined in the Qualified Plan) for the Transferred Employees who are employed by an Acquired Company immediately prior to the Closing Date, despite not being employed by an employer participating in the Qualified Plan on the last day of the plan year, based on their compensation earned through the Closing Date. Immediately following the Closing, Seller shall take all actions necessary to cause each such Transferred Employee with an account balance under a Qualified Plan as of the Closing Date to be eligible to receive a distribution of their account balance (an “eligible rollover distribution” as defined in Section 402(c)(4) of the Code) from the Qualified Plan and Buyer shall cause a tax-qualified defined contribution plan of Buyer or one of its Affiliates with a cash or deferred feature under Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept from the Qualified Plan the “direct rollover” of such eligible rollover distribution (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default). Seller and Buyer shall cooperate in good faith to work with the Qualified Plan and Buyer 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Qualified Plan to the Buyer 401(k) Plan, and the obligation of the Buyer 401(k) Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. Seller and Buyer shall take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under a Qualified Plan as of the Closing Date to continue to make scheduled loan payments to such Qualified Plan after the Closing, pending the distribution and, to the extent acceptable to the respective recordkeepers, in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

10.8         Employee Liabilities. Except as otherwise provided in the TSA or this Article X, Seller and Holdings shall retain all Liabilities arising out of or related to any Seller Benefit Plan. Except as otherwise provided herein, Seller and Buyer hereby acknowledge and agree that, effective as of the Closing Date, Buyer shall cause the Acquired Company to honor and discharge all liabilities and obligations (a) arising out of, relating to or resulting from the employment of any Company Employee incurred from and after the Closing Date and from a termination of employment from and after the Closing Date, (b) arising out of, relating to or resulting from any Acquired Company Benefit Plan from and after the Closing Date, and (c) expressly assumed by Buyer or its Affiliates in accordance with the provisions of this Article X.

10.9         Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by Seller, Buyer shall not, and shall cause its Affiliates not to, make any written or oral communications pertaining to the transfer of Company Employees, any compensation or benefits matters or any redundancy and layoff plans, in each case, that may affect Company Employees in connection with the Transactions.

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10.10       280G. In connection with the transactions contemplated by the Spirit/Boeing Merger Agreement, Seller will cause Holdings to perform all necessary and applicable calculations in accordance with Section 280G of the Code and related guidance thereto including, without limitation, § 280G-1 of the regulations of the U.S. Treasury (“Treasury Regulations”). Prior to the Closing Date, Seller will provide Buyer such estimated preliminary calculations with respect to any Company Employee who is expected to be a “disqualified individual” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1 and make available to Buyer upon reasonable request all related underlying back-up information and agreements taken into account in the performance of such calculations.

10.11       No Third-Party Beneficiaries. Nothing contained in this Article X, express or implied, is intended to confer upon any Person not a party (including any Company Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.

Article XI

CONDITIONS TO THE CLOSING

11.1           Mutual Conditions. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by the mutual written agreement of Buyer and Seller):

(a)            Governmental Approvals. If applicable, the statutory waiting period (and any extension thereof) under the HSR Act with respect to the Transactions shall have expired or been earlier terminated and all other Governmental Approvals specified on Schedule 11.1(a) of the Company Disclosure Schedule shall have been obtained and remain in full force and effect. For the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not constitute grounds for finding that the Closing Condition set forth in this Section 11.1(a) has not been satisfied.

(b)            No Orders. No Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity is in effect, and no Proceeding shall be pending by any Governmental Entity, in each case, that prohibits, restrains or makes illegal or attempts to restrain, prohibit or make illegal the Closing (each, a “Closing Legal Impediment”); provided that Buyer shall have taken all actions required by Section 7.5(f) to prevent the occurrence or entry of such Closing Legal Impediment. For the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not constitute grounds for finding that the Closing Condition set forth in this Section 11.1(b) has not been satisfied.

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11.2         Conditions of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Buyer in writing):

(a)            Representations and Warranties of the Company. (i) The representations and warranties of the Company (other than the Company Fundamental Representations) contained in Article IV shall be true and correct in all respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all respects as of the date specified), except for such failures to be true and correct that do not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties, and (ii) the Company Fundamental Representations shall be true and correct in all material respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified).

(b)            Representations and Warranties of Seller. (i) The representations and warranties of Seller (other than the Seller Fundamental Representations) contained in Article V shall be true and correct in all respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all respects as of the date specified), except for such failures to be true and correct that do not, individually or in the aggregate, materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing, in all material respects, its obligations hereunder; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” in such representations and warranties, and (ii) the Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified).

(c)            Obligations of Seller and the Company. Each of Seller and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(d)            No MAE. A Material Adverse Effect shall not have occurred after the date of this Agreement.

(e)            Certificate of the Company. Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company, certifying that the Closing Conditions set forth in Section 11.2(a), Section 11.2(c) (solely as such Section applies to the Company) and Section 11.2(d) have been satisfied.

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(f)             Certificate of Seller. Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller, certifying that the Closing Conditions set forth in Section 11.2(b), Section 11.2(c) (solely as such Section applies to Seller) and Section 11.2(d) have been satisfied.

11.3         Conditions of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Seller in writing):

(a)            Representations and Warranties of Buyer. (i) The representations and warranties of Buyer (other than the Buyer Fundamental Representations) contained in Article VI shall be true and correct in all respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all respects as of the date specified), except for such failures to be true and correct that do not, individually or in the aggregate, have a Buyer Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Buyer Material Adverse Effect” in such representations and warranties and (ii) the Buyer Fundamental Representations shall be true and correct in all material respects on and as of the Closing as if made anew as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified).

(b)            Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            Certificate of Buyer. Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer, certifying that the Closing Conditions set forth in Section 11.3(a) and Section 11.3(b) have been satisfied.

11.4         Waiver of Conditions. The Closing Conditions set forth in Section 11.2 may only be waived by written notice from Buyer. The Closing Conditions set forth in Section 11.3 may only be waived by written notice from Seller. The Closing Conditions set forth in Section 11.1 may only be waived by written notice from both Seller and Buyer.

Article XII

TERMINATION

12.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Seller and Buyer;

(b)            by Buyer, if, at any time prior to the Closing upon written notice to Seller if (i) the Company or Seller shall have breached any one or more of their respective representations or warranties contained in this Agreement or (ii) Seller or the Company shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement and, in each case of the foregoing clauses (i) and (ii), such breach or failure (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a Closing Condition set forth in Section 11.1 or Section 11.2, as applicable, and (B) has not been or is incapable of being cured by Seller or the Company, as applicable, prior to the earlier of (1) the Outside Date then in effect and (2) the twentieth (20th) Business Day after Seller’s receipt of written notice thereof from Buyer describing such breach or failure to perform or comply in reasonable detail; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Buyer if Buyer is then in material breach of any covenant or agreement contained in this Agreement or in breach of any representation where such breach would give rise, if occurring or continuing on the Closing Date, to the failure of the Closing Condition set forth in Section 11.3(a);

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(c)            by Seller, if at any time prior to the Closing upon written notice to Buyer if (i) Buyer shall have breached any one or more of the representations or warranties of Buyer contained in this Agreement or (ii) Buyer shall have failed to perform or comply with any of Buyer’s covenants or agreements contained in this Agreement and, in each case of the foregoing clauses (i) and (ii), such breach or failure (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a Closing Condition set forth in Section 11.1 or Section 11.3, as applicable, and (B) has not been or is incapable of being cured by Buyer prior to the earlier of (1) the Outside Date then in effect and (2) the twentieth (20th) Business Day after Buyer’s receipt of written notice thereof from Seller describing such breach or failure to perform or comply in reasonable detail; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to Seller if Seller is then in material breach of any covenant or agreement contained in this Agreement or in breach of any representation where such breach would give rise, if occurring or continuing on the Closing Date, to the failure of the Closing Condition set forth in Section 11.2(a) or Section 11.2(b);

(d)            by either Seller or Buyer in the event that any Closing Legal Impediment is in effect, permanent, non-appealable and restrains, enjoins or otherwise prohibits the Closing; for the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not constitute grounds for termination under this Article XII;

(e)            by either Seller or Buyer, if the Closing has not occurred by the date which is ninety (90) days following the date of this Agreement (such date, the “Outside Date”); provided, however, that if, as of the Outside Date, all conditions set forth in Article XI, other than the condition set forth in Section 11.1(a), shall have been satisfied or shall be capable of being satisfied at the Closing Date if the Closing were to occur at such time, or to the extent not prohibited by applicable Law, shall have been waived on or before such date, then, either Buyer or Seller (but not both either concurrently or successively) may elect to extend the Outside Date up to an additional ninety (90) days, which date, as so extended, thereafter shall be deemed to be the Outside Date;

(f)             by Seller, if (A) all of the Closing Conditions set forth in Section 11.1 and Section 11.2 have been satisfied or waived (other than those Closing Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at Closing), (B) Seller and the Company have given an irrevocable written notice to Buyer confirming that they are ready, willing and able to consummate the Transactions and (C) Buyer fails to consummate the Transactions within three (3) Business Days following the delivery of such notice due to Buyer’s inability to obtain the Debt Financing; provided, however, the right to terminate this Agreement under this Section 12.1(f) shall not be available to Seller if Buyer’s failure to obtain the Debt Financing is the result of Seller’s material breach of its obligations under Section 7.12(a) or clause (ii) of Section 7.12(d); or

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(g)            by Buyer, if the Spirit/Boeing Closing occurs and the Closing under this Agreement is not consummated on the date thereof, unless a Buyer Closing Impediment has occurred or is occurring.

12.2         Notice of Termination. If this Agreement is terminated pursuant to Section 12.1, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating the Agreement).

12.3         Effect of Termination. Except as set forth in Section 12.4, if this Agreement is validly terminated in accordance with Section 12.1 and Section 12.2, all rights and obligations of the parties shall terminate without any liability or obligation (contingent or otherwise) of any party or other Person; provided that (a) (x) the representations and warranties of the parties set forth in Section 4.26, Section 5.7, Section 6.12 and Section 6.13 and (y) the rights and obligations of the parties under Section 7.6 (Confidentiality), Section 7.12 (Financing Cooperation) (with respect to the confidentiality, reimbursement and indemnification obligations of Buyer therein), this Article XII (Termination), Article XIII (Miscellaneous Provisions) (other than Section 13.9 (Specific Performance)), Article I (Definitions), and the Non-Disclosure Agreement shall survive termination of this Agreement and (b) subject to Section 12.4, nothing herein shall relieve any party from liability for Fraud or Willful Breach of any covenant or agreement contained herein occurring prior to termination.

12.4         Termination Fee.

(a)            In the event that this Agreement is terminated:

(i)           by Seller pursuant to Section 12.1(c) where such termination was as a result of a Qualifying Buyer Breach such that, at the time of such termination, Seller would have been entitled to terminate this Agreement pursuant to Section 12.1(d), Section 12.1(e) or Section 12.1(f), as applicable;

(ii)          by Seller or Buyer pursuant to Section 12.1(d) or Section 12.1(e), and at the time of such termination, Seller would have been entitled to terminate this Agreement pursuant to Section 12.1(c) where such termination was as a result of a Qualifying Buyer Breach, as applicable; or

(iii)         by Seller pursuant to Section 12.1(f);

then, promptly following written request from Seller, but in no event later than five (5) Business Days following such written request from Seller after the date of such termination, Buyer shall pay or cause to be paid to Seller a termination fee in an amount equal to $35,000,000 (the “Termination Fee”) by wire transfer of immediately available funds (it being understood that (A) in no event shall Buyer be required to pay the Termination Fee on more than one occasion and (B) in no event shall Seller or the Company be entitled to both an award of specific performance and payment of the Termination Fee). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

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(b)            Notwithstanding anything to the contrary in this Agreement, but without limiting (i) the right of Seller and the Company to specific performance pursuant to and in accordance with the terms of Section 13.9 prior to the termination of this Agreement, (ii) claims or actions by Seller or the Company against Buyer for Willful Breach prior to payment of the Termination Fee at the written request of Seller (provided, that, while Seller and the Company may each pursue both (A) claims against Buyer for Willful Breach and (B) the payment of the Termination Fee, under no circumstances shall Seller or the Company be permitted or entitled to receive both damages for Buyer’s Willful Breach, on the one hand, and payment of the Termination Fee, on the other hand), (iii) the rights of Seller and the Company to the payment of amounts due from Buyer pursuant to Section 7.12, if applicable, or (iv) the rights and remedies of Seller or the Company or their Affiliates under the Non-Disclosure Agreement or in the case of Fraud, in the event that this Agreement is terminated in the manner described in Section 12.4(a)(i) through (iii), Seller’s receipt of the Termination Fee from Buyer pursuant to Section 12.4(a) and the payment of any amounts due pursuant to Section 7.12 shall be the sole and exclusive remedy of Seller, the Company and their Affiliates (whether at law, in equity, in contract, in tort, based on breach of contract, strict liability or theories of piercing the corporate veil or otherwise) against (A) Buyer or any party to any Debt Commitment Letter, (B) Guarantor (other than any right of Seller or the Company to enforce the Limited Guaranty) or any Debt Financing Source or any other lender or prospective lender, lead arranger, arranger, agent or representative of or to Buyer, or (C) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, Agents, attorneys, Affiliates, members, managers, managed or approved funds, general or limited partners, stockholders or assignees of any Person identified in clause (A) or (B) or this clause (C) (the Persons described in clauses (A), (B) and (C), collectively the “Buyer Group”) for any Losses or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the Transactions to be consummated.

(c)            In the event that this Agreement is terminated in the manner described in Section 12.4(a)(i) through (iii), upon payment of the Termination Fee at the written request of Seller and the other amounts due pursuant to Section 7.12, if applicable, no Person shall have any rights or claims against any of the Buyer Group under this Agreement or the Commitment Letters, whether at law or in equity, in contract, in tort or otherwise, and no member of the Buyer Group shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transactions. In no event shall Seller or the Company permit to be sought on behalf of any of them any Losses from, or otherwise bring any action against, any member of the Buyer Group in connection with this Agreement or any of the Transactions (including any action related to the Commitment Letters), other than (A) an action by Seller or the Company to recover payment of the Termination Fee or any amount due pursuant to Section 12.4(a) or Section 7.12 from Buyer or from Guarantor to the extent permitted under the Limited Guaranty, when permitted and to the extent set forth in Section 12.4(a) or Section 7.12, respectively, (B) any action or claim by any Seller Indemnitee to enforce its rights and remedies under Section 7.12, (C) an action for specific performance, solely under the circumstances and as specifically set forth in Section 13.9, (D) a claim or action by Seller or the Company for Fraud, or (E) prior to payment of the Termination Fee and the other amounts due pursuant to Section 7.12, if applicable, a claim or action by Seller or the Company against Buyer for Willful Breach (provided, that, while Seller and the Company may each pursue both (1) claims against Buyer for Willful Breach and (2) the payment of the Termination Fee, under no circumstances shall Seller or the Company be permitted or entitled to receive both damages for Buyer’s Willful Breach, on the one hand, and payment of the Termination Fee, on the other hand).

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(d)           The parties acknowledge that the agreements contained in this Section 12.4 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in Section 12.3 or Section 12.4 to the contrary, Seller and the Company may elect, in their sole discretion, to bring an action against Buyer for Willful Breach notwithstanding the fact that the Termination Fee may be payable under this Section 12.4 (provided, that, while Seller and the Company may each pursue both (i) claims against Buyer for Willful Breach and (ii) the payment of the Termination Fee, under no circumstances shall Seller or the Company be permitted or entitled to receive both damages for Buyer’s Willful Breach, on the one hand, and payment of the Termination Fee, on the other hand). Furthermore, if the Termination Fee has been paid by Buyer and/or the Guarantor to Seller, the amount of damages awarded to Seller or the Company in connection with a claim against Buyer for Fraud in connection with the representations and warranties set forth in Section 6.10 by a court of competent jurisdiction (pursuant to a final, non-appealable judgment) shall be reduced by an amount equal to the lower of (x) the amount of the Termination Fee paid by Buyer and/or Guarantor to Seller and (y) the amount of damages so awarded to Seller or the Company.

Article XIII

MISCELLANEOUS PROVISIONS

13.1         Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, schedule, annex or exhibit means a Section or Article of, or schedule, annex or exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (and words of similar import) means “including, without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include the other gender as the context requires, (e) references to the parties or a party means the parties hereto or a party hereto, respectively, unless another agreement is specified, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any schedule, annex or exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) the word “or” is not exclusive, and shall be read to mean “and/or,” (k) the words “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the schedules, annexes and exhibits hereto, (l) the word “any” means “any and all,” (m) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (n) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (o) unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Buyer (or words of similar import) include the documents posted to the Data Room by or prior to 5:00 p.m. Eastern Time on the day immediately preceding the date of this Agreement, and (p) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents.

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13.2         Entire Agreement. This Agreement, the Company Disclosure Schedule, the Non-Disclosure Agreement and the other Transaction Documents, including the other documents, agreements, exhibits and schedules specifically referred to herein and therein, constitute the entire agreement between and among the parties with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Transactions, which is not expressly set forth in the foregoing agreements.

13.3         Severability. It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

13.4         Survival. None of the representations and warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall survive the Closing and all such representations and warranties, including any claim arising from or related thereto, shall terminate automatically upon the Closing; provided that (a) the representations and warranties of the parties set forth in Section 4.26, Section 5.7, Section 6.12 and Section 6.13, shall survive the Closing and (b) the foregoing shall not limit Buyer’s rights under the R&W Policy. Except for Fraud, the sole and exclusive remedy of Buyer in respect of any and all rights and claims for any breach of representation or warranty in this Agreement or in any certificate delivered pursuant to Section 11.2(e) or Section 11.2(f) is, subject to the terms of Article IX, the right to terminate this Agreement prior to the Closing pursuant to Article XII. The covenants and agreements contained in this Agreement and to be performed or complied with at or prior to the Closing shall not survive the Closing and no party shall have any liability with respect thereto from and after the Closing. Subject to Section 9.6 with respect to Tax matters, the covenants and agreements contained in this Agreement and to be performed or complied with after the Closing (including, without limitation, Section 13.20) shall survive the Closing in accordance with their respective terms. Notwithstanding anything in this Agreement to the contrary, but subject to the terms of Section 13.13(d) and 13.13(e), nothing herein shall limit the remedies of any party in the event of Fraud.

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13.5         Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.

13.6         Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the parties. No party shall have any duties (including fiduciary duties) towards any other party except as specifically and expressly set forth herein, and in such case, subject to the limitations specifically and expressly set forth herein.

13.7         Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign this Agreement or any right, interest or obligation hereunder, in each case, without the prior written consent of Buyer, on the one hand, and Seller, on the other hand, and any assignment in violation of this Section 13.7 shall be null and void. Notwithstanding the foregoing, (a) the Company or Seller may assign this Agreement or all of its rights or obligations hereunder to Boeing, or any Affiliate of Seller or Boeing, without Buyer’s prior written consent (but with notice to Buyer), (b) from and after the Closing Date, Buyer shall have the right to assign all or any portion of its rights or delegate its obligations pursuant to this Agreement to any Debt Financing Sources (so long as any such assignment does not relieve Buyer of its obligations hereunder) under terms of the Debt Financing solely for the purposes of creating a security interest herein or otherwise assigning collateral with respect to the Debt Financing, and (c) prior to, and in any event at least ten (10) days in advance of the Closing, Buyer shall be entitled to designate one or more of its Affiliates that are directly or indirectly wholly owned (each a “Buyer Designee”), to be the purchaser or transferee of the Shares; provided that, no such designation shall (i) relieve Buyer from its obligations under this Agreement, (ii) be permitted to the extent it results in an incremental material Tax liability or other material costs and expenses to Seller or (iii) be permitted if such designation would be reasonably expected to restrict or delay consummation of the Transactions. Notwithstanding anything to the contrary in this Section 13.7, no assignment shall relieve the assigning party of its liabilities and obligations hereunder.

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13.8         Amendment and Waivers. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by the Company, Seller and Buyer. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach. Notwithstanding anything to the contrary contained herein, this Section 13.8, Section 12.4(b), Section 12.4(c), Section 12.4(d), Section 13.7, Section 13.12, Section 13.13(c), Section 13.15 and Section 13.20(c) (collectively, the “DFS Provisions”) may not be amended in a manner that is adverse to a Debt Financing Source, without the prior written consent of such Debt Financing Source.

13.9         Specific Performance.

(a)            Each party acknowledges and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) the other party will be irreparably damaged and (ii) such party would not have any adequate remedy at law and would not be adequately compensated by monetary damages. Accordingly, in addition to any other right or remedy to which a party may be entitled, subject to the terms of this Agreement, including Section 13.9(b), at law or in equity, that party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the terms and provisions of this Agreement. The parties further acknowledge and agree that, prior to the Closing, Seller shall be entitled to an injunction or injunctions to cause Buyer to pay the Termination Fee to the extent payable pursuant to Section 12.4. Furthermore, each party irrevocably waives and agrees not to raise any objections or defenses that the equitable remedy of specific performance is (A) unavailable to prevent or restrain breaches of this Agreement or to specifically enforce the terms of this Agreement, (B) invalid, (C) unenforceable, (D) contrary to law or (E) inequitable, in each case, for any reason, or that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(b)           While Seller and the Company may each pursue both a grant of specific performance to the extent permitted by this Section 13.9 and the payment of the Termination Fee (and the payment of any amounts pursuant to Section 7.12, if applicable), under no circumstances shall Seller or the Company be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee.

13.10       Public Announcements. None of Seller or its Controlled Affiliates, Buyer or its Controlled Affiliates or any Representative of any such party shall issue or cause the publication of any press release, public announcement or other public communication in respect of this Agreement, the Transactions or any of the Transaction Documents or the existence of any arrangement between the parties or their respective Affiliates, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), whether or not named in such press release, public announcement or other public communication, except (a) to the extent required by Law or stock exchange rules or as Seller deems necessary or advisable to comply with its SEC filing requirements, in which case the party seeking to publish such press release, public announcement or other public communication shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release, public announcement or other public communication in advance of such publication; provided that the foregoing will not restrict or prohibit Seller and the Acquired Companies from making any announcement to their employees, customers and other business relations to the extent Seller or any Acquired Company reasonably determines in good faith that such announcement is necessary or advisable, or (b) to the extent the contents of such press release, public announcement or other public communication have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 13.10. The parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be a press release issued by Seller.

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13.11       The Company Disclosure Schedule, Schedules, Annexes and Exhibits. The Company Disclosure Schedule and the schedules, annexes and exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The representations and warranties of the Company and Seller set forth in this Agreement are made and given subject to the disclosures contained in the Company Disclosure Schedule, and neither Seller nor any of its Affiliates shall be, or be deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Company Disclosure Schedule. Where a reference is made only to a particular part of a disclosed document, the full contents of the document are deemed to be disclosed. Inclusion of information in the Company Disclosure Schedule will not be construed as an admission that such information is required to be disclosed, that the matter underlying such information did not arise in the ordinary course of business or in a manner consistent with past practice, that such information is material to the business, operations or condition (financial or otherwise) of Seller, any Acquired Company or the Business or that any Material Adverse Effect has occurred, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any matter in any schedule of the Company Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other schedule of the Company Disclosure Schedule to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent that such disclosure applies to the relevant representation or warranty of such other schedule. The headings contained in the Company Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

13.12       Governing Law. This Agreement, the rights of the parties and all Proceedings arising in whole or in part under or in connection herewith or the negotiation, execution or performance of this Agreement, in each case, will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Laws, including any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any other jurisdiction.

13.13       Consent to Jurisdiction; Venue; Service of Process; Waivers.

(a)            All actions and proceedings arising out of or relating to this Agreement shall be instituted, maintained, heard and determined exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”). Each party hereby (i) submits to the exclusive jurisdiction of the Specified Courts for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party and to service of process upon them in accordance with the rules and statutes governing service of process and (ii) irrevocably waives, and agrees not to assert by way of claim, motion, defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the Specified Courts.

109

(b)            Each party acknowledges and agrees that any controversy which may arise out of or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any dispute or controversy, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this wavier; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.13(b).

(c)            Notwithstanding anything in this Agreement to the contrary, no party, nor any of its Controlled Affiliates, shall bring, or support, any action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in a federal court of the United States of America located in, or if such court does not have subject matter jurisdiction, in any state court, in each case, sitting in the Borough of Manhattan, New York, New York, and any such action shall be governed by the internal Laws of the State of New York without giving effect to any Laws, including any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction. In furtherance of the foregoing, each of the parties (on behalf of itself and its respective Controlled Affiliates) (A) submits to the exclusive jurisdiction of such courts for the purpose of any action described in this Section 13.13(c) and (B) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts in any such action described in this Section 13.13(c).

(d)            IN CONNECTION WITH ANY DISPUTE OR CONTROVERSY ARISING OUT OF RELATING TO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES, OR ANY OTHER TYPE OF DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTY (OR ANY AFFILIATE OF SUCH OTHER PARTY).

110

(e)            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, NO PERSON SHALL BE ENTITLED TO RESCIND ALL OR ANY PORTION OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT FOR ANY REASON, INCLUDING IN CONNECTION WITH, OR IN RESPECT OF, ANY FRAUD.

13.14       Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent by electronic transmission (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or (c) one (1) Business Day after deposit with an overnight courier service, in each case of the foregoing clauses (a)-(c) to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.14):

To Buyer at:

Tex-Tech Engineered Composites, LLC

Attention:	Peter Manos; Gordon Auduong
Email:	pmanos@arlingtoncap.com
gauduong@arlingtoncap.com
7272 Wisconsin Ave., 15th Floor
Bethesda, MD 20814

With copies (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Attention:	Frank Bacelli; Jeff Bowling
Email:	fbacelli@sheppardmullin.com;
jbowling@sheppardmullin.com

To the Company or Seller at:

Spirit AeroSystems Holdings, Inc.
3801 South Oliver Street
Wichita, Kansas 67210
Attention:	David Myers
Email:	david.myers@spiritaero.com

111

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 South Canal Street
Chicago, Illinois 60606
Attention:	Shilpi Gupta and David R. Clark
Email:	Shilpi.Gupta@skadden.com; David.Clark@skadden.com

13.15       No Third-Party Beneficiaries. Except for Section 7.12(b) (with respect to Seller’s Affiliates and Seller’s and its Affiliates’ respective Representatives), Section 8.1 (with respect to the D&O Indemnitees and their respective successors, heirs and legal representatives), the DFS Provisions (to the extent they apply to the Debt Financing Sources), the provisions of Section 13.20 (which shall be enforceable by the Seller Releasees and the Buyer Releasees, as applicable), and Section 13.18 (with respect to Skadden), a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties to this Agreement and their permitted assigns any rights hereunder.

13.16       Expenses. Whether or not the Transactions are consummated, unless otherwise expressly provided herein, and except as otherwise specified in the Transaction Documents, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisors, accountants and legal counsel.

13.17       Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.

13.18       Provision Regarding Legal Representation. Buyer, for itself and on behalf of its Controlled Affiliates (including, from and after the Closing, the Acquired Companies) acknowledges and agrees that Seller has retained Skadden to act as its counsel in connection with the Transactions and that Skadden has not acted as counsel for any other party in connection with such Transactions. The parties agree that, in the event that a dispute arises after the Closing between Seller or its Affiliates, on the one hand, and Buyer, any Acquired Company or their respective Affiliates, on the other hand, in each case, arising out of or relating to this Agreement or the Transactions, Skadden may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer, the Acquired Companies or their respective Affiliates, and even though Skadden may have represented any of the Acquired Companies or any of their Affiliates in a matter substantially related to such dispute. Buyer further agrees that all communications among Seller, the Acquired Companies or any of their respective Affiliates, on the one hand, and Skadden, on the other hand, that relate in any way to the Transactions shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Buyer, any Acquired Company or any of their Affiliates. The Privileged Communications are (and shall remain following the Closing) the property of Seller, and from and after the Closing, none of Buyer, the Acquired Companies, their respective Affiliates or any Person purporting to act on behalf of or through Buyer, the Acquired Companies or their respective Affiliates will seek to access, use or obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Notwithstanding the foregoing, (i) after the Closing, neither Seller nor any of its Affiliates shall waive such privilege or disclose such Privileged Communications or files, other than in connection with the enforcement or defense of their respective rights or obligations under this Agreement and the other Transaction Documents and (ii) in the event that a dispute arises between Buyer, any Acquired Company or any of their respective Affiliates, on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, such Acquired Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided, however, that none of the Acquired Companies nor their Affiliates may waive such privilege without the prior written consent of Seller.

112

13.19       No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

13.20       Certain Releases.

(a)            Except for claims for Fraud, Buyer, for itself and on behalf of its Affiliates (including, after the Closing, the Acquired Companies) and its and their respective Representatives and other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Buyer Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Laws, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, at law or in equity, or based on contract, tort or otherwise) a Buyer Releasing Party has, had, may have or may have had against Seller or any of its Affiliates (whether past, current or future Affiliates), or any of its or their respective Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Seller Releasee”), now or in the future, existing for any reason, whether arising under, or based upon, any Law or otherwise, (i) relating to the ownership or operation of the Acquired Companies, the Business or the subject matter of this Agreement, or any schedule, annex, exhibit, Company Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions, including with respect the existence of any claim, counterclaim, set off or other rights or objections, whether in connection with the payment of the Termination Fee hereunder or otherwise with respect to such matters in this clause (i), that any Buyer Releasing Party may have at any time or (ii) with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Shares, the Acquired Companies or the Business or any of the Acquired Companies’ or the Business’s respective assets, liabilities, or operations, in the case of each of the foregoing clauses (i) and (ii), whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, in each case, hereby knowingly, voluntarily, irrevocably and unconditionally waived, released, discharged and relinquished; provided, however, notwithstanding anything in this Section 13.20(a) to the contrary, each Buyer Releasing Party retains, and does not release, (1) Buyer’s rights and interests under the express terms of this Agreement, including under any covenants herein which by their nature survive or are to be performed following the Closing (including, its rights and interests under Section 2.3 or Section 8.11), or (2) their rights and interests under the express terms of any other Transaction Document, in each case, except as otherwise expressly waived, released, discharged or relinquished under such other Transaction Document. Furthermore, without limiting the generality of this Section 13.20, from and after the Closing, and except in cases of Fraud, no demand, claim or cause of action will be brought or maintained by, or on behalf of, Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) against any Seller Releasee, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, Seller or any other Person set forth or contained in this Agreement, or any schedule, annex, exhibit, Company Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions. Buyer acknowledges, for itself and on behalf of the other Buyer Releasing Parties, that the Laws of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Buyer acknowledges, for itself and on behalf of the other Buyer Releasing Parties, that such Laws are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Buyer knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Buyer Releasing Parties, that, from and after the Closing, Buyer and the other Buyer Releasing Parties shall be deemed to waive their rights under any such Laws. Notwithstanding anything in this Section 13.20(a) to the contrary, each Buyer Releasing Party retains, and does not release, their rights and interests under the express terms of this Agreement or under the express terms of any other Transaction Document, in each case, except as otherwise expressly waived, released, discharged or relinquished under this Agreement or any other Transaction Document.

113

(b)            Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Seller Releasee (other than Seller), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Releasee (other than Seller) for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(c)            Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby waives any rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letters or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity, and Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, agrees not to commence any Proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letters or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity. In furtherance and not in limitation of the foregoing waiver, Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby acknowledges and agrees that no Debt Financing Source shall have any liability for any claims or damages to Seller or its Controlled Affiliates or its or their respective Representatives in connection with this Agreement, the Debt Commitment Letters, the Debt Financing or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 13.20(c) shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Commitment Letters (including Buyer or its Affiliates party to the Debt Commitment Letters and their respective successors and assigns) set forth in the Debt Commitment Letters in accordance with the terms and conditions thereof or (ii) any liability or obligation of any of the Debt Financing Sources, or any of the rights of Buyer or its Affiliates under any of the definitive documentation with respect to the Debt Financing.

114

(d)            Except for claims for Fraud, Seller, for itself and on behalf of its Affiliates and its and their respective Representatives and other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Seller Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Laws, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, at law or in equity, or based on contract, tort or otherwise) a Seller Releasing Party has, had, may have or may have had against Buyer or any of its Affiliates (whether past, current or future Affiliates including, after the Closing, the Acquired Companies), or any of its or their respective Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Buyer Releasee”), now or in the future, existing for any reason, whether arising under, or based upon, any Law or otherwise, in respect of the ownership or operation of the Acquired Companies or the Business during the period that ends prior to the Closing, whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law), are, in each case, hereby fully, knowingly, voluntarily, irrevocably, finally and unconditionally forever waived, released, discharged and relinquished; provided, however, notwithstanding anything in this Section 13.20(d) to the contrary, each Seller Releasing Party retains, and does not release, (1) their rights and interests under the express terms of this Agreement, including under any covenants herein which by their nature survive or are to be performed following the Closing (including their rights and interests under Section 2.3, Section 7.4(b), or Section 13.20(a)), or under the express terms of any other Transaction Document, in each case, except as otherwise expressly waived, released, discharged or relinquished under such other Transaction Document, or (2) under any current or future Acquired Company Benefit Plan or employment or similar Contract, in each case, except as otherwise expressly waived, released, discharged or relinquished under this Agreement or any other Transaction Document. Seller acknowledges, for itself and on behalf of the other Seller Releasing Parties, that the Laws of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Seller acknowledges, for itself and on behalf of the other Seller Releasing Parties, that such Laws are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Seller knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Seller Releasing Parties, that, from and after the Closing, Seller and the other Seller Releasing Parties shall be deemed to waive their rights under any such Laws.

115

(e)            Notwithstanding anything in this Agreement to the contrary, Seller acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Buyer Releasee (other than Buyer and other than the Guarantor pursuant to the terms and conditions of the Limited Guaranty), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Buyer Releasee (other than Buyer and other than the Guarantor pursuant to the terms and conditions of the Limited Guaranty) for any obligation of Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature Pages Follow]

116

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BUYER:

Tex-Tech Industries, Inc.

By:	/s/ Scott Burkhart
Name:	Scott Burkhart
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

FIBER MATERIALS INC.

By:	/s/ David Myers
Name:	David Myers
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Irene Esteves
Name:	Irene Esteves
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

INDEX

Section

Accounting and Adjustment Principles	1.1
Acquired Companies	1.1
Acquired Company Benefit Plan	1.1
Adjustment Escrow Account	1.1
Adjustment Escrow Amount	1.1
Adjustment Escrow Funds	1.1
Affiliate	1.1
Affiliated Group	1.1
Agreement	1.1
Alternative Acquisition Proposal	8.5(a)
Alternative Financing	7.11(c)
Anti-Bribery Laws	1.1
Antitrust Laws	1.1
Applicable Contracts	1.1
Associated Person	1.1
Bankruptcy and Equity Exception	1.1
Benchmark Time	1.1
Benefit Plan	1.1
Business	1.1
Business Confidential Information	1.1
Business Day	1.1
Business Portion	7.3(a)
Business Systems	4.17(k)
Buyer	Preamble
Buyer 401(k) Plan	10.7
Buyer Closing Impediment	1.1
Buyer Designee	13.7
Buyer Fundamental Representations	1.1
Buyer Group	12.4(b)
Buyer Material Adverse Effect	1.1
Buyer Releasee	13.20(d)
Buyer Releasing Party	13.20(a)
Buyer-Filed Tax Return	9.1(a)(ii)
CARES Act	1.1
Cash	1.1
CBP	4.10(c)
Closing	3.1
Closing Conditions	1.1
Closing Date	3.1
Closing Legal Impediment	11.1(b)
Code	1.1
Company	Preamble
Company Disclosure Schedule	1.1

Company Employee	1.1
Company Fundamental Representations	1.1
Company Records	1.1
Company Registered IP	4.17(a)
Company’s Knowledge	1.1
Competitive Offerings	8.11(c)
Consent	1.1
Consolidated Return	1.1
Consultation Period	2.3(c)
Continuation Period	10.2(a)
Contract	1.1
Contract Guarantee	1.1
Controlled Affiliate	1.1
Copyrights	1.1
COVID-19	1.1
Customs & Trade Laws	1.1
Cybersecurity Incident	1.1
Cybersecurity Measures	1.1
D&O Indemnitees	8.1(a)
Data Protection Laws	1.1
Data Room	1.1
Debt Commitment Letter	1.1
Debt Financing	1.1
Debt Financing Sources	1.1
DFS Provisions	13.8
Disputed Items	2.3(c)
DOJ	7.5(a)
Encumbrance	1.1
Environmental Laws	1.1
Environmental Permits	1.1
ERISA	1.1
ERISA Affiliate	1.1
Escrow Agent	1.1
Escrow Agreement	1.1
Estimated Closing Statement	2.2(b)
Estimated Purchase Price	2.2(b)
Excess Amount	2.3(f)
Exchange Act	4.2(a)
Exigency Event	1.1
Exigency Measures	1.1
Existing Employees	8.11(a)(ii)
FAR	4.12(c)
Final Closing Statement	2.3(d)
Final Overage	2.3(e)
Final Purchase Price	2.3(d)
Final Underage	2.3(f)

v

Financial Statements	4.5(a)
Financing Conditions	1.1
Financing Failure Event	1.1
Former Company Employee	1.1
Fraud	1.1
FTC	7.5(a)
GAAP	1.1
Governing Document	1.1
Government Bid	1.1
Government Contract	1.1
Governmental Approvals	7.5(a)
Governmental Entity	1.1
Guarantor	Recitals
Hazardous Materials	1.1
Health and Safety Requirements	1.1
Holdings	1.1
HSR Act	1.1
Indebtedness	1.1
Insurance Policies	7.9
Intellectual Property Rights	1.1
Intercompany Agreements	7.4(a)
Intercompany Guarantees	6.5(b)
Interim Balance Sheet	4.5(a)
Interim Financial Statements	4.5(a)
Inventory	1.1
IRS	1.1
Key Customer	1.1
Key Supplier	1.1
Law	1.1
Leased Real Property	4.16(a)
Limited Guaranty	1.1
Lookback Date	1.1
Losses	1.1
Material Adverse Effect	1.1
Material Contracts	4.11(a)
Morin Street Lease	1.1
Net Working Capital	1.1
Net Working Capital Overage	1.1
Net Working Capital Underage	1.1
NISPOM	4.12(p)
Non-Business Confidential Material	7.6
Non-Business Portion	7.3(a)
Non-Disclosure Agreement	1.1
OCI	4.12(n)
OFAC	1.1
Offerings	8.11(c)

On-Leave Employees	10.1
Order	1.1
Outside Date	12.1(e)
Owned IP	1.1
Owned Real Property	4.16(a)
Partial Lien Release Letter	1.1
Pass-through Period	7.3(b)
Patents	1.1
Permit	1.1
Permitted Encumbrances	1.1
Person	1.1
Personal Information	1.1
Post-Closing Statement	2.3(a)
Pre-Closing Tax Period	1.1
Preliminary Cash	2.3(a)
Preliminary Indebtedness	2.3(a)
Preliminary Net Working Capital	2.3(a)
Preliminary Purchase Price	2.3(a)
Preliminary Seller Expenses	2.3(a)
Privileged Communications	13.18
Proceeding	1.1
Purchase Price	2.2(a)
Qualified Plan	1.1
R&W Insurance Policy	6.11
R&W Insurer	1.1
R&W Policy	1.1
Real Property Lease	4.16(a)
Related Person	1.1
Release	1.1
Representatives	1.1
Restricted Modifications	7.11(c)
Restricted Period	8.11(a)
Review Period	2.3(a)
Sanctioned Person	1.1
Sanctioned Territory	1.1
Sanctions Laws	1.1
SBCs	4.15(a)
SEC	1.1
Section 1.1502-36 Election	9.8
Section 409A	4.15(g)
Seller	Preamble
Seller Benefit Plan	1.1
Seller Debt Facilities	1.1
Seller Expenses	1.1
Seller Fundamental Representations	1.1
Seller Indemnitees	7.12(b)

Seller Occurrence-Based Insurance Policy	7.9
Seller Releasee	13.20(a)
Seller Releasing Party	13.20(d)
Seller Tax Proceeding	9.2
Settlement Accountant	1.1
Sexual Misconduct Allegation	4.14(d)
Shared Contracts	1.1
Shares	Recitals
Skadden	3.1
Specified Courts	13.13(a)
Specified Shared Contract	7.3(a)
Spirit/Boeing Closing	1.1
Spirit/Boeing Merger Agreement	1.1
Statement of Objections	2.3(b)
Straddle Period	1.1
Subsidiary	1.1
Target Net Working Capital	1.1
Tax	1.1
Tax Authority	1.1
Tax Proceeding	1.1
Tax Return	1.1
Termination Fee	12.4(a)
Trade Secrets	1.1
Trademarks	1.1
Transaction Documents	1.1
Transactions	1.1
Transfer Taxes	1.1
Transferred Employee	10.1
Treasury Regulations	1.1, 10.10
TSA	1.1
WARN Act	4.14(e)
Willful Breach	1.1

The following list identifies contents of schedules and similar attachments omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K or Item 601(a)(5) of Regulation S-K, as applicable, from the copy of the Stock Purchase Agreement, dated as of November 17, 2024, by and among Tex-Tech Industries, Inc., Fiber Materials Inc., and Spirit AeroSystems, Inc. (the “Agreement”) contained in this Exhibit 2.1 (capitalized terms in this list have the respective meanings ascribed to them in the Agreement):

Company Disclosure Schedule

Section 1.1(a)	Company’s Knowledge
Section 1.1(d)	Seller Debt Facilities
Section 3.2(f)	Termination of Contracts
Section 4.2(a)	Non-Contravention; Consents
Section 4.3	Organization; Acquired Companies
Section 4.5	Financial Information; Liabilities
Section 4.7	Compliance with Laws; Permits
Section 4.8	Litigation
Section 4.11	Material Contracts
Section 4.12	Government Contracts
Section 4.14	Labor Matters
Section 4.15	Employee Benefits
Section 4.16	Real Property
Section 4.17	Intellectual Property
Section 4.18	Environmental Matters
Section 4.19	Taxes
Section 4.24	Key Customers and Key Suppliers
Section 5.2	Non-Contravention; Consents
Section 7.1(a)	Conduct of the Business Prior to the Closing
Section 7.3(a)	Shared Contracts
Section 7.4(a)	Intercompany Agreements
Section 7.5(a)	Regulatory Filings
Section 7.13	Assignment of Contracts
Section 10.3	Annual Cash Bonuses and Other Incentives

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